Exhibit 4.10

Bed Bath & Beyond Inc., as Issuer,

the Subsidiary Guarantors party hereto and

Wilmington Trust, National Association,

as Third Lien Trustee, Collateral Agent and Conversion Agent

THIRD LIEN INDENTURE

Dated as of [•], 2022

12.000% SENIOR THIRD LIEN SECURED CONVERTIBLE NOTES DUE 2029

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Third Lien Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	14.03
(c)	14.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
(c)	7.06, 14.02
(d)	7.06
314(a)	4.03, 4.17, 14.05
(b)	12.07
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	12.07
(e)	14.05
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a) (last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	14.14

317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Third Lien Indenture.

TABLE OF CONTENTS

		page

ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE		9

Section 1.01	Definitions	9

Section 1.02	Incorporation by Reference of Trust Indenture Act	44

Section 1.03	Rules of Construction	44

ARTICLE II THE NEW THIRD LIEN SECURED NOTES		45

Section 2.01	Form and Dating	45

Section 2.02	Execution and Authentication	45

Section 2.03	Methods of Receiving Payments on the New Third Lien Secured Notes	47

Section 2.04	Registrar and Paying Agent	47

Section 2.05	Paying Agent to Hold Money in Trust	47

Section 2.06	Holder Lists	47

Section 2.07	Registration, Registration of Transfer and Exchange	48

Section 2.08	Book Entry Provisions for Global Notes	49

Section 2.09	Replacement Notes	50

Section 2.10	Outstanding Notes	50

Section 2.11	Treasury Notes	51

Section 2.12	Temporary Notes	51

Section 2.13	Cancellation	51

Section 2.14	Defaulted Interest	51

Section 2.15	CUSIP Numbers	52

Section 2.16	Additional New Third Lien Secured Notes; Repurchases	52

ARTICLE III REDEMPTION AND PREPAYMENT		53

Section 3.01	Notices to the Third Lien Trustee	53

Section 3.02	Selection of Notes to Be Redeemed	53

Section 3.03	Notice of Redemption	53

Section 3.04	Effect of Notice of Redemption	54

Section 3.05	Deposit of Redemption Price	55

Section 3.06	Notes Redeemed in Part	55

Section 3.07	Optional Redemption	55

Section 3.08	Consent to Tender or Other Offer. Notwithstanding any other provision of this Third Lien Indenture, in connection with any tender offer, Fundamental Change Offer or Asset Sale Offer for the New Third Lien Secured Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding New Third Lien Secured Notes validly tender and do not validly withdraw such New Third Lien Secured Notes in such offer, and the Company, or any third party making such offer in lieu of the Company, purchases all of the New Third Lien Secured Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of the New Third Lien Secured Notes will be deemed to have consented to such tender or other offer, and accordingly the Company or such third party will have the right upon not less than ten (10) nor more than sixty (60) days’ prior notice, given not more than sixty (60) days following such purchase date, to redeem all New Third Lien Secured Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date, , and the redemption price will be equal to 100% of the principal amount of the New Third Convertible Notes to be redeemed.	56

Section 3.09	AHYDO Catch-Up	56

Section 3.10	Application of Trust Money	56

Section 3.11	[Reserved]	57

Section 3.12	Required Repurchase of New Third Lien Secured Notes upon a Fundamental Change	57

Section 3.13	Repurchase Procedures for Required Repurchases	58

EXHIBITS

Exhibit A	FORM OF NEW THIRD LIEN SECURED NOTE

THIRD LIEN INDENTURE dated as of [•] among Bed Bath & Beyond Inc., a New York corporation (the “Company”), the Subsidiary Guarantors (as defined below) party hereto and Wilmington Trust, National Association, as Third Lien Trustee and Collateral Agent (each, as defined below).

The Company, the Subsidiary Guarantors, the Third Lien Trustee (as defined below) and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 12.000% Senior Third Lien Secured Convertible Notes due 2029:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“2L/3L Intercreditor Agreement” means the intercreditor agreement between the Collateral Agent and the Second Lien Collateral Agent dated as of the Issue Date, as in effect on the date hereof and as amended, restated, supplemented, replaced or otherwise modified from time to time.

“ABL/FILO Collateral” means all collateral securing the ABL/FILO Obligations.

“ABL/FILO Facility” means the Credit Facility governed by the Amended Credit Agreement.

“ABL/FILO Liens” means the Liens on ABL/FILO Collateral.

“ABL/FILO Obligations” means the Obligations (as defined in the Amended Credit Agreement) and any Permitted Refinancing Indebtedness related thereto.

“ABL/Junior Intercreditor Agreement” means the intercreditor agreement between JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the ABL/FILO Facility (the “Senior Agent”), the Second Lien Collateral Agent and the Collateral Agent, dated as of the Issue Date, as in effect on the date hereof and as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Acceptable Commitment” has the meaning assigned to such term in Section 4.07(b)(iii).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Secured Parties” means direction from the Holders of (or the Third Lien Priority Debt Representative representing the Holders of) more than 50% of the sum of (x) the aggregate outstanding principal amount of the New Third Lien Secured Notes, (y) the aggregate outstanding principal amount under any other Third Lien Obligations and (z) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness under the foregoing clause (y).

“Additional Amounts” has the meaning assigned to such term in Section 4.10(a).

“Additional Interest” has the meaning assigned to such term in Section 6.02(d).

“Additional New Second Lien Convertible Notes” means additional 8.821% Senior Second Lien Secured Convertible Notes due 2027 issued after the Issue Date.

“Additional New Second Lien Non-Convertible Notes” means additional 3.693% Senior Second Lien Secured Non-Convertible Notes due 2027 issued after the Issue Date.

“Additional New Second Lien Secured Notes” means the Additional New Second Lien Convertible Notes and the Additional New Second Lien Non-Convertible Notes.

“Additional New Third Lien Secured Notes” means additional 12.000% Senior Third Lien Secured Convertible Notes due 2029 issued after the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 4.08(a).

“After-Pledged Property” means any property (other than property that constitutes the Collateral as of the Issue Date) of the Company and any Subsidiary Guarantor that is required under the Third Lien Security Documents to be pledged as Collateral to secure the Third Lien Obligations which shall not include any Excluded Assets.

“Agent” means any Registrar, Paying Agent, co-registrar, Conversion Agent or Collateral Agent.

“AHYDO Catch-Up Payment” has the meaning assigned to such term in Section 3.09.

“AHYDO Payment Date” has the meaning assigned to such term in Section 3.09.

“Amended Credit Agreement” means the Credit Agreement as amended by the Amendment, as in effect on the date hereof and as further amended, restated, supplemented, Refinanced, modified, renewed, extended, refunded or replaced as permitted under the ABL/Junior Intercreditor Agreement.

“Amendment” means the first amendment to amended and restated credit agreement entered into on August 31, 2022 among the Company, certain of the Company’s U.S. and Canadian subsidiaries party thereto, JPMorgan Chase Bank, N.A., as Agent and Sixth Street Specialty Lending, Inc., as FILO Agent, and the lenders party thereto to the Credit Agreement.

“Applicable Procedures” means, with respect to any transfer, exchange, payment, redemption, offer, or communications delivered of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, exchange, payment, redemption, offer, or communications delivered.

“Approved Intercreditor Agreement” means, (a) with respect to First Lien Obligations, the ABL/Junior Intercreditor Agreement, and any other customary intercreditor agreement or any other collateral trust agreement in form and substance substantially similar to the intercreditor relationship between the ABL/FILO Obligations and the New Third Lien Secured Notes as determined by the Company, providing that the Liens on the Collateral securing such First Lien Obligations shall be First Liens, (b) with respect to Second Lien Indebtedness, the 2L/3L Intercreditor Agreement, and any other customary intercreditor agreement or any other collateral trust agreement in form and substance substantially similar to the intercreditor relationship between the New Second Lien Secured Notes and the New Third Lien Secured Notes as determined by the Company, providing that the Liens on the Collateral securing such Second Lien Indebtedness shall be Second Liens, and (c) with respect to Pari Passu Lien Indebtedness, a customary intercreditor agreement as reasonably determined by the Company, providing that the Liens on the Collateral securing such Pari Passu Lien Indebtedness shall share Pari Passu Liens with the New Third Lien Secured Notes; in each case of (a), (b) and (c) the terms of which are consistent with market terms governing security arrangements for the sharing of Liens or arrangements relating to the distribution of payments, as applicable, at the time such collateral trust agreement or intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto (in each case, as determined in good faith by the Company and certified to the Third Lien Trustee and Collateral Agent in an Officer’s Certificate on which the Third Lien Trustee and the Collateral Agent may conclusively rely without liability).

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Company or any Subsidiary; or

(b) the issuance or sale of Equity Interests (other than preferred stock of Subsidiaries issued in compliance with Section 4.04 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Subsidiary (other than to the Company or another Subsidiary) (whether in a single transaction or a series of related transactions); (each of the foregoing referred to in this definition as a “disposition”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and its Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or become abandoned);

(ii) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company in compliance with the provisions of Section 4.09;

(iii) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.05 or any Permitted Investment;

(iv) dispositions of assets or issuances or sales of Equity Interests of any Subsidiary with an aggregate Fair Market Value in any calendar year of less than $15,000,000;

(v) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Subsidiary to the Company or by the Company or a Subsidiary to another Subsidiary;

(vi) the creation of any Lien permitted under this Third Lien Indenture;

(vii) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(viii) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(ix) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Company;

(x) non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property or other general intangibles; and exclusive licenses, sublicenses or cross-licenses of Intellectual Property or other general intangibles in the ordinary course of business of the Company and the Subsidiaries;

(xi) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Company or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(xii) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale pursuant to Section 4.07(b) and Section 4.07(c) dispositions necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets);

(xiii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business; and

(xiv) any Asset Sale permitted by Section 6.05 of the Amended Credit Agreement as of the Issue Date.

For the avoidance of doubt, the unwinding of Hedge Agreements will not be deemed to constitute an Asset Sale.

“Asset Sale Offer” has the meaning assigned to such term in Section 4.07(c).

“ASU” means the Accounting Standards Update issued by the Financial Accounting Standards Board on February 25, 2016, with respect to lease accounting.

“Authenticating Agent” has the meaning assigned to such term in Section 2.02.

“Bankruptcy Code” means Title 11 of the United States Code as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, provincial or foreign law for the relief of debtors, including the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Canada Business Corporations Act (Canada), and any other corporate statutes to the extent such statute is used by a Person to propose an arrangement involving the compromise of the claims of its creditors, and any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time, each as now or hereafter in effect, or any successor statute.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bid Solicitation Agent” means the Company or the Person appointed by the Company to solicit bids for the Trading Price of the New Third Lien Secured Notes in accordance with Section 13.01(b)(i). The Company shall initially act as the Bid Solicitation Agent.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or the place of payment are authorized or required by law to close.

“Call Right” means the right of the Company to redeem the New Third Lien Secured Notes pursuant to Section 3.07.

“Canada” means Canada, including its 10 provinces and three territories.

“Canadian Security Agreement” means the security agreement, dated as of the Issue Date, among the Company and any additional Grantors under the Canadian Security Agreement, the Collateral Agent and the Third Lien Trustee.

“Capitalized Lease Obligation” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP, as in effect prior to the issuance of the ASU.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP, as in effect prior to the issuance of the ASU.

“Cash Equivalents” means:

(a) dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) direct obligations of the United States of America, Canada or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(c) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250,000,000;

(d) repurchase obligations for underlying securities of the types pursuant to clauses (b) and (c) above and clause (f) below entered into with a bank meeting the qualifications pursuant to clause (c) above;

(e) commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(g) Indebtedness issued by Persons with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(h) Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Subsidiary is located or in which such Investment is made; and

(j) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (i) above.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clause (a) above; provided that any such amounts not held in the ordinary course of business are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Obligations” means obligations owed by either the Company or any Subsidiary Guarantor to any other Person in respect of or in connection with Cash Management Services.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“Cash Settlement” has the meaning assigned to such term in Section 13.02(a).

“CFC Holdco” means a U.S. Subsidiary all or substantially all of the assets of which consist of equity interests of, and/or, if applicable, debt owing from, (i) one or more controlled foreign corporations, within the meaning of Section 957 of the Code (excluding any Canadian Subsidiary that is a Subsidiary Guarantor) or (ii) one or more other CFC Holdcos.

“Clause A Distribution” has the meaning specified in Section 13.04(c).

“Clause B Distribution” has the meaning specified in Section 13.04(c).

“Clause C Distribution” has the meaning specified in Section 13.04(c).

“Close of Business” means 5:00 P.M., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means collectively, the “Collateral” as defined under the Third Lien Security Agreements that secure the Third Lien Obligations, which shall be consistent with the ABL/FILO Collateral but exclude the pledged Equity Interests of the Company, the Subsidiary Guarantors and their Subsidiaries .

“Collateral Account” means each Deposit Account or Securities Account maintained by the Company or a Subsidiary Guarantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Collateral (including Proceeds of collateral) are at any time deposited or held, including any Securities Account in which such amounts are held or invested.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Third Lien Secured Parties under this Third Lien Indenture and under the Third Lien Security Documents, together with any successor in such capacity.

“Combination Settlement” has the meaning assigned to such term in Section 13.02(a).

“Company” means Bed Bath & Beyond Inc. until a successor replaces it pursuant to Article V hereof and thereafter means the successor.

“Common Stock” means the Common Stock of the Company, par value $0.01 per share, subject to Section 13.07.

“Consolidated EBITDA” means for any period, with respect to the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (a) the sum (without duplication and to the extent deducted in calculating Consolidated Net Income) of Consolidated Net Income (or net loss) plus (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash charges, expenses or losses, including but not limited to stock-based compensation, (vi) extraordinary, unusual or nonrecurring charges, expenses or losses, (vii) charges, expenses or losses in respect of (A) store, warehouse, distribution center, corporate office and support function closings, eliminations and relocations in an amount, when combined with any add-backs pursuant to clause (F) below, not to exceed $75,000,000, (B) severance costs, (C) fees, costs and expenses resulting from or incurred in connection with any of the foregoing, (D) inventory or other non-cash property valuation adjustments resulting from or incurred in connection with any of the foregoing, (E) restructuring or other similar charges in an amount not to exceed $150,000,000, and (F) consulting, investment banking, valuation, legal and/or other advisory services in an amount, when combined with any add-backs pursuant to clause (A) above, not to exceed $75,000,000, (viii) the amount expected by the Company in good faith to be realized as a result of business optimization, synergies or cost saving measures (net of amounts actually realized during such period) in an aggregate amount not to exceed 10% of Consolidated EBITDA prior to giving effect to this clause (viii); provided that (A) actions needed to achieve such business optimization, synergies or cost saving measures shall have been taken or initiated prior to the end of such period, (B) such amounts result from actions taken or actions with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) no later than twelve (12) months after the date of the initiation of such business optimization or cost saving measures, and (C) no amounts shall be added pursuant to this clause (viii) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, and (ix) other charges, expenses or losses related to financing, refinancings, acquisitions and investments, minus to the extent included in calculating Consolidated Net Income, extraordinary, unusual or non-recurring gains.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Subsidiaries if any, for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, plus

(b) consolidated capitalized interest of the referent Person and its Subsidiaries, if any, for such period, whether paid or accrued, plus

(c) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been guaranteed by the referent Person, less

(d) interest income of the referent Person and its Subsidiaries, if any, for such period;

provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Issue Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Issue Date by 365 and then dividing such product by the number of days from and including the Issue Date to and including the last day of such period.

For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of such Person the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any Wholly Owned Subsidiary of the Company.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i)(A) Consolidated Total Indebtedness that is secured by Liens as of the last day of the most recently completed fiscal quarter for which Required Financial Statements have been delivered pursuant to Section 4.03, calculated on a Pro Forma Basis, less (B) the amount of cash and Cash Equivalents that would be stated on the balance sheet of the Company and its Subsidiaries as of such date of determination, in each case calculated on a Pro Forma Basis to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered pursuant to Section 4.03, calculated on a Pro Forma Basis.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, without duplication, with respect to the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (a) the sum of (i) any obligations for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeals bonds), and (iii) any reimbursement obligations in respect of letters of credit; provided that Consolidated Total Indebtedness shall not include intercompany obligations.

“Continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, which provides the Collateral Agent (or other bailee for perfection pursuant to the First Lien/Second Lien/Third Lien Intercreditor Agreements) with control of any such accounts, in form and substance reasonably satisfactory to the Collateral Agent (it being understood that no agreement imposing reimbursement or indemnification obligations on the Collateral Agent in its individual capacity shall be satisfactory), and such other parties thereto in accordance with the First Lien/Second Lien/Third Lien Intercreditor Agreements.

“Conversion Agent” has the meaning specified in Section 2.04.

“Conversion Date” has the meaning specified in Section 13.02(c).

“Conversion Obligation” has the meaning specified in Section 13.01(a).

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Conversion Rate” has the meaning specified in Section 13.01(a).

“Convertible Second Lien Trustee” means Wilmington Trust, National Association, in its capacity as trustee for the New Second Lien Convertible Notes under that certain Second Lien Indenture, together with any successor in such capacity.

“Corporate Trust Office” means the designated office of the Third Lien Trustee or the Collateral Agent, as applicable, at which at any time its corporate trust business relating to this Third Lien Indenture shall be administered, which office at the date hereof is located at the address of the Third Lien Trustee and the Collateral Agent, as applicable, specified in Section 14.02 hereof, or such other address as to which the Third Lien Trustee or the Collateral Agent, as applicable, may from time to time give notice to the Company and to the Holders.

“Covenant Termination Event” has the meaning assigned to such term in Section 4.18(a).

“Credit Agreement” means the credit agreement, dated as of August 9, 2021, among the Company, the Company’s U.S. and Canadian subsidiaries that are party thereto and the Senior Agent.

“Credit Facility” means one or more debt facilities (including the ABL/FILO Facility), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, Refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the ABL/FILO Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof; provided that such increase in borrowings is permitted pursuant to Section 4.04.

“Credit Support” means, with respect to any Person and any Indebtedness or other Obligations, (i) such Person’s guarantee of or becoming a direct or indirect obligor with respect to, such Indebtedness or other Obligations, (ii) such Person’s pledge or other hypothecation of its assets to directly or indirectly secure or provide recourse with respect to such Indebtedness or other Obligations, (iii) such Person becoming directly or indirectly liable for such Indebtedness or other Obligations or (iv) such Person providing any other form of direct or indirect credit support for such Indebtedness or other Obligations (including by means of a “keepwell” or other similar commitment).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Daily Conversion Value” means for each of the forty (40) consecutive Trading Days during the Observation Period, one-40th (1/40th) of the product of (1) the Conversion Rate on such Trading Day and (2) the Daily VWAP for such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount (if any), divided by 40.

“Daily Settlement Amount” means for each of the forty (40) consecutive Trading Days during the Observation Period: (a) cash equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value; and (b) if the Daily Conversion Value exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) 1/40th difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BBBY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulted Amounts” means any amounts on any New Third Lien Secured Note (including, without limitation, the Redemption Price, the Fundamental Change Payment, principal and interest) that are payable but are not punctually paid or duly provided for.

“Definitive Note” means a certificated note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, except that such New Third Lien Secured Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Depositary” means, with respect to the New Third Lien Secured Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the New Third Lien Secured Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Third Lien Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate of the Company, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company, that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company, on the issuance date thereof.

“Designated Representative” means, with respect to any series of Secured Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under an indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided under the ABL/Junior Intercreditor Agreement:

(a) payment in full in cash of the First Lien Obligations (other than contingent obligations or contingent indemnification obligations except as provided in clause (d) below);

(b) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations;

(c) termination of or providing cash collateral (in an amount to the extent and in the manner required by the Amended Credit Agreement) in respect of all outstanding letters of credit that constitute First Lien Obligations; and

(d) cash collateralization (or support by a letter of credit) for any costs, expenses and contingent indemnification obligations consisting of First Lien Obligations not yet due and payable but with respect to which a claim has been asserted in writing under any First Lien Loan Documents (in an amount and manner reasonably satisfactory to Senior Agent and the FILO Agent).

“Disposition,” “Disposing” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition (including any sale and leaseback transaction) of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of an asset sale; provided that the relevant asset sale provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the Asset Sale provisions applicable to the New Third Lien Secured Notes and any purchase requirement triggered thereby may not become operative until compliance with the Asset Sale provisions applicable to the New Third Lien Secured Notes (including the purchase of any New Third Lien Secured Notes tendered pursuant thereto)), or

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(c) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the maturity date of the New Third Lien Secured Notes and the date the New Third Lien Secured Notes are no longer outstanding; provided that only the portion of Equity Interests that so mature or are mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters (as it relates to exposure to any Hazardous Material).

“Equity Interests” means Capital Stock and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Proceeds” has the meaning assigned to such term in Section 4.07(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Consideration” means the applicable consideration (with respect to the exchange of each such series) listed in the table on the cover of the Prospectus under the column heading “Exchange Consideration for Tender of Old Notes and Delivery of Consent (per $1,000 principal amount of Old Notes Tendered).”

“Exchange Offers” means the Company’s offers to the holders of Old 2024 Notes to exchange Old 2024 Notes for New Second Lien Secured Notes and the Company’s offer to the holders of Old 2034 Notes and Old 2044 Notes to exchange Old 2034 Notes and Old 2044 Notes for New Third Lien Secured Notes and the issuance of the new securities upon consummation thereof.

“Exchange Price” means the Exchange Consideration paid for the Old 2024 Notes, the Old 2034 Notes or the Old 2044 Notes, as applicable, as part of the Exchange Offers.

“Excluded Accounts” means, with respect to the Company or any Subsidiary Guarantor, (a) any Deposit Account the funds in which are used (i) solely for the payment of salaries and wages or for payment of medical or insurance reimbursement, workers’ compensation and similar expenses, (ii) solely for payroll and payroll taxes and other employee benefit payments to or for the benefit of the Company’s or any of its Subsidiaries’ employees, or (iii) solely to pay Taxes required to be collected, remitted or withheld, (b) any escrow or cash collateral account to the extent the creation of a security interest therein would violate any agreement with a Person other than the Company or a Subsidiary, (c) any fiduciary or trust account or (d) any zero balance disbursement account used for the payment of trade or expense payables. In no event shall a Collateral Account be an Excluded Account.

“Excluded Asset” means all of the following, whether now owned or hereafter acquired:

(a) all Excluded Equity Interests;

(b) all Property (as defined in the Senior Notes Indenture as in effect on the First Amendment Effective Date (as defined by the Amended Credit Agreement)) unless a security interest is granted thereon by any Grantor in favor of any Person to secure Indebtedness for borrowed money;

(c) assets for which a pledge thereof or a security interest therein to the extent the same would result in materially adverse tax consequences, as reasonably determined by an Officer of the Company in good faith;

(d) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act;

(e) any Excluded Account;

(f) vehicles and any other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(g) any Grantor’s right, title or interest in any lease, license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of or create a right of termination in favor of or require the consent of any other party thereto (other than the Company any Subsidiary Guarantor, or any Subsidiary or Affiliate thereof), such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including Title 11 of the United States Code) or principles of equity), other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable laws notwithstanding such prohibition;

(h) assets to the extent the granting of a security interest therein would be prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any Governmental Authority that has not been obtained) and any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby;

(i) any assets for which the Senior Agent and the Company have determined in their reasonable judgment and agree in writing that the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Senior Agent, on behalf of the First Lien Claimholders (with respect to the corresponding requirement under the Amended Credit Agreement) therefrom; and

(j) (i) any assets and proceeds thereof subject to a Lien permitted under Section 6.02(d) of the Amended Credit Agreement to the extent that the documents providing for the Indebtedness secured by such Liens do not permit such assets and proceeds thereof to be pledged to the Senior Agent or (ii) any assets and proceeds thereof subject to a Lien permitted under Section 6.02(c) of the Amended Credit Agreement, solely to the extent any such Lien is of the type permitted under Section 6.02(c) of the Amended Credit Agreement, so long as the documents providing for such Lien do not permit such assets and Proceeds thereof to be pledged to the Senior Agent.

(k) any asset to the extent a pledge thereof or grant of security interest therein is prohibited or restricted by any Requirement of Law (including any legally effective requirement to obtain the consent, approval, license or authorization of any Governmental Authority, except to the extent such consent has been obtained, other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirement of Law, including the Uniform Commercial Code of any applicable jurisdiction) (with no requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party);

(l) any assets for which a pledge thereof or a security interest therein to the extent the same would result in materially adverse tax consequences, as reasonably determined by an Officer of the Company in good faith;

(m) any other assets to the extent that the Company determines in good faith that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Holders of the New Third Lien Secured Notes of the security to be afforded thereby or the value of such assets as Collateral; and

(n) any other assets that do not secure the ABL/FILO Facility, including, for the avoidance of doubt, if the ABL/FILO Facility or any replacement Credit Facilities shall become an unsecured Credit Facility (including pursuant to any modification, Refinancing or replacement thereof).

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value) received by the Company after the Issue Date from:

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Equity” means:

(a) Disqualified Stock;

(b) any Equity Interests issued or sold to a Subsidiary or any employee stock ownership plan or trust established by the Company or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Company or any Subsidiary); and

(c) any Equity Interest that has already been used or designated as (or the Proceeds of which have been used or designated as) Designated Preferred Stock.

“Excluded Equity Interests” means any and all of the Equity Interests of the Company, the Subsidiary Guarantors and their Subsidiaries, whether now owned or hereafter acquired.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Company, (b) any Subsidiary that is prohibited or restricted by (i) applicable law or (ii) any contractual obligation, in each case from guaranteeing the New Third Lien Secured Notes or which would require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither the Company nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization,

(c) any Foreign Subsidiary or CFC Holdco for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences to the Company or its Subsidiaries (as reasonably determined by the Company in good faith) and (d) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse regulatory consequences to the Company or its Subsidiaries (as determined by the Company in good faith).

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any enforcement or foreclosure proceedings, the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC, the PPSA or any diligently pursued in good faith attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition or the enforcement of or execution on any judgment Lien on Collateral, (b) the exercise of any right or remedy with respect to the Collateral provided to a secured creditor under the First Lien Loan Documents, the Second Lien Documents or this Third Lien Indenture (including, in either case, any delivery of any notice to otherwise seek to obtain payment directly from any account debtor of Company and any Subsidiary Guarantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against the Collateral or Proceeds of Collateral or the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee letter or similar agreement or arrangement, but excluding the collection of Collateral and Proceeds of Collateral by Senior Agent under any lockbox agreement or account control agreement), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, (e) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third parties for the purposes of valuing, marketing, or Disposing of, all or a material portion of the Collateral, (f) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the First Lien Loan Documents, the Second Lien Documents or this Third Lien Indenture, under applicable law of any jurisdiction, in equity, in an Insolvency Proceeding, or otherwise, (g) the pursuit of Default Dispositions relative to all or a material portion of the Collateral, or (h) the commencement of, or the joinder with any creditor in commencing, any Insolvency Proceeding against Company and any Subsidiary Guarantor or any assets of Company and any Subsidiary Guarantor or instituting any action seeking the appointment of a trustee, receiver, receiver-manager, liquidator or similar official appointed for or over any Collateral.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Company, whose determination will be conclusive for all purposes under this Third Lien Indenture and the New Third Lien Secured Notes).

“FILO Agent” means Sixth Street Specialty Lending, Inc., in its capacity as FILO agent for the ABL/FILO Facility, and any duly appointed successor in such capacity.

“First Lien” means Liens on the Collateral, which Liens on any item of Collateral rank senior to the Second Liens, the Third Liens and any Junior Liens on such item of Collateral pursuant to an Approved Intercreditor Agreement.

“First Lien Claimholders” means, at any relevant time, Senior Agent, FILO Agent and the holders of First Lien Obligations at that time and any agents or trustee of any of the foregoing persons.

“First Lien Loan Documents” means the Loan Documents (as defined in the Amended Credit Agreement) and any Indebtedness Documents relating to First Lien Obligations.

“First Lien Obligations” means all ABL/FILO Obligations, any Indebtedness under clause (i) of the definition of “Permitted Debt” and all other amounts owing, due, or secured under the terms of any First Lien Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, reimbursement obligations, obligations to provide cash collateral in respect of letters of credit, fees, attorneys fees, costs, charges, expenses, any indemnities or guarantees, and all other amounts payable under or secured by any First Lien Loan Document (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to the Company or any Subsidiary Guarantor, or that would have accrued or become due under the terms of the First Lien Loan Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“First Lien/Second Lien/Third Lien Intercreditor Agreements” means the ABL/Junior Intercreditor Agreement and the 2L/3L Intercreditor Agreement.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Follow On Exchanges” means the consummation of subsequent debt exchanges, which may be privately negotiated exchanges for the Old 2024 Notes, Old 2034 Notes and Old 2044 Notes.

“Foreign Guarantor” means any Subsidiary Guarantor that is not organized, incorporated or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Fundamental Change” has the meaning assigned to such term in Section 3.12(a).

“Fundamental Change Offer” has the meaning assigned to such term in Section 3.13(a).

“Fundamental Change Payment” has the meaning assigned to such term in Section 3.12(b).

“Fundamental Change Payment Date” has the meaning assigned to such term in Section 3.13(a).

“Fundamental Change Repurchase Notice” has the meaning assigned to such term in Section 3.13(h).

“GAAP” means, generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Company may at any time elect by written notice to the Third Lien Trustee to fix GAAP as in effect on the date specified in such notice and, upon any such notice, references herein to GAAP will thereafter be construed to mean for all purposes of the Third Lien Indenture (other than for financial reporting purposes):

(a) for periods beginning on and after the date specified in such notice, GAAP as in effect on the date specified in such notice; and

(b) for prior periods, GAAP as in effect from time to time during such periods. Notwithstanding anything to the contrary above or in the definition of Capitalized Lease Obligations, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Issue Date, only those leases that would result or would have resulted in Capitalized Lease Obligations on the Issue Date (assuming for purposes hereof that they were in existence on the Issue date) will be considered capital leases and all calculations under this Third Lien Indenture will be made in accordance therewith.

“Global Note” means a global note substantially in the form set forth in Exhibit A hereto, deposited with or on behalf of and registered in the name of the Depositary in respect of the New Third Lien Secured Notes or its nominee.

“Global Note Legend” means the legend set forth in Exhibit A hereto, which is required to be placed on all Global Notes issued under this Third Lien Indenture.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Government Securities” means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government; provided that the full faith and credit of the United States is pledged in support of those securities.

“Grantor” means all of the Grantors (as defined in the U.S. Security Agreement) under the U.S. Security Agreement and all of the Grantors (as defined in the Canadian Security Agreement) under the Canadian Security Agreement.

“Guarantee” means any guarantee of the Obligations of the Company under the Third Lien Indenture, the New Third Lien Secured Notes and the other Third Lien Documents in accordance with the provisions of this Third Lien Indenture.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous or deleterious properties or characteristics.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries will be a Hedge Agreement.

“Holder” means the Person in whose name a New Third Lien Secured Note is registered.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for, or subject to, such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The terms “Incurred,” “Incurrence,” “Incurring,” and “Incurs” have a corresponding meaning.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(e) all Capitalized Lease Obligations of such Person;

(f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(h) the principal component of all obligations of such Person in respect of bankers’ acceptances;

(i) all Guarantees by such Person of Indebtedness described in clauses (a) through (h) above; and

(j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(ii) prepaid or deferred revenue arising in the ordinary course of business;

(iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(iv) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness Documents” means, with respect to any Indebtedness, all agreements and instruments governing such Indebtedness, all evidences of such Indebtedness or Credit Support thereof, all security documents for such Indebtedness (and documents and filings related thereto) and any Approved Intercreditor Agreements or similar agreements related thereto.

“Initial Default” has the meaning assigned to such term in Section 6.02(c)(i).

“Initial New Second Lien Convertible Notes” means the 8.821% Senior Second Lien Secured Convertible Notes due 2027 issued on the Issue Date.

“Initial New Second Lien Non-Convertible Notes” means the initial 3.693% Senior Second Lien Secured Non-Convertible Notes due 2027 issued on the Issue Date.

“Initial New Second Lien Secured Notes” means the Initial New Second Lien Convertible Notes and the Initial New Second Lien Non-Convertible Notes.

“Initial New Third Lien Secured Notes” means the 12.000% Senior Third Lien Secured Convertible Notes due 2029 issued on the Issue Date.

“Insolvency Proceeding” means:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to Company or any Subsidiary Guarantor;

(b) any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, interim receivership, liquidation or other similar case or proceeding with respect to Company or any Subsidiary Guarantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, or winding up of Company or any Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the general benefit of creditors or any other marshaling of assets and liabilities of Company or any Subsidiary Guarantor.

“Intellectual Property” means all “Intellectual Property” as such term is defined in each of the Third Lien Security Agreements.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) the Consolidated EBITDA of the Company for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (b) the sum of (i) the Consolidated Interest Expense of the Company for such period, calculated on a Pro Forma Basis, and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Company or Preferred Stock of the Company or any Subsidiary made during such period; provided that, in the event that the Company classifies Indebtedness Incurred on the date of determination as, in part, Ratio Debt and, in part, Permitted Debt (other than Permitted Refinancing Indebtedness), any calculation of Consolidated Interest Expense pursuant to this definition will not include any such Permitted Debt.

“Interest Payment Dates” means May 30 and November 30 of each year, beginning on May 30, 2023 or such other date as is provided on the face of the applicable New Third Lien Secured Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(d) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (a) and (b) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees of Indebtedness), advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary retained. In no event will a guarantee of an operating lease of the Company or any Subsidiary be deemed an Investment.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time pursuant to any provision of Section 4.04) will be the original cost of such Investment (determined, in the case of any Investment made with assets of the Company or any Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Subsidiary in respect of such Investment, and in the case of an Investment in any Person, will be net of any Investment by such Person in the Company or any Subsidiary.

“Issue Date” means the first date on which Initial New Third Lien Secured Notes are issued.

“Junior Lien Indebtedness” means Indebtedness that is secured only by Junior Liens on the Collateral.

“Junior Liens” means Liens on the Collateral, which Liens on any item of Collateral rank junior to the New Third Liens on such item of Collateral pursuant to an Approved Intercreditor Agreement.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Market Disruption Event” means, except for purposes of determining amounts due upon conversion, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock. For purposes of determining amounts due upon conversion, “Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate during regular trading hours on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Common Stock or in any options contracts or futures contracts relating to our Common Stock.

“Material Acquisition” means any acquisition that involves the payment of consideration (including obligations under any purchase price adjustment but excluding earnout or similar payments) by the Company and its Subsidiaries in excess of $50,000,000.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross Proceeds (including obligations under any purchase price adjustment but excluding earnout or similar payments) to the Company or any of its Subsidiaries in excess of $50,000,000.

“Material Subsidiary” has the meaning assigned to such term in the Amended Credit Agreement.

“Measurement Period” has the meaning assigned to such term in Section 13.01(b)(i).

“Merger Event” has the meaning specified in Section 13.07(a).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.07) to be paid as a result of such transaction, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Second Liens” means Liens on the Collateral securing the New Second Lien Secured Notes.

“New Second Lien Convertible Notes” means the Initial New Second Lien Convertible Notes and any Additional New Second Lien Convertible Notes.

“New Second Lien Non-Convertible Notes” means the Initial New Second Lien Non-Convertible Notes and any Additional New Second Lien Non-Convertible Notes.

“New Second Lien Secured Notes” means the New Second Lien Convertible Notes and the New Second Lien Non-Convertible Notes.

“New Third Liens” means Liens on the Collateral securing the New Third Lien Secured Notes.

“New Third Lien Obligations” means all Obligations and all amounts owing, due, or secured under the terms of the Third Lien Indenture (as in effect on the date hereof and as amended, restated, supplemented, Refinanced, modified, renewed, extended, refunded or replaced as permitted under the ABL/Junior Intercreditor Agreement and the 2L/3L Intercreditor Agreement) or any other Third Lien Documents, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Third Lien Documents (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to Company and any Subsidiary Guarantor, or that would have accrued or become due under the terms of the Third Lien Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“New Third Lien Secured Notes” means the Initial New Third Lien Secured Notes and any Additional New Third Lien Secured Notes.

“Non-Convertible Second Lien Trustee” means Wilmington Trust, National Association, in its capacity as trustee for the New Second Lien Non-Convertible Notes under that certain Second Lien Indenture, together with its successors in such capacity.

“Note Guarantee” means a Guarantee by each Subsidiary Guarantor of the obligations of the Company under this Third Lien Indenture, the New Third Lien Secured Notes and the other Third Lien Documents.

“Note Register” has the meaning specified in Section 2.07.

“Notice of Conversion” has the meaning specified in Section 13.02(b).

“Obligations” means all amounts owing, due, or secured under the terms of any Indebtedness Document, whether now existing or arising hereafter, including all principal, premium, interest, reimbursement obligations, obligations to provide cash collateral in respect of letters of credit, penalties, fees, attorneys fees, costs, charges, expenses, any indemnities or guarantees, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and all other amounts payable under or secured by any such Indebtedness Document (including, in each case, all interests and other amounts accruing on or after the commencement of any Insolvency Proceeding relating to the Company or any Subsidiary Guarantor, or that would have accrued or become due under the terms of such Indebtedness Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Observation Period” means with respect to any New Third Lien Secured Note surrendered for conversion: (a) subject to clause (b), if the relevant Conversion Date occurs prior to May 30, 2029, the forty (40) consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; (b) if the relevant Conversion Date occurs during the period from, and including, the date of the redemption notice until the Close of Business on the second Scheduled Trading Day immediately preceding the related redemption date (or, if the Company defaults in the payment of the Redemption Price such later date on which the Redemption Price has been paid or duly provided for) (any such period, a “Redemption Period”), the forty (40) consecutive Trading Days beginning on, and including, the forty-first (41st) Scheduled Trading Day immediately preceding such redemption date; and (c) subject to clause (b), if the relevant Conversion Date occurs on or after May 30, 2029, the forty (40) consecutive Trading Days beginning on, and including, the forty-first (41st) Scheduled Trading Day immediately preceding the maturity date.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of the general partner of such Person) or any individual designated as an “Officer” for purposes of this Third Lien Indenture by the Board of Directors of such Person (or the Board of Directors of the general partner of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements set forth in this Third Lien Indenture.

“Old 2024 Notes” means the Company’s 3.749% Senior Unsecured Notes due August 1, 2024.

“Old 2034 Notes” means the Company’s 4.915% Senior Unsecured Notes due August 1, 2034.

“Old 2044 Notes” means the Company’s 5.165% Senior Unsecured Notes due August 1, 2044.

“Open of Business” means 9:00 A.M., New York City time.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Third Lien Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Lien Indebtedness” means Indebtedness that is secured only by Pari Passu Liens on the Collateral.

“Pari Passu Liens” means Liens on the Collateral, which Liens on any item of Collateral shall rank pari passu to the New Third Liens on such item of Collateral (but without regard to the control of remedies), pursuant to an Approved Intercreditor Agreement.

“Payment Card Industry Data Security Standards” means the Payment Card Industry Data Security Standards maintained by the PCI Security Standards Council, LLC, or any successor organization or entity.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.07.

“Permitted Debt” has the meaning assigned to such term in Section 4.04(b).

“Permitted Investments” means:

(a) Investments made in order to consummate or complete the Exchange Offers;

(b) loans and advances to officers, directors, employees or consultants of the Company or any Subsidiary not to exceed $50,000,000 in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made); provided that loans and advances to consultants in the form of upfront payments made in connection with employment or consulting arrangements entered into in the ordinary course of business shall not be subject to such $50,000,000 cap;

(c) Investments in (i) the Company or Subsidiary Guarantors or (ii) Subsidiaries that are not Subsidiary Guarantors not to exceed ) the greater of (x) $50,000,000 and (y) 1.25% of Consolidated Total Assets in an aggregate principal amount at any time outstanding, provided that Investments (other than in respect of Excluded Assets) under this subclause (ii) shall take the form of intercompany loans which shall be pledged as Collateral to secure the New Third Lien Secured Notes, provided further in case of both subclause (i) and (ii) that Investments in Subsidiaries that are not Wholly Owned Subsidiaries shall be on arm’s length terms;

(d) Cash Equivalents and Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made:

(e) Investments arising out of the receipt by the Company or any of its Subsidiaries of non-cash consideration in connection with any sale of assets permitted pursuant to Section 4.07;

(f) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(g) Investments acquired as a result of a foreclosure by the Company or any Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(h) Hedge Agreements;

(i) Investments existing on, or contractually committed as of, the Issue Date and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (9) is not increased at any time above the amount of such Investments existing or committed on the Issue Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Issue Date or as otherwise permitted under this definition or pursuant to Section 4.05;

(j) Investments resulting from pledges and deposits that are Permitted Liens;

(k) intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries Incurred pursuant to Section 4.04(b)(xv);

(l) Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Company or any Subsidiary;

(m) Investments to the extent that payment for such Investments is made with Equity Interests of the Company;

(n) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 4.05.

(o) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(p) Guarantees permitted by Section 4.04;

(q) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or any Subsidiary;

(r) Investments consisting of the leasing or licensing of Intellectual Property in the ordinary course of business or the contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(s) purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or Intellectual Property in each case in the ordinary course of business;

(t) intercompany current liabilities owed to joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(u) any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities (including earn-outs) and received in connection with an Asset Sale made pursuant to the provisions of the covenant under Section 4.07 or any other disposition of assets not constituting an Asset Sale;

(v) additional Investments; provided that the aggregate Fair Market Value of such Investments made since the Issue Date that remain outstanding (with all such Investments being valued at their original Fair Market Value and without taking into account subsequent increases or decreases in value) does not exceed the greater of (i) $45,000,000 and (ii) 1.125% of Consolidated Total Assets, plus any returns of capital actually received by the Company or any Subsidiary in respect of such Investments; provided that the Investment shall take the form of an intercompany loan which shall be pledged to secure the New Third Lien Secured Notes; provided further that Investments by the Company or its Subsidiary with non-Wholly Owned Subsidiaries shall be on arm’s-length terms; and

(w) any Investment permitted by Section 6.04 of the Amended Credit Agreement.

“Permitted Liens” means, with respect to any Person:

(a) Liens securing any Credit Facility, including the ABL/FILO Facility, in accordance with Section 4.04(b)(i), and Liens securing the New Second Lien Secured Notes and the New Third Lien Secured Notes, in accordance with clause (ii) of the definition of “Permitted Debt,” and any Permitted Refinancing Indebtedness thereof, which Liens may be secured on a pari passu basis with any of the ABL/FILO Facility, the New Second Lien Secured Notes or the New Third Lien Secured Notes subject to entry into the First Lien/Second Lien/Third Lien Intercreditor Agreements and any other customary intercreditor agreement;

(b) Liens existing on the Issue Date (excluding Liens securing any Credit Facility, the New Second Lien Secured Notes and the New Third Lien Secured Notes and any Permitted Refinancing Indebtedness thereof);

(c) Liens securing Indebtedness Incurred in accordance with Section 4.04(b)(iv); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements);

(d) (i) Liens on assets of Foreign Subsidiaries that are not Subsidiary Guarantors and (ii) Pari Passu Liens and Junior Liens on assets of Foreign Guarantors, in either case securing Indebtedness Incurred in accordance with Section 4.04(b)(xv);

(e) Liens securing Permitted Refinancing Indebtedness Incurred in accordance with Section 4.04(b)(xviii) (with respect to Section 4.04(b)(xviii) ; provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto) and are no higher priority than the original Lien;

(f) (i) Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Subsidiary and (ii) Liens on property at the time the Company or a Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(g) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings and for which reserves have been set aside in accordance with GAAP;

(h) Liens disclosed by the title insurance commitments or policies delivered on or subsequent to the Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Third Lien Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(i) Liens securing judgments that do not constitute an Event of Default pursuant to Section 6.01(f) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings or in respect of which the Company or any affected Subsidiary, has set aside on its books reserves in accordance with GAAP with respect thereto;

(j) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, to the Company or a Subsidiary has set aside on its books reserves in accordance with GAAP;

(k) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(l) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), the delivery of merchandise or services with factors (to company suppliers), vendors, shippers, brand partners, credit insurers and other service providers (but not to secure Indebtedness or receivables or capital lease financing), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) Incurred, in each case, by the Company or any Subsidiary in the ordinary course of business, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use, ownership or operation of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(n) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Company or any Subsidiary in the ordinary course of business;

(o) Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company or any Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company and any of its Subsidiaries, taken as a whole;

(r) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(s) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(t) Liens arising from precautionary Uniform Commercial Code financing statements;

(u) Liens on Equity Interests of any joint venture, to the extent such Equity Interests are Excluded Equity Interests, (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement:

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (d) of the definition thereof;

(x) Liens securing insurance premium financing arrangements;

(y) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Third Lien Indenture;

(z) [reserved];

(aa) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(ab) Liens on specific items of inventory or other goods and Proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ac) Liens on the Collateral securing Indebtedness permitted to be Incurred pursuant to Section 4.04(a);

(ad) Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (i) $95,000,000 and (ii) 2.375% of Consolidated Total Assets; and

(ae) Liens on Collateral securing Indebtedness Incurred in accordance with Section 4.04(b)(xxii); and

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company will, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (a) or (ad) above (giving effect to the Incurrence of such portion of such

Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (a) or (ad) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition. Notwithstanding the foregoing, (1) all ABL/FILO Obligations shall be deemed Incurred pursuant to Section 4.04(b)(i) and all ABL/FILO Liens securing the ABL/FILO Obligations shall be deemed Incurred pursuant to clause (a) of this definition, (2) all Second Lien Obligations and all Third Lien Obligations shall be deemed Incurred pursuant to Section 4.04(b)(ii) and the New Second Liens and New Third Liens related thereto securing the New Second Lien Secured Notes and New Third Lien Secured Notes, respectively, shall be deemed Incurred pursuant to clause (b) of this definition, and (3) all Pari Passu Liens shall be deemed Incurred pursuant to clause (a) of this definition, and, in each case of subclauses (1) through (3) above, such Liens may not be later reallocated.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to Refinance the Indebtedness being Refinanced (or previous Refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(b) the final maturity of such Permitted Refinancing Indebtedness is equal to or later than the maturity of the Indebtedness so Refinanced and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the maturity date of the Indebtedness of Refinanced were instead due on the date that is one year following such maturity date; provided that no Permitted Refinancing Indebtedness Incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to such maturity date in excess of, or prior to, the scheduled principal payments due prior to such maturity date for the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is subordinated, as to any assets, in right of payment or lien priority to the Third Lien Obligations, such Permitted Refinancing Indebtedness is subordinated, as to such assets, in right of payment or lien priority to such Third Lien Obligations on terms at least as favorable to the lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(d) no Permitted Refinancing Indebtedness will have different obligors, or greater (including higher ranking priority) guarantees or security, than the Indebtedness being Refinanced (and, for the avoidance of doubt, any Liens securing such Permitted Refinancing Indebtedness may not extend to additional assets or be higher in priority than the Liens securing the Indebtedness being Refinanced); and

(e) in the case of a Refinancing of Indebtedness that is secured by any Collateral and subject to specified Required Collateral Lien Priority, the applicable Liens securing such Permitted Refinancing Indebtedness do not have a higher priority than the lien priority applicable to the New Third Liens and a Third Lien Priority Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the First Lien/Second Lien/Third Lien Intercreditor Agreements.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Physical Settlement” has the meaning assigned to such term in Section 13.02(a).

“Pledged Collateral” means that part of the Collateral that is in possession or control of the Senior Agent, the Second Lien Collateral Agent, the Collateral Agent or any Designated Representative (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC, the PPSA, or other applicable law.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations hereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of any Pledged Collateral is governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” means those personal property security laws in such other jurisdiction in Canada (including the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder) for the purposes of the provisions hereof relating to such attachment, perfection, or priority and for the definitions related to such provisions.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Basis” means, as of any date, that pro forma effect will be given to the Exchange Offers, any Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued or Incurred as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, in each case that have occurred during the four consecutive fiscal quarter period of the Company being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Company and its Subsidiaries to be realized based upon actions taken or reasonably expected to be taken within 12 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Company and provided further that such adjustments shall not exceed 10% of Consolidated EBITDA (after giving effect to such application or adjustment) of the Company for the applicable four fiscal quarter period.

“Proceeds” has the meaning set forth in Article 9 of the UCC.

“Prospectus” means the prospectus related to the Exchange Offers, dated October 18, 2022.

“Rating Agency” means:

(a) each of Moody’s, S&P, and Fitch; and

(b) if Moody’s, S&P or Fitch. ceases to rate the New Third Lien Secured Notes for reasons outside of the Company’s control, “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Ratings Threshold” means a rating equal to or higher than at least two of the following ratings: Ba3 (or the equivalent) by Moody’s, BB- (or the equivalent) by S&P and BB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Ratio Debt” has the meaning assigned to such term in Section 4.04(a).

“record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Company’s Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Redemption Period” has the meaning assigned to such term in the definition of “Observation Period.”

“Redemption Price” has the meaning assigned to such term in Section 6.03(c)(ii).

“Reference Property” has the meaning assigned to such term in Section 13.07(a).

“Refinance” means, in respect of any indebtedness, to amend, increase, modify, refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, creditors, arrangers, agents, borrowers and/or guarantors pursuant to one or more agreements, and whether or not occurring contemporaneously with the payoff of the previously existing indebtedness subject to such transaction. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Subsidiary in exchange for assets transferred by the Company or a Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Requesting Holders” has the meaning assigned to such term in Section 6.06(b).

“Required Collateral Lien Priority” means, with respect to any Lien on the Collateral, that such Lien on the Collateral has priority in the following order: (a) First Lien Obligations, (b) the Second Lien Obligations and (c) the Third Lien Obligations.

“Required Financial Statements” means the financial statements required to be delivered pursuant to Section 4.03.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Payment Card Industry Data Security Standards), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer,” when used with respect to the Third Lien Trustee or the Collateral Agent, as applicable, means any vice president, assistant vice president or other trust officer within the Corporate Trust Office of the Third Lien Trustee or the Collateral Agent , as applicable (or any successor group of the Third Lien Trustee or Collateral Agent) or any other officer of the Third Lien Trustee or the Collateral Agent, as applicable customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Third Lien Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Third Lien Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term in Section 4.05.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Second Lien Canadian Security Agreement” means the security agreement, dated as of the Issue Date, among the Company and any additional Grantors under the Canadian Security Agreement, the Collateral Agent, and the Second Lien Trustees.

“Second Lien Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Second Lien Indenture, and its successors in such capacity.

“Second Lien Documents” means the Second Lien Indenture, the New Second Lien Secured Notes, the guarantees thereof, the Second Lien Security Documents and any other Approved Intercreditor Agreement.

“Second Liens” means Liens on the Collateral, which Liens on any item of Collateral rank junior to the First Liens and senior to the Third Liens on such item of Collateral pursuant to an Approved Intercreditor Agreement.

“Second Lien Indebtedness” means Indebtedness that is secured only by Second Liens on the Collateral.

“Second Lien Indenture” means the indenture under which the New Second Lien Secured Notes are issued.

“Second Lien Intellectual Property Security Agreements” means (a) with respect to any U.S. Intellectual Property of the Company and the Subsidiary Guarantors, each confirmatory grant of security interest in intellectual property executed and delivered by any applicable Company or Subsidiary Guarantor in favor of the Second Lien Collateral Agent for filing with the United States Patent and Trademark Office, United States Copyright Office or the Canadian Intellectual Property Office (or other similar office or agency), as applicable, and (b) with respect to any Canadian Intellectual Property of the Company and the Subsidiary Guarantors, each confirmatory grant of security interest in Intellectual Property executed and delivered by any applicable Company or Subsidiary Guarantor in favor of the Second Lien Collateral Agent for filing with the Canadian Intellectual Property Office, the United States Patent and Trademark Office or United States Copyright Office (or other similar office or agency), in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Second Lien Obligations” means all Obligations and all amounts owing, due, or secured under the terms of that certain Second Lien Indenture (as in effect on the date hereof and as amended, restated, supplemented, Refinanced, modified, renewed, extended, refunded or replaced as permitted under the ABL/Junior Intercreditor Agreement and the 2L/3L Intercreditor Agreement) or any other Second Lien Documents, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Second Lien Documents (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to Company and any Subsidiary Guarantor, or that would have accrued or become due under the terms of the Second Lien Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Second Lien Security Agreements” means the Second Lien U.S. Security Agreement and the Second Lien Canadian Security Agreement.

“Second Lien Security Documents” means the Second Lien Security Agreements, the First Lien/Second Lien/Third Lien Intercreditor Agreements, the Second Lien Intellectual Property Security Agreements, Control Agreements and any other filings and instruments granting, perfecting or otherwise evidencing the New Second Liens.

“Second Lien Trustees” means the Convertible Second Lien Trustee and the Non-Convertible Second Lien Trustee.

“Second Lien U.S. Security Agreement” means the security agreement, dated as of the Issue Date, among the Company and any additional Grantors under the U.S. Security Agreement, Collateral Agent, and the Second Lien Trustees.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Agent” has the meaning assigned to such term in the definition of ABL/Junior Intercreditor Agreement.

“Senior Notes” means the senior unsecured notes in an initial aggregate principal amount of $1,500,000,000 issued July 17, 2014 and governed by that certain indenture and first supplemental indenture, each dated July 17, 2014, between the Company and The Bank of New York Mellon, as the same may be amended, restated, supplemented, refinanced, replaced, substituted, exchanged, or otherwise modified from time to time (such indenture and first supplemental indenture, collectively, the “Senior Notes Indenture”).

“Senior Notes Indenture” has the meaning assigned to such term in the definition of Senior Notes.

“Settlement Amount” has the meaning assigned to such term in Section 13.02(a)(iv).

“Settlement Method” means the method of settlement, being either Cash Settlement, Physical Settlement or Combination Settlement.

“Settlement Notice” has the meaning specified in Section 13.02(a)(iii).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Company and its Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Company and its Subsidiaries are engaged on the Issue Date.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of New Third Lien Secured Notes to be received upon conversion as specified in the notice specifying the Company’s chosen Settlement Method (or deemed specified as set forth in Section 13).

“Spin-Off” has the meaning assigned to such term in 13.04(c).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).

“Subordinated Indebtedness” means (a) any Indebtedness or related Obligations of the Company or the Subsidiary Guarantors that are subordinated in right of payment to any of the New Third Lien Obligations, and (b) any Indebtedness or related Obligations of the Company or the Subsidiary Guarantors (including any Junior Lien Indebtedness) that are secured by Liens on the Collateral ranking junior to the New Third Liens. For the avoidance of doubt, (i) the ABL/FILO Obligations shall not be deemed to be Subordinated Indebtedness and (ii) for purposes of the application of Section 4.07 with respect to any asset, (1) any Obligations guaranteed by the holder of such asset on a basis that is junior to the relevant guarantee of the Third Lien Obligations and (2) any Obligations secured by a Lien on such asset ranking junior to the Third Lien Obligations, in each case, shall be Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% are, as of such date, owned, controlled or held.

“Subsidiary Guarantee” means the guarantee of the Guaranteed Obligations that is required to be provided pursuant to Section 10.01.

“Subsidiary Guarantors” means the Subsidiaries of the Company that Guarantee the New Third Lien Secured Notes on the Issue Date, all of which are signatories to this Third Lien Indenture, and any other Subsidiary that executes a Guarantee in accordance with the provisions of this Third Lien Indenture and its respective successors and assigns until released in accordance with the terms of this Third Lien Indenture

“Successor Company” has the meaning assigned to such term in Section 4.09(a)(i).

“Successor Guarantor” has the meaning assigned to such term in Section 4.09(d)(i)(1).

“Tax Jurisdiction” has the meaning assigned to such term in Section 4.10(a).

“Taxes” means all taxes, assessments or other governmental charges imposed by a government or taxing authority.

“Third Lien” means Liens on the Collateral, which Liens on any item of Collateral rank junior to the First Liens and to the New Second Liens and senior to any Junior Liens on such item of Collateral pursuant to an Approved Intercreditor Agreement.

“Third Lien Documents” means this Third Lien Indenture, the New Third Lien Secured Notes, the Guarantees, the Third Lien Security Documents and any other Approved Intercreditor Agreement.

“Third Lien Indenture” means this Third Lien Indenture.

“Third Lien Intellectual Property Security Agreements” means (a) with respect to any U.S. Intellectual Property of the Company and the Subsidiary Guarantors, each confirmatory grant of security interest in Intellectual Property executed and delivered by any applicable Company or Subsidiary Guarantor in favor of the Collateral

Agent for filing with the United States Patent and Trademark Office, United States Copyright Office or the Canadian Intellectual Property Office (or other similar office or agency), as applicable, and (b) with respect to any Canadian Intellectual Property of the Company and the Subsidiary Guarantors, each confirmatory grant of security interest in Intellectual Property executed and delivered by any applicable Company or Subsidiary Guarantor in favor of the Collateral Agent for filing with the Canadian Intellectual Property Office, the United States Patent and Trademark Office or United States Copyright Office (or other similar office or agency), in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Third Lien Obligations” means all Obligations and all amounts owing, due, or secured under the terms of the Third Lien Indenture (as in effect on the date hereof and as amended, restated, supplemented, Refinanced, modified, renewed, extended, refunded or replaced as permitted under the ABL/Junior Intercreditor Agreement and the 2L/3L Intercreditor Agreement) or any other Third Lien Documents, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Third Lien Documents (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to Company and any Subsidiary Guarantor, or that would have accrued or become due under the terms of the Third Lien Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Third Lien Priority Debt Representative” means the Third Lien Trustee or any other representative of the Holders of the New Third Lien Secured Notes.

“Third Lien Secured Parties” means the Third Lien Trustee, the Collateral Agent, and the Holders of the New Third Lien Secured Notes.

“Third Lien Security Agreements” means the U.S. Security Agreement and the Canadian Security Agreement.

“Third Lien Security Document Order” has the meaning assigned to such term in Section 12.03(f).

“Third Lien Security Documents” means the Third Lien Security Agreements, Control Agreements, the First Lien/Second Lien/Third Lien Intercreditor Agreements, the Third Lien Intellectual Property Security Agreements and any other filings and instruments granting, perfecting or otherwise evidencing the New Third Liens.

“Third Lien Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Third Lien Indenture, and its successors in such capacity.

“TIA” means the Trust Indenture Act of 1939, as in effect on the date on which this Third Lien Indenture is qualified under the TIA, except as provided in Section 9.03 hereof.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) Consolidated Total Indebtedness as of the last day of the most recently completed fiscal quarter for which Required Financial Statements have been delivered under Section 4.03 calculated on a Pro Forma Basis less (B) the amount of cash and Cash Equivalents that would be stated on the consolidated balance sheet of the Company and its Subsidiaries as of such date of determination, calculated on a Pro Forma Basis, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered pursuant to Section 4.03, calculated on a Pro Forma Basis.

“Trading Day” means, except for purposes of determining amounts due upon conversion, a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Nasdaq Global Select Market or, if the Common Stock (or such other security) is not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded, (ii) there is no Market Disruption Event and (iii) a last reported sale price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market. For purposes of determining amounts due upon conversion, “Trading Day” means a day on which (i) trading in our Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Nasdaq Global Select Market or, if our Common Stock (or such other security) is not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our Common Stock (or such other security) is then listed or, if our Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Common Stock (or such other security) is then traded and (ii) there is no Market Disruption Event. If the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a “Business Day.”

“Trading Price” means per $1,000 principal amount of New Third Lien Secured Notes on any date of determination the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $2,000,000 principal amount of New Third Lien Secured Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects for this purpose; provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of New Third Lien Secured Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of New Third Lien Secured Notes will be deemed to be less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate.

“Trigger Event” has the meaning specified in Section 13.04(c).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any other Third Lien Secured Parties’ Lien on any Collateral.

“unit of Reference Property” has the meaning specified in Section 13.07(a).

“U.S.” means the United States of America.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001.

“U.S. Government Obligations” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the Company thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(b) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Security Agreement” means the security agreement, dated as of the Issue Date, among the Company and any additional Grantors under the U.S. Security Agreement, Collateral Agent, and the Third Lien Trustee.

“Valuation Period” has the meaning assigned to such term in Section 13.04(c).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(b) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required pursuant to applicable law) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Incorporation by Reference of Trust Indenture Act.

Whenever this Third Lien Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Third Lien Indenture. The following TIA terms used in this Third Lien Indenture have the following meanings:

“indenture securities” means the New Third Lien Secured Notes;

“indenture security holder” means a Holder of a New Third Lien Secured Note;

“indenture to be qualified” means this Third Lien Indenture;

“indenture trustee” or “institutional trustee” means the Third Lien Trustee; and

“obligor” on the New Third Lien Secured Notes means the Company and any successor obligor upon the New Third Lien Secured Notes.

All other terms used in this Third Lien Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) provisions apply to successive events and transactions;

(vi) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(vii) the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Third Lien Indenture, any Third Lien Document or any document to be signed in connection with this Third Lien Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, neither the Third Lien Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Third Lien Trustee or Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Third Lien Trustee or Collateral Agent, as applicable.

ARTICLE II

THE NEW THIRD LIEN SECURED NOTES

Section 2.01 Form and Dating.

(a) General. The New Third Lien Secured Notes and the Third Lien Trustee’s certificates of authentication shall be substantially in the form set forth in Exhibit A hereto. The New Third Lien Secured Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each New Third Lien Secured Note shall be dated the date of its authentication. The New Third Lien Secured Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the New Third Lien Secured Notes shall constitute, and are hereby expressly made, a part of this Third Lien Indenture and the Company and the Third Lien Trustee, by its execution and delivery of this Third Lien Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any New Third Lien Secured Note conflicts with the express provisions of this Third Lien Indenture, the provisions of this Third Lien Indenture shall govern and be controlling.

(b) Global Notes. The New Third Lien Secured Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including, in each case, the Global Note Legend thereon and the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto). New Third Lien Secured Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding New Third Lien Secured Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding New Third Lien Secured Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding New Third Lien Secured Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, repurchases, redemptions and conversions, as applicable. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding New Third Lien Secured Notes represented thereby shall be made by the Third Lien Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Section 2.02 Execution and Authentication.

One Officer of the Company shall sign the New Third Lien Secured Notes for the Company by manual, facsimile or electronic signature.

If an Officer whose signature is on a New Third Lien Secured Note no longer holds that office at the time a New Third Lien Secured Note is authenticated, the New Third Lien Secured Note shall nevertheless be valid.

A New Third Lien Secured Note shall not be valid until authenticated by the manual signature of the Third Lien Trustee. Such signature shall be conclusive evidence and the only evidence, that the New Third Lien Secured Note has been authenticated and delivered under this Third Lien Indenture.

The aggregate principal amount of New Third Lien Secured Notes which may be authenticated and delivered under this Third Lien Indenture is the aggregate principal amount of the New Third Lien Secured Notes issued on the date hereof and any Additional New Third Lien Secured Notes issued pursuant to this Third Lien Indenture.

The Third Lien Trustee or its agents shall, upon a written order of the Company signed by one Officer of the Company (an “Authentication Order”), authenticate New Third Lien Secured Notes for original issue on the date hereof of $[•]. The Authentication Order shall specify the amount of New Third Lien Secured Notes to be authenticated and the date on which the New Third Lien Secured Notes are to be authenticated. In authenticating any Additional New Third Lien Secured Notes, and accepting the additional responsibilities under this Third Lien Indenture in relation to such Additional New Third Lien Secured Notes, the Third Lien Trustee shall be entitled to receive and shall be fully protected in relying upon:

(1) A copy of the resolution or resolutions of the Board of Directors of the Company in or pursuant to which the Additional New Third Lien Secured Notes were approved, certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate;

(a) an Officer’s Certificate delivered in accordance with Section 14.04(i) hereof; and

(b) an Opinion of Counsel delivered in accordance with Section 14.04(ii) hereof and which shall also state:

(c) that such Additional New Third Lien Secured Notes, when authenticated and delivered by the Third Lien Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(d) that all laws and corporate requirements in respect of the execution and delivery by the Company of such Additional New Third Lien Secured Notes have been complied with.

The Third Lien Trustee shall have the right to decline to authenticate and deliver any Additional New Third Lien Secured Notes under this Section if the Third Lien Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Third Lien Trustee in good faith shall determines that such action would expose the Third Lien Trustee to personal liability to existing Holders.

The Third Lien Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate New Third Lien Secured Notes. An authenticating agent may authenticate New Third Lien Secured Notes whenever the Third Lien Trustee may do so. Each reference in this Third Lien Indenture to authentication by the Third Lien Trustee includes authentication by such agent. An authenticating agent has the same rights and protections as an Agent to deal with Holders, the Company and/or an Affiliate of the Company.

Section 2.03 Methods of Receiving Payments on the New Third Lien Secured Notes.

If a Holder of New Third Lien Secured Notes has given wire transfer instructions to the Company, the Company shall pay all principal, interest and premium, if any, on that Holder’s New Third Lien Secured Notes in accordance with those instructions. All other payments on the New Third Lien Secured Notes shall be made at the office or agency of the Paying Agent and Registrar within the contiguous United States unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Section 2.04 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where the New Third Lien Secured Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where the New Third Lien Secured Notes may be presented for payment (“Paying Agent”) or conversion (“Conversion Agent”). The Registrar shall keep a register of the New Third Lien Secured Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents. The term “Registrar” includes any co-registrar, the terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable. The Company may change any Paying Agent, Conversion Agent or Registrar without prior notice to any Holder. The Company shall notify the Third Lien Trustee in writing of the name and address of any Paying Agent or Conversion Agent not a party to this Third Lien Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent, or Conversion Agent, the Third Lien Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Conversion Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Third Lien Trustee to act as the Registrar, Conversion Agent and Paying Agent for the New Third Lien Secured Notes and to act as custodian with respect to the Global Notes.

Section 2.05 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Third Lien Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Third Lien Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the New Third Lien Secured Notes, and shall notify the Third Lien Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Third Lien Trustee may require a Paying Agent to pay all money held by it to the Third Lien Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Third Lien Trustee. Upon payment over to the Third Lien Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Third Lien Trustee shall serve as Paying Agent for the New Third Lien Secured Notes.

Section 2.06 Holder Lists.

The Third Lien Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of the New Third Lien Secured Notes and shall otherwise comply with TIA § 312(a). If a Third Lien Trustee is not a Registrar, the Company shall furnish to the Third Lien Trustee at least seven (7) Business Days before each Interest Payment Date and at such other times as the Third Lien Trustee may request in writing, a list in such form and as of such date as the Third Lien Trustee may reasonably require of the names and addresses of the Holders of New Third Lien Secured Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.07 Registration, Registration of Transfer and Exchange.

The Company shall cause each Third Lien Trustee to keep, so long as it is the Registrar, at the Corporate Trust Office of the Third Lien Trustee, or such other office as the Third Lien Trustee may designate, a register for the New Third Lien Secured Notes (the register maintained in such office or in any other office or agency designated pursuant to Section 4.02 hereof being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as the Registrar may prescribe, the Company shall provide for the registration of New Third Lien Secured Notes and of transfers of New Third Lien Secured Notes. The Third Lien Trustee shall initially be the Registrar for the purpose of registering the New Third Lien Secured Notes and transfers of the New Third Lien Secured Notes as herein provided. The Company may change the Registrar or appoint one or more co-Registrars without prior notice; provided that the Company shall promptly notify the Third Lien Trustee in writing if the Company changes the Registrar or appoints a co-Registrar.

Upon surrender for registration of transfer of any New Third Lien Secured Notes at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Third Lien Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new New Third Lien Secured Notes of any authorized denomination or denominations, of a like aggregate principal amount.

Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in a New Third Lien Secured Note shall be required to be reflected in a book entry.

At the option of the Holder, New Third Lien Secured Notes may be exchanged for other New Third Lien Secured Notes of any authorized denomination or denominations, of a like aggregate principal amount, upon surrender of the New Third Lien Secured Notes to be exchanged at such office or agency. Whenever any New Third Lien Secured Notes are so surrendered for exchange, the Company shall execute, and the Third Lien Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, New Third Lien Secured Notes.

All New Third Lien Secured Notes issued upon any registration of transfer or exchange of New Third Lien Secured Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Third Lien Indenture, as the New Third Lien Secured Notes surrendered upon such registration of transfer or exchange.

Every New Third Lien Secured Note presented or surrendered for registration of transfer, or for exchange, repurchase, redemption or conversion, as applicable, shall (if so required by the Company or the Third Lien Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer, exchange, repurchase, redemption or conversion, as applicable, of New Third Lien Secured Notes, other than exchanges pursuant to this Section 2.07 or Section 2.09 hereof not involving any transfer, except for any transfer tax or similar governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.12, 3.06, 3.11, 3.12, 3.13, 4.07 or 9.05 hereof or pursuant to any offer for the New Third Lien Secured Notes which the Company may make to the Holders pursuant to the provisions of any indenture supplemental hereto).

The Registrar shall not be required to transfer or exchange any New Third Lien Secured Note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any New Third Lien Secured Note for a period of fifteen (15) days prior to a selection of New Third Lien Secured Notes to be redeemed or tendered and not withdrawn in connection with a Fundamental Change Offer or an Asset Sale Offer or between a record date and the next succeeding Interest Payment Date or a special record date and the next succeeding special payment date.

Any New Third Lien Secured Note authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, any Global Note, whether pursuant to this Section 2.07, Sections 2.08, 2.09, 2.12, 3.06 and 9.05 hereto or otherwise, shall also be a Global Note and bear the Global Note Legend specified in Exhibit A hereto.

All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail.

Section 2.08 Book Entry Provisions for Global Notes.

(a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary (ii) be deposited with, or on behalf of, the Depositary or with the Third Lien Trustee as custodian for such Depositary and (iii) bear legends as set forth on Exhibit A hereto. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Third Lien Indenture with respect to any Global Note held on their behalf by the Depositary, or the Third Lien Trustee as its custodian, or under such Global Note, and the Depositary may be treated by the Company, the Third Lien Trustee and any agent of the Company or the Third Lien Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Third Lien Trustee or any agent of the Company or each of the Third Lien Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or shall impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any New Third Lien Secured Notes.

(b) Notwithstanding any other provision in this Third Lien Indenture, no Global Note may be exchanged in whole or in part for New Third Lien Secured Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or (B) has ceased to be a clearing agency registered as such under the Exchange Act, and in either case the Company fails to appoint a successor Depositary, (ii) the Company, at its option, executes and delivers to the Third Lien Trustee a company order stating that it elects to cause the issuance of the New Third Lien Secured Notes in certificated form and that all Global Notes shall be exchanged in whole for New Third Lien Secured Notes that are not Global Notes or (iii) there shall have occurred and be Continuing a Default or Event of Default with respect to such Global Note and the beneficial owner thereof has requested such exchange.

(c) If any Global Note is to be exchanged for other New Third Lien Secured Notes or canceled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Third Lien Trustee, as security registrar, for exchange or cancellation as provided in this Article II. If any Global Note is to be exchanged for other New Third Lien Secured Notes or canceled in part, or if another New Third Lien Secured Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note shall be so surrendered for exchange or cancellation as provided in this Article II or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other New Third Lien Secured Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Third Lien Trustee, as Registrar, whereupon the Third Lien Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note, the Third Lien Trustee shall, subject to this Section 2.08(c) and as otherwise provided in this Article II, authenticate and deliver any New Third Lien Secured Notes issuable in exchange for such Global Note (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Third Lien Trustee in connection with the occurrence of any of the events specified in Section 2.08(b), the Company shall promptly make available to the Third Lien Trustee a reasonable supply of the New Third Lien Secured Notes that are not in the form of Global Notes. The Third Lien Trustee shall be entitled to conclusively rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Article II if such order, direction or request is given or made in accordance with the Applicable Procedures.

(d) Every New Third Lien Secured Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Article II or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such New Third Lien Secured Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

(e) The Depositary or its nominee, as registered owner of a Global Note, shall be the Holder of such Global Note for all purposes under this Third Lien Indenture and the New Third Lien Secured Notes, and owners of beneficial interests in a Global Note shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Note will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members.

The Third Lien Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Third Lien Indenture or under applicable law with respect to any transfer of any interest in the New Third Lien Secured Notes (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Third Lien Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Company, the Third Lien Trustee, any Paying Agent, the Conversion Agent or any Registrar will have any responsibility or liability for any aspect of Depositary records relating to, or payments made on account of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any Depositary records relating to such beneficial ownership interests, or for transfers of beneficial interests in the New Third Lien Secured Notes or any transactions between the Depositary and beneficial owners.

Section 2.09 Replacement Notes.

(a) If any mutilated New Third Lien Secured Note is surrendered to the Third Lien Trustee or the Company and the Third Lien Trustee receives evidence to its satisfaction of the destruction, loss or theft of any New Third Lien Secured Note, the Company shall issue and the Third Lien Trustee, upon receipt of an Authentication Order, shall authenticate a replacement New Third Lien Secured Note if the Third Lien Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Third Lien Trustee and the Company to protect the Company, the Third Lien Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a New Third Lien Secured Note is replaced. The Company may charge for its expenses in replacing a New Third Lien Secured Note.

(b) Every replacement New Third Lien Secured Note is an additional Third Lien Obligation of the Company and shall be entitled to all of the benefits of this Third Lien Indenture equally and proportionately with all other New Third Lien Secured Notes duly issued hereunder.

Section 2.10 Outstanding Notes.

(a) The New Third Lien Secured Notes outstanding at any time are all the New Third Lien Secured Notes authenticated by the Third Lien Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by a Third Lien Trustee in accordance with the provisions hereof, those New Third Lien Secured Notes that have been converted and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11 hereof, a New Third Lien Secured Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the New Third Lien Secured Note; however, New Third Lien Secured Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(c) hereof.

(b) If a New Third Lien Secured Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Third Lien Trustee receives proof satisfactory to it that the replaced New Third Lien Secured Note is held by a bona fide purchaser.

(c) If the principal amount of any New Third Lien Secured Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay the New Third Lien Secured Notes payable on that date, then on and after that date such New Third Lien Secured Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11 Treasury Notes.

In determining whether the Holders of the required principal amount of New Third Lien Secured Notes have given any request, demand, authorization, direction, notice consent or waiver, New Third Lien Secured Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Third Lien Trustee shall be protected in relying on any such request, demand, authorization, direction, notice consent or waiver, only New Third Lien Secured Notes that a Responsible Officer of the Third Lien Trustee has been notified in writing are so owned shall be so disregarded.

Section 2.12 Temporary Notes.

(a) Until certificates representing New Third Lien Secured Notes are ready for delivery, the Company may prepare and the Third Lien Trustee, upon receipt of an Authentication Order, shall authenticate temporary New Third Lien Secured Notes. Temporary New Third Lien Secured Notes shall be substantially in the form of certificated New Third Lien Secured Notes but may have variations that the Company considers appropriate for temporary New Third Lien Secured Notes and as shall be reasonably acceptable to the Third Lien Trustee. Without unreasonable delay, the Company shall prepare and the Third Lien Trustee shall authenticate, upon receipt of an Authentication Order, Definitive Notes in exchange for temporary New Third Lien Secured Notes.

(b) Holders of temporary New Third Lien Secured Notes shall be entitled to all of the benefits of this Third Lien Indenture.

Section 2.13 Cancellation.

The Company at any time may deliver New Third Lien Secured Notes to the Third Lien Trustee for cancellation. The Registrar and Paying Agent shall forward to the Third Lien Trustee any New Third Lien Secured Notes surrendered to them for registration of transfer, exchange or payment. The Third Lien Trustee and no one else shall cancel New Third Lien Secured Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled New Third Lien Secured Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all canceled New Third Lien Secured Notes shall be delivered to the Company upon request. The Company may not issue new New Third Lien Secured Notes to replace New Third Lien Secured Notes that it has paid or that have been delivered to the Third Lien Trustee for cancellation.

Section 2.14 Defaulted Interest.

If the Company defaults in a payment of interest on the New Third Lien Secured Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the New Third Lien Secured Notes and in Section 4.01 hereof (and the defaulted interest shall cease to be payable to the Holder on the original payment date). The Company shall notify the Third Lien Trustee in writing of the amount of defaulted interest proposed to be paid on each New Third Lien Secured Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Third Lien Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.15 CUSIP Numbers.

The Company in issuing New Third Lien Secured Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Third Lien Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the New Third Lien Secured Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the New Third Lien Secured Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Third Lien Trustee in writing of any change in the “CUSIP” numbers.

Section 2.16 Additional New Third Lien Secured Notes; Repurchases.

The Company may, without the consent of, or notice to, the Holders and notwithstanding any other provision of this Third Lien Indenture, reopen this Third Lien Indenture and issue Additional New Third Lien Secured Notes hereunder with the same terms as the New Third Lien Secured Notes initially issued hereunder (except for any differences in the issue price and interest accrued prior to the issue date of such Additional New Third Lien Secured Notes and, if applicable, restrictions on transfer in respect of such Additional New Third Lien Secured Notes) in an unlimited aggregate principal amount; provided that a separate CUSIP or ISIN shall be issued for any Additional New Third Lien Secured Notes, unless the Initial New Third Lien Secured Notes and such Additional New Third Lien Secured Notes have the same terms and such Additional New Third Lien Secured Notes are (a) issued pursuant to a “qualified reopening” of Initial New Third Lien Secured Notes offered hereby or (b) otherwise treated as part of the same “issue” of debt instruments as the Initial New Third Lien Secured Notes, in each case for U.S. federal income tax purposes, or another then-recognized identifier is used.

The Initial New Third Lien Secured Notes and Additional New Third Lien Secured Notes shall vote and consent together on all matters pertaining to such series as a single class.

Prior to the issuance of any Additional New Third Lien Secured Notes, the Company shall deliver to the Third Lien Trustee a company order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters set forth in Section 2.02, in addition to those required by Section 14.04, as the Third Lien Trustee shall reasonably request.

The Company or its Affiliates may directly or indirectly (regardless of whether such New Third Lien Secured Notes are surrendered to the Company), repurchase New Third Lien Secured Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, subject to Section 4.05. The Company may, at its option and to the extent permitted by applicable law, reissue, resell, hold or surrender to the Third Lien Trustee for cancellation any New Third Lien Secured Notes that it may repurchase. Any New Third Lien Secured Notes that the Company may repurchase will be considered outstanding for all purposes under this Third Lien Indenture (other than, at any time when such New Third Lien Secured Notes are held by the Company, any of its Subsidiaries or Affiliates or any Subsidiary of any of such Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of New Third Lien Secured Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Third Lien Indenture) unless and until such time as the Company surrenders such New Third Lien Secured Notes to the Third Lien Trustee for cancellation and, upon receipt of a written order from the Company, the Third Lien Trustee will cancel all New Third Lien Secured Notes so surrendered in accordance with Section 2.13.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to the Third Lien Trustee.

If the Company elects to redeem the New Third Lien Secured Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Third Lien Trustee, at least forty-five (45) days but not more than sixty-five (65) days before a redemption date, an Officer’s Certificate setting forth (i) the clause of this Third Lien Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of New Third Lien Secured Notes to be redeemed and (iv) the Redemption Price.

Section 3.02 Selection of Notes to Be Redeemed.

(a) If less than all of the New Third Lien Secured Notes are to be redeemed, the Third Lien Trustee shall select the New Third Lien Secured Notes for redemption by lot (or as nearly pro rata basis as practicable) unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the New Third Lien Secured Notes are listed (but only to the extent that the Third Lien Trustee has been notified in writing of such listing by the Company) provided that the selection of the New Third Lien Secured Notes for redemption shall not result in a Holder of New Third Lien Secured Notes owning less than $2,000 in principal amount of New Third Lien Secured Notes; provided further that if New Third Lien Secured Notes are Global Notes, interests such Global Notes will be selected for redemption by the Depository in accordance with the Applicable Procedures. In the event of partial redemption by lot, the particular New Third Lien Secured Notes to be redeemed shall be selected, unless otherwise provided herein, not less than forty-five (45) nor more than sixty-five (65) days prior to the redemption date, by the Third Lien Trustee from the outstanding New Third Lien Secured Notes not previously called for redemption.

If all of the New Third Lien Secured Notes are Global Notes, interests in the New Third Lien Secured Notes to be redeemed will be selected for redemption by the Depositary in accordance with the Applicable Procedures. The Third Lien Trustee shall promptly notify the Company in writing of the New Third Lien Secured Notes selected for redemption and, in the case of any New Third Lien Secured Note selected for partial redemption, the principal amount thereof to be redeemed. No New Third Lien Secured Notes in amounts of $2,000 or less shall be redeemed in part. New Third Lien Secured Notes and portions of New Third Lien Secured Notes selected shall be in amounts of $2,000 or integral multiples of $1,000; except that if all of the New Third Lien Secured Notes of a Holder are to be redeemed, the entire outstanding amount of New Third Lien Secured Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Third Lien Indenture that apply to New Third Lien Secured Notes called for redemption also apply to portions of New Third Lien Secured Notes called for redemption.

(b) The Third Lien Trustee shall promptly notify the Company in writing of the New Third Lien Secured Notes selected for redemption and, in the case of any New Third Lien Secured Note selected for partial redemption, the principal amount thereof to be redeemed. Except as provided in the Section 3.02(a), provisions of this Third Lien Indenture that apply to New Third Lien Secured Notes called for redemption also apply to portions of New Third Lien Secured Notes called for redemption.

Section 3.03 Notice of Redemption.

(a) Subject to the provisions of Section 3.12 and Section 4.07, the Company shall deliver or cause to be delivered, electronically in accordance with the Applicable Procedures , a notice of redemption to each Holder whose New Third Lien Secured Notes are to be redeemed at least ten (10) but not more than sixty (60) days prior to a date fixed for redemption; provided that redemption notices may be delivered more than sixty (60) days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Third Lien Indenture.

The notice shall identify the New Third Lien Secured Notes (including CUSIP numbers) to be redeemed and shall state:

(i) the redemption date;

(ii) the Redemption Price;

(iii) if any New Third Lien Secured Note is being redeemed in part, the portion of the principal amount of such New Third Lien Secured Note to be redeemed and that, after the redemption date upon surrender of such New Third Lien Secured Note, a New Third Lien Secured Note or New Third Lien Secured Notes in principal amount equal to the unredeemed portion of the original New Third Lien Secured Note shall be issued (or cause to be transferred by book entry) in the name of the Holder thereof upon cancellation of the original New Third Lien Secured Note;

(iv) the name and address of the applicable Paying Agent;

(v) that New Third Lien Secured Notes called for redemption must be surrendered to the applicable Paying Agent to collect the Redemption Price and become due on the date fixed for redemption;

(vi) that, unless the Company defaults in making such redemption payment, interest on New Third Lien Secured Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the New Third Lien Secured Notes and/or Section of this Third Lien Indenture pursuant to which the New Third Lien Secured Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the New Third Lien Secured Notes;

(ix) that such New Third Lien Secured Notes called for redemption may be converted at any time before the Close of Business on the second (2nd) Business Day immediately before the redemption date (or, if the Company fails to pay the Redemption Price due on such redemption date in full, at any time until such time as the Company pays such Redemption Price in full); and

(x) any condition to such redemption and, if such redemption or notice is subject to satisfaction of one or more conditions precedent, that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions will be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.

(b) At the Company’s request, the Third Lien Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Third Lien Trustee, at least five (5) Business Days before the notice of redemption is required to be mailed or sent, or caused to be mailed or sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Third Lien Trustee), an Officer’s Certificate requesting that the Third Lien Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if mailed or sent in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed or sent in accordance with Section 3.03 hereof, the New Third Lien Secured Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption. As long as the New Third Lien Secured Notes are issued in global form, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. Any notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.05 Deposit of Redemption Price.

(a) On or prior to 10:00 AM (New York time) on the redemption date, the Company shall deposit with the Third Lien Trustee or with the applicable Paying Agent money sufficient to pay the Redemption Price of and accrued interest, if any, on all New Third Lien Secured Notes to be redeemed on that date. The Third Lien Trustee or the applicable Paying Agent shall promptly return to the Company any money deposited with the Third Lien Trustee or the applicable Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued interest on, all New Third Lien Secured Notes to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the New Third Lien Secured Notes or the portions of New Third Lien Secured Notes called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the New Third Lien Secured Notes. If a New Third Lien Secured Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such New Third Lien Secured Note was registered at the Close of Business on such record date. If any New Third Lien Secured Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the New Third Lien Secured Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon cancellation of a New Third Lien Secured Note that is redeemed in part, the Company shall issue (or cause to be transferred by book entry) and the Third Lien Trustee shall, upon receipt of an Authentication Order, authenticate for the Holder at the expense of the Company a new New Third Lien Secured Note equal in principal amount to the unredeemed portion of the New Third Lien Secured Note surrendered. No New Third Lien Secured Notes in denominations of $2,000 or less shall be redeemed in part.

Section 3.07 Optional Redemption.

(a) [Reserved].

(b) On or after the one year anniversary of the Issue Date, the Company may, at its option, redeem all or a part of the New Third Lien Secured Notes upon not less than forty-five (45) nor more than sixty-five (65) days’ notice, if the Last Reported Sale Price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 Trading Days (whether or not consecutive) during any thirty (30) consecutive Trading Day period (including the last Trading Day of such period) ending on, and including the Trading Day immediately preceding the date on which the Company provides notice of redemption, at the redemption price equal to 100% of the principal amount of the New Third Lien Secured Notes to be redeemed, plus accrued and unpaid interest, if any, on the New Third Lien Secured Notes redeemed, to, but not including, the applicable redemption date, unless the redemption date falls after a regular record date but on or prior to the immediately succeeding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest to the Holder of record as of the Close of Business on such regular record date, and the Redemption Price will be equal to 100% of the principal amount of the New Third Lien Secured Notes to be redeemed.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Consent to Tender or Other Offer. Notwithstanding any other provision of this Third Lien Indenture, in connection with any tender offer, Fundamental Change Offer or Asset Sale Offer for the New Third Lien Secured Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding New Third Lien Secured Notes validly tender and do not validly withdraw such New Third Lien Secured Notes in such offer, and the Company, or any third party making such offer in lieu of the Company, purchases all of the New Third Lien Secured Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of the New Third Lien Secured Notes will be deemed to have consented to such tender or other offer, and accordingly the Company or such third party will have the right upon not less than ten (10) nor more than sixty (60) days’ prior notice, given not more than sixty (60) days following such purchase date, to redeem all New Third Lien Secured Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date, and the redemption price will be equal to 100% of the principal amount of the New Third Convertible Notes to be redeemed.

Section 3.09 AHYDO Catch-Up.

On or before the end of the first “accrual period” (within the meaning of Section 163(i)(2) of the Code) ending after the fifth anniversary of the Issue Date and prior to the end of each subsequent accrual period (the date of each such payment, an “AHYDO Payment Date”), the Company shall prepay a principal amount of the New Third Lien Secured Notes in an amount equal to the AHYDO Amount, without payment of any premium or penalty (each such payment, an “AHYDO Catch-Up Payment”). For purposes of the foregoing, “AHYDO Amount” means, as of each AHYDO Payment Date, the amount sufficient (but not more than necessary) to ensure that the New Third Lien Secured Notes will not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. The AHYDO Amount shall be calculated by the Company and set forth in a notice delivered to the Third Lien Trustee and the Holders no later than the record date for such AHYDO Catch-Up Payment. Each payment of the AHYDO Amount shall be treated for tax purposes as a payment of original issue discount on the New Third Lien Secured Notes to the extent that the original issue discount has accrued as of the date such payment is due and then as a payment of principal. It is the intention of the foregoing that the New Third Lien Secured Notes will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. A prepayment or redemption pursuant to this Section 3.09 shall not constitute an optional prepayment or redemption and shall not be subject to Sections 3.01 through 3.08 hereof.

The Company is not otherwise required to make mandatory redemption or sinking fund payments with respect to the New Third Lien Secured Notes

Section 3.10 Application of Trust Money.

All money deposited with the Third Lien Trustee pursuant to Section 11.02 hereof shall be held in trust and applied by it, in accordance with the provisions of the New Third Lien Secured Notes and this Third Lien Indenture, to the payment, either directly or through any applicable Paying Agent (including the Company acting as its own Paying Agent) as the Third Lien Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Third Lien Trustee; but such money need not be segregated from other funds except to the extent required by law.

Section 3.11 [Reserved].

Section 3.12 Required Repurchase of New Third Lien Secured Notes upon a Fundamental Change.

(a) Upon the occurrence of any of the following events (each, a “Fundamental Change”) at any time prior to the maturity date each Holder will have the right to require the Company to purchase, in accordance with this Section 3.12 and Section 3.13, all or any portion of such Holder’s New Third Lien Secured Notes, or any portion of the principal amount thereof that is equal to denominations of $2,000 or integral multiples of $1,000 in excess thereof:

(i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires Beneficial Ownership of Voting Stock of the Company representing more than 50% of the aggregate ordinary voting power for the election of directors of the Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that fact;

(ii) the consummation of

(1) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets;

(2) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or

(3) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or one of its Wholly Owned Subsidiaries;

provided, however, that a transaction described in Section 3.12(a)(ii)(2) in which the Holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to Section 3.12(a)(ii)(2);

(iii) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) our common stock (or other common equity underlying the New Third Lien Secured Notes) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market (or any of their respective successors).

(b) The Fundamental Change Payment the Company is required to pay will be equal to 100% of the principal amount of the New Third Lien Secured Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Payment Date (the “Fundamental Change Payment”) (unless the Fundamental Change Payment Date falls after a regular record date but on or prior to the Interest Payment Date to which such regular record date relates, in which case the Company will instead pay the full amount of accrued and unpaid interest to the Holder of record on such regular record date, and the Fundamental Change Payment will be equal to 100% of the principal amount of the New Third Lien Secured Notes to be repurchased).

(c) A transaction or transactions described in Section 3.12(a)(i) and/or Section 3.12(a)(ii) (whether or not the proviso to Section 3.12(a)(ii) applies to such transaction) will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of Common Stock (or other common equity) that are listed or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the New Third Lien Secured Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth in Article XIII).

(d) For purposes of the definition of “Fundamental Change” pursuant to this Section 3.12, any transaction that constitutes a Fundamental Change pursuant to both Section 3.12(a)(i) and Section 3.12(a)(ii) of such definition (without giving effect to the proviso in Section 3.12(a)(ii)) shall be deemed a Fundamental Change solely under Section 3.12(a)(ii) (subject to the proviso in Section 3.12(a)(ii)).

(e) If any transaction in which the Common Stock is replaced by the securities of another entity occurs, references to the Company in the definition of “Fundamental Change” in Section 3.12(a) shall thereafter instead be references to such other entity.

(f) The Company will not be required to make a Fundamental Change Offer upon a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Third Lien Indenture applicable to a Fundamental Change Offer made by the Company and purchases all New Third Lien Secured Notes validly tendered and not withdrawn under such Fundamental Change Offer.

Section 3.13 Repurchase Procedures for Required Repurchases.

(a) Within thirty (30) days following any Fundamental Change , except to the extent that the Company has exercised its right to redeem New Third Lien Secured Notes pursuant to Section 3.07, the Company will deliver a notice (a “Fundamental Change Offer”) to each Holder with a copy to the Third Lien Trustee, or otherwise in accordance with the Applicable Procedures, describing:

(i) that a Fundamental Change has occurred or, if the Fundamental Change Offer is being made in advance of a Fundamental Change that a Fundamental Change is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s New Third Lien Secured Notes for the applicable repurchase price set forth herein;

(ii) the transaction or transactions that constitute, or are expected to constitute, such Fundamental Change and the effective date of such transaction or transactions;

(iii) the purchase date, which will be no earlier than ten (10) days nor later than sixty (60) days from the date such notice is delivered (the “Fundamental Change Payment Date”);

(iv) that any New Third Lien Secured Note not properly tendered will remain outstanding and continue to accrue interest;

(v) that unless the Company defaults in the payment of the Fundamental Change Payment, all New Third Lien Secured Notes accepted for payment pursuant to the Fundamental Change Offer will cease to accrue interest on the Fundamental Change Payment Date;

(vi) that Holders electing to have any New Third Lien Secured Notes purchased pursuant to a Fundamental Change Offer will be required to surrender such New Third Lien Secured Notes, with the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse of such New Third Lien Secured Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the Close of Business on the second Business Day preceding the Fundamental Change Payment Date or, in the case of New Third Lien Secured Notes represented by Global Notes, comply with the Applicable Procedures;

(vii) that Holders will be entitled to withdraw their tendered New Third Lien Secured Notes and their election to require the Company to purchase such New Third Lien Secured Notes; provided that the Paying Agent receives, not later than the expiration time of the Fundamental Change Offer, a facsimile transmission, pdf communication sent via electronic means or letter setting forth the name of the Holder of the New Third Lien Secured Notes, the principal amount of New Third Lien Secured Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered New Third Lien Secured Notes and its election to have such New Third Lien Secured Notes purchased or, in the case of New Third Lien Secured Notes represented by Global Notes comply with the Applicable Procedures;

(viii) if such notice is delivered prior to the occurrence of a Fundamental Change stating that the Fundamental Change Offer is conditional on the occurrence of such Fundamental Change;

(ix) the conversion rate and any adjustments to the conversion rate and that the New Third Lien Secured Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Third Lien Indenture;

(x) the other instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its New Third Lien Secured Notes purchased;

(xi) the name and address of the Paying Agent and the Conversion Agent; and

(xii) the last date on which a Holder may exercise the offer to repurchase and the procedures that Holders must follow to require the Company to repurchase their New Third Lien Secured Notes.

(b) While the New Third Lien Secured Notes are in global form and the Company makes an offer to purchase all of the New Third Lien Secured Notes pursuant to the Fundamental Change Offer, a Holder of the New Third Lien Secured Notes must make any exercise of its option to elect for the purchase of the New Third Lien Secured Notes through the facilities of the Depositary in accordance with the Applicable Procedures.

(c) To exercise a Fundamental Change Offer, a Holder must deliver, on or before the second Business Day immediately preceding the Fundamental Change Payment Date, the New Third Lien Secured Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the Paying Agent. Each repurchase notice must state:

(i) if certificated, the certificate numbers of New Third Lien Secured Notes to be delivered for repurchase;

(ii) the portion of the principal amount of New Third Lien Secured Notes to be repurchased, which must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof; and

(iii) that the New Third Lien Secured Notes are to be repurchased by the Company pursuant to the applicable provisions of the New Third Lien Secured Notes and this Third Lien Indenture.

(d) If the New Third Lien Secured Notes are not in certificated form, such repurchase notice must comply with DTC’s Applicable Procedures.

(e) The Company will be required to repurchase the New Third Lien Secured Notes on the Fundamental Change Payment Date. Holders who have exercised the repurchase offer will receive payment of the Fundamental Change Payment on the later of (x) the repurchase date and (y) the time of book-entry transfer or the delivery of the New Third Lien Secured Notes. If the Paying Agent holds money sufficient to pay the repurchase price of the New Third Lien Secured Notes on the repurchase date, then, with respect to the New Third Lien Secured Notes that have been properly surrendered for repurchase and have not been validly withdrawn:

(i) the New Third Lien Secured Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the New Third Lien Secured Notes is made or whether or not the New Third Lien Secured Notes are delivered to the Paying Agent); and

(ii) all other rights of the Holder of such New Third Lien Secured Notes will terminate (other than the right to receive the Fundamental Change Payment).

(f) In connection with any Fundamental Change Offer, the Company will, if required:

(i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(ii) file a Schedule TO or any other required schedule under the Exchange Act; and

(iii) otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the New Third Lien Secured Notes in each case, so as to permit the rights and obligations under Section 3.11, Section 3.12 and this Section 3.13 to be exercised in the time and in the manner specified in this Third Lien Indenture.

(g) No New Third Lien Secured Notes may be repurchased on any date at the option of Holders upon a Fundamental Change if the principal amount of the New Third Lien Secured Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Fundamental Change with respect to such New Third Lien Secured Notes).

(h) If a Holder submits its New Third Lien Secured Notes for required repurchase upon a Fundamental Change, the Holder’s right to withdraw its submission (such submission, a “Fundamental Change Repurchase Notice”) and convert the New Third Lien Secured Notes that are subject to repurchase will terminate at the Close of Business on the second Business Day immediately preceding the relevant Fundamental Change Payment Date.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the New Third Lien Secured Notes on the dates and in the manner provided in the New Third Lien Secured Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 10:00 a.m. (New York time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency in the United States (which may be an office of the Third Lien Trustee or an agent of the Third Lien Trustee) where the New Third Lien Secured Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the New Third Lien Secured Notes and this Third Lien Indenture may be served. The Company shall give prompt written notice to the Third Lien Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Third Lien Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Third Lien Trustee; provided that no office or agency of the Third Lien Trustee shall be an office or agency for the purposes of service of legal process on the Company or any Subsidiary Guarantor.

(b) The Company may also from time to time designate one or more other offices or agencies where the New Third Lien Secured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Third Lien Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Third Lien Trustee as one such office or agency of the Company in accordance with Section 2.04 hereof.

Section 4.03 Reports.

(a) If the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (and make available (without exhibits), without cost, to the Holders of the New Third Lien Secured Notes, within the time periods specified in such sections and to the extent not publicly available on the SEC’s EDGAR system or the Company’s public website:

(i) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(iii) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act or successor provisions and in a manner that complies in all material respects with the requirements specified in such form; provided that the Third Lien Trustee shall have no responsibility whatsoever to determine whether the filings described in this Section 4.03(a) have occurred. For the avoidance of doubt, the Company will be deemed to have provided a report required pursuant to this Section 4.03(a) to the Holders of the New Third Lien Secured Notes and the Third Lien Trustee if it has timely filed such report with the SEC via the EDGAR filing system (or any successor system).

(b) If, at any time, the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for any reason, the Company will nevertheless post the information required to be set forth in the reports specified in Section 4.03(a) (other than (i) separate financial statements or condensed consolidating financial information required by Article 11 of Regulation S-X, (ii) information required by Item 10(e)

of Regulation S-K or Regulation G under the Securities Act (in each case with respect to any non-GAAP financial measures contained therein) and (iii) information required by Item 402 or 601 of Regulation S-K) on a public or password protected website and will provide such information to the Holders of the New Third Lien Secured Notes and the Third Lien Trustee (but will not be required to file such information with the SEC), in each case within the time periods that would apply if the Company were required to file such information with the SEC. The Company will comply with Section 314(a) of the Trust Indenture Act.

(c) To the extent that any reports or other information is not furnished within the time periods specified in Section 4.03(a) or Section 4.03(b) and such reports or other information is subsequently furnished prior to the time such failure results in an Event of Default, the Company will be deemed to have satisfied its obligations with respect thereto and any Default or Event of Default with respect thereto shall be deemed to have been cured.

(d)

(i) Delivery of reports, information and documents to the Third Lien Trustee is for informational purposes only and their receipt of such reports, information and documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s, any Subsidiary’s or any other Person’s compliance with any of its covenants under this Third Lien Indenture or the New Third Lien Secured Notes (as to which the Third Lien Trustee is entitled to rely exclusively on the Officer’s Certificates delivered pursuant to the Third Lien Indenture).

(ii) No Third Lien Trustee shall have any liability or responsibility for the content, filing or timeliness of any report, information or document delivered or filed under or in connection with this Third Lien Indenture or the transactions contemplated hereunder and no Third Lien Trustee shall have any obligation to monitor or confirm, on a continuing basis or otherwise, whether the Company posts such reports, information and documents on any website or the SEC’s EDGAR service, or to collect any such information from the Company’s website or the SEC’s EDGAR service.

(e) The Company will file any reports required in compliance with the rules and regulations prescribed from time to time by the SEC pursuant to TIA § 314(a).

Section 4.04 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Company will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Subsidiary may Incur unsecured Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Subsidiary may issue shares of Preferred Stock, in each case, if the Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued is 2.00 to 1.00 or greater (“Ratio Debt”), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the Proceeds therefrom had occurred, at the beginning of such four-quarter period. Any Ratio Debt incurred must have a maturity date at least ninety-one (91) days after the maturity date of the New Third Lien Secured Notes.

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence of Indebtedness pursuant to Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount, including all Indebtedness incurred to Refinance any Indebtedness originally Incurred pursuant to this Section 4.04(b)(i) (and any successive Permitted

Refinancing Indebtedness), not to exceed an amount equal to the greater of (x) $1,505,000,000 and (y) the Revolving Borrowing Base (as defined in the Amended Credit Agreement or such similar term as defined in the Credit Facilities), plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection with any Refinancings;

(ii) Indebtedness (including any Permitted Refinancing Indebtedness thereof) under the Second Lien Documents (including Additional New Second Lien Secured Notes) in an amount equal to $289,000,000 at any time outstanding and Indebtedness (including any Permitted Refinancing Indebtedness thereof) under the Third Lien Documents (including Additional New Third Lien Secured Notes) in an amount equal to $203,000,000 at any time outstanding;

(iii) Indebtedness of the Company and its Subsidiaries existing on the Issue Date (including any Permitted Refinancing Indebtedness thereof) (other than Indebtedness described in Section 4.04(b)(i) and Section 4.04(b)(ii));

(iv) Capitalized Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Company or any of its Subsidiaries under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness originally Incurred pursuant to this Section 4.04(b)(iv) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (x) $190,000,000 and (y) 4.75% of Consolidated Total Assets as of the date any such Indebtedness is Incurred; provided that such Indebtedness is incurred within two hundred and seventy (270) days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(v) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the Incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than forty-five (45) days following such Incurrence;

(vi) Indebtedness arising from agreements of the Company or any Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) intercompany Indebtedness between or among the Company or any of its Subsidiaries; provided that (x) such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor will only be permitted by this Section 4.04(b)(vii) if at all times such Indebtedness is subordinated in right of payment to the Third Lien Obligations with respect to the New Third Lien Secured Notes or Guarantee of such Subsidiary Guarantor, as applicable, and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Subsidiary Guarantor lending such Indebtedness ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary) will be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this Section 4.04(b)(vii);

(viii) Indebtedness pursuant to Hedge Agreements;

(ix) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Guarantees of Indebtedness of the Company or of any other Subsidiary permitted to be Incurred under the Third Lien Indenture, to the extent such guarantees are Permitted Investments (other than pursuant to clause (16) of the definition thereof);

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days after notification is received by the Company of its incurrence;

(xii) [Reserved];

(xiii) Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiv) Cash Management Obligations and other Indebtedness in respect of Cash Management Services;

(xv) Indebtedness of Foreign Subsidiaries, together with any Permitted Refinancing Indebtedness Incurred by Foreign Subsidiaries to Refinance any Indebtedness originally Incurred pursuant to this Section 4.04(b)(xv) (and any successive Permitted Refinancing Indebtedness), in an aggregate outstanding principal amount not to exceed the greater of (x) $45,400,000 and (y) 1.125% of Consolidated Total Assets;

(xvi) Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are not in connection with the borrowing of money;

(xvii) Indebtedness representing deferred compensation or other similar arrangements Incurred by the Company or any Subsidiary (x) in the ordinary course of business or (y) in connection with any Permitted Investment;

(xviii) any Permitted Refinancing Indebtedness Incurred to Refinance Indebtedness Incurred as Ratio Debt or under clause (xxii) or this clause (xviii);

(xix) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased;

(xx) Indebtedness Incurred by the Company or any Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxi) Indebtedness Incurred by the Company or any Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Third Lien Trustee to satisfy and discharge the New Third Lien Secured Notes in accordance with this Third Lien Indenture;

(xxii) Additional Second Lien Obligations and Third Lien Obligations, provided that on a Pro Forma Basis Consolidated Secured Net Leverage Ratio is less than or equal to 3.0 to 1.0 and that Indebtedness incurred pursuant to this Section 4.04(b)(xxii) cannot be used to repurchase, repay, Refinance or exchange Old 2024 Notes, Old 2034 Notes or Old 2044 Notes; and

(xxiii) additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally Incurred pursuant to this Section 4.04(b)(xxiii) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (x) $125,000,000 and (y) 3.125% of Consolidated Total Assets.

(c) For purposes of determining compliance with this Section 4.04, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred as Ratio Debt, the Company may, in its sole discretion, at the time of Incurrence, combine, divide, classify or reclassify, or at any later time combine, divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that (x) all Indebtedness under the ABL/FILO Facility or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to Section 4.04(b)(i) and (y) all Indebtedness under the New Third Lien Secured Notes or guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been Incurred pursuant to 4.04(b)(ii), and, in each case of clauses (x) and (y) above, the Company will not be permitted to reclassify at any later date all or any portion of such Indebtedness. All Indebtedness originally Incurred under Section 4.04(b)(xxiii) will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be Incurred by the obligor thereon as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.04. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Section 4.05 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (x) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (y) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Subsidiary (other than (x) the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within forty-five (45) days of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (y) any Permitted Refinancing Indebtedness of such of Subordinated Indebtedness (or any successive Permitted Refinancing Indebtedness), provided, that such Permitted Refinancing Indebtedness of such of Subordinated Indebtedness is permitted by the definition of “Permitted Debt”;

(iv) redeem, repurchase, exchange or otherwise repay the Old 2024 Notes, Old 2034 Notes or Old 2044 Notes prior to the maturity of any of the New Second Lien Secured Notes; provided that the Old 2024 Notes, Old 2034 Notes and Old 2044 Notes may be exchanged in a debt-for-debt exchange in an amount not exceeding 90% of the Exchange Price provided to the Holders of the Old 2024 Notes, Old 2034 Notes and Old 2044 Notes, as applicable, as part of the Exchange Offers; provided further that the Old 2024 Notes may be redeemed, repurchased or repaid in cash at par on or after April 1, 2024; or

(v) make any Restricted Investment;

(all such payments and other actions set forth in Section 4.05(a)(i) to Section 4.05(a)(v) hereof are collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4.05(a) will not prohibit:

(i) the making of any Restricted Payment described in Section 4.05(a)(iii) or Section 4.05(a)(v) in exchange for, or out of or with the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary Guarantor) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(ii) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(iii) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Third Lien Indenture;

(iv) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Subsidiaries and any class or series of Preferred Stock of any Subsidiaries issued or Incurred in accordance with Section 4.04;

(v) exercise of the Call Right under this Third Lien Indenture;

(vi) the completion of Follow On Exchanges (subject to the limitations set forth in Section 4.05(a)(iv));

(vii) Restricted Payments that are made with Excluded Contributions (subject to the limitations set forth in Section 4.05(a)(iv));

(viii)

(1) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) by the Company after the Issue Date; and

(2) the declaration and payment of dividends to the Company, the Proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Company issued after the Issue Date;

provided, however, that (A) on a Pro Forma Basis for the most recently ended four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the making of such Restricted Payment either (x) the Interest Coverage Ratio of the Company is at least 2.00 to 1.00 or (y) the Total Net Leverage Ratio is no more than 2.50 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this Section 4.05(b)(viii) does not exceed the Net Cash Proceeds actually received by the Company from the sale (or the contribution of the Net Cash Proceeds from the sale) of Designated Preferred Stock;

(ix) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Company and its Subsidiaries pursuant to Section 3.11, Section 3.12, Section 3.13 and Section 4.07; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Company (or a third party to the extent permitted by this Third Lien Indenture) has made a Fundamental Change Offer or Asset Sale Offer, as the case may be, with respect to the New Third Lien Secured Notes and has repurchased, redeemed, defeased, acquired or retired all New Third Lien Secured Notes validly tendered and not withdrawn in connection with such Fundamental Change Offer or Asset Sale Offer, as the case may be; and

(x) any Restricted Payment, provided, however, that on a Pro Forma Basis for the most recently ended four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the making of such Restricted Payment, either (x) the Interest Coverage Ratio of the Company is at least 2.00 to 1.00 or (y) the Total Net Leverage Ratio is no more than 2.50 to 1.00; provided, further, that Restricted Payments made pursuant to this Section 4.05(b)(x) may not be used to redeem, repurchase or otherwise repay Old 2024 Notes, Old 2034 Notes or Old 2044 Notes.

(c) For purposes of this Section 4.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(d) This Section 4.05 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any AHYDO Catch-Up Payment with respect to any New Third Lien Secured Notes.

Section 4.06 Liens.

The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or Incur any Lien securing Indebtedness on any asset or property of any of the Company or any Subsidiary, except

(a) Permitted Liens; or

(b) Liens other than Permitted Liens on assets that are not Collateral; provided that with respect to this Section 4.06(b), the New Third Lien Secured Notes, are equally and ratably secured (or secured on a senior basis) with such Lien; provided that any Lien that is granted to secure the Third Lien Obligations or any Subsidiary Guarantee pursuant to this this Section 4.06(b) will be automatically and unconditionally released and discharged at the same time as the release of the underlying Lien that gave rise to the obligation to secure the Third Lien Obligations or such Guarantee under this clause Section 4.06(b).

Section 4.07 Asset Sales.

(a) The Company will not, and will not permit any of its Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Company or any of its Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Subsidiaries, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(1) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Subsidiary (other than liabilities that are Subordinated Indebtedness) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Company or such Subsidiary, as the case may be, from further liability (or are otherwise extinguished in connection with the transactions relating to such Asset Sale);

(2) any securities, notes or other obligations or assets received by the Company or such Subsidiary from such transferee that are converted or reasonably expected to be converted by the Company acting in good faith by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received or expected to be received), or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by the Company or any of its Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to Section 4.07(a)(ii)(3) that is at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 2.50% of Consolidated Total Assets, calculated at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) will be deemed to be Cash Equivalents for the purposes of this Section 4.07(a)(ii).

(b) Within three hundred and sixty-five (365) days after the later of (x) the date of any Asset Sale and (y) the receipt of any Net Cash Proceeds of such Asset Sale, the Company or such Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Sale:

(i) to reduce Indebtedness (through a prepayment, repayment or purchase, as applicable) as follows:

(1) Obligations under the New Second Lien Secured Notes and New Third Lien Secured Notes, including by redemption or by purchasing the New Second Lien Secured Notes or New Third Lien Secured Notes, as applicable, through a tender offer, open-market purchases or in privately negotiated transactions;

(2) ABL/FILO Obligations and Obligations under any other Credit Facility to the extent such Obligations were incurred under Section 4.04(b)(i); provided that for Indebtedness consisting of a revolving credit facility for working capital or general corporate purposes there shall be no requirement to correspondingly reduce commitments with respect thereto; or

(3) to the extent such Net Cash Proceeds resulted from an Asset Sale of assets not constituting Collateral, Obligations of a Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or any Subsidiary Guarantor; or

(ii) to make:

(1) an Investment in any one or more businesses so long as such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Subsidiary,

(2) capital expenditures; or

(3) acquisitions of, or investments in, other properties or assets;

provided that such application of Net Cash Proceeds pursuant to each of Section 4.07(b)(ii)(1), Section 4.07(b)(ii)(2) and Section 4.07(b)(ii)(3) is used or useful in the business of the Company or a Similar Business or replace the businesses, properties and/ or assets that are the subject of such Asset Sale; provided further that the Company may elect to deem expenditures that otherwise would be permissible Investments, capital expenditures or acquisitions of other property or assets within the scope of Section 4.07(b)(ii)(1), Section 4.07(b)(ii)(2) and Section 4.07(b)(ii)(3), as applicable, that occur prior to the receipt of the Net Cash Proceeds from such Asset Sale to have been invested in accordance with this Section 4.07(b)(ii) (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (x) notice of such Asset Sale, (y) execution of a definitive agreement for such Asset Sale and (z) consummation of such Asset Sale); or

(iii) any combination of Section 4.07(b)(i) and Section 4.07(b)(ii);

provided that a binding commitment or letter of intent entered into not later than such 365th day shall be treated as a permitted application of such Net Cash Proceeds from the date of such commitment or letter of intent so long as the Company or such Subsidiary enters into such commitment or letter of intent with the good faith expectation that the Net Cash Proceeds will be applied to satisfy such commitment or letter of intent within the later of such three hundred and sixty-fifth (365th) day and one hundred and eighty (180) days of such commitment or letter of intent (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Company or such Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within one hundred and eighty (180) days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Excess Proceeds.

(c) Any amount of Net Cash Proceeds from any Asset Sale that are not utilized or applied as provided within the time period set forth in this Section 4.07 will be deemed to constitute “Excess Proceeds.” Notwithstanding the foregoing sentence, any amount of Proceeds offered to Holders pursuant to Section 4.07(b)(ii) in connection with an Asset Sale Offer made at any time after the Asset Sale will be deemed to have been applied as required and will not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $93,750,000, the Company will make an open market offer (an “Asset Sale Offer”) to all Holders of New Third Lien Secured Notes and, if required by the terms of any Pari Passu Lien Indebtedness, to all holders of such Pari Passu Lien Indebtedness, to purchase the maximum principal amount of such New Third Lien Secured Notes and Pari Passu Lien Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds, in accordance with the procedures set forth in the Third Lien Indenture and the agreement governing such Pari Passu Lien Indebtedness. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $93,750,000 by transmitting electronically or by mailing to the Holders the notice required pursuant to the terms of the Third Lien Indenture, with a copy to the Third Lien Trustee or otherwise in accordance with the Applicable Procedures. The Company may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds exceeds $93,750,000.

(d) To the extent that the aggregate amount of New Third Lien Secured Notes and other Indebtedness tendered or otherwise surrendered in accordance with the terms of this Section 4.07(b) is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Third Lien Indenture. If the aggregate principal amount of New Third Lien Secured Notes and Indebtedness tendered or otherwise surrendered by Holders in accordance with the terms of this section exceeds the amount of Excess Proceeds, the Company will select the New Third Lien Secured Notes (and the Company or its agents will select such Pari Passu Lien Indebtedness, if applicable) to be purchased in the manner set forth in Section 4.07(h). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the New Third Lien Secured Notes (and, if required by the terms thereof, all Pari Passu Lien Indebtedness), the Company need only make an Asset Sale Offer up to the outstanding aggregate principal amount of New Third Lien Secured Notes (and any such Pari Passu Lien Indebtedness), and any additional Excess Proceeds will not be subject to this covenant and will be permitted to be used for any purpose otherwise permitted by this Third Lien Indenture in the Company’s discretion.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the New Third Lien Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Third Lien Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Third Lien Indenture by virtue thereof.

(f) The provisions under this Third Lien Indenture relative to the Company’s obligation to make an offer to repurchase the New Third Lien Secured Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the New Third Lien Secured Notes.

(g) The ABL/FILO Facility limits, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any New Third Lien Secured Notes pursuant to an Asset Sale Offer. In the event the Company is prohibited from purchasing the New Third Lien Secured Notes, the Company may seek the consent of their lenders to the purchase of the New Third Lien Secured Notes or attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the New Third Lien Secured Notes. In such case, the Company’s failure to purchase tendered New Third Lien Secured Notes would not constitute an Event of Default under this Third Lien Indenture. If more New Third Lien Secured Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such New Third Lien Secured Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such New Third Lien Secured Notes are listed (but only to the extent that the Third Lien Trustee has been notified in writing of such listing by the Company) or if such New Third Lien Secured Notes are not listed, on a pro rata basis or as nearly a pro rata basis as practicable (with adjustments so that only New Third Lien Secured Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof), by lot or by such other method as the Third Lien Trustee will deem fair and appropriate (and in such manner as complies with applicable legal requirements, if any); provided that the selection of such New Third Lien Secured Notes for purchase will not result in a Holder with a principal amount of such New Third Lien Secured Notes less than the minimum denomination of $2,000. If all of such New Third Lien Secured Notes are in global form, interests in such New Third Lien Secured Notes to be redeemed will be selected for redemption by the Depositary in accordance with the Applicable Procedures. No New Third Lien Secured Note will be repurchased in part if less than the minimum denomination of such New Third Lien Secured Note would be left outstanding.

(h) Notices of an Asset Sale Offer will be delivered or caused to be delivered, or in the case of New Third Lien Secured Notes in global form, delivered or cause to be delivered electronically in accordance with the Applicable Procedures, at least thirty (30) but not more than sixty (60) days before the purchase date to each Holder of New Third Lien Secured Notes at such Holder’s registered address, with a copy to the Third Lien Trustee, or otherwise in accordance with Applicable Procedures. If any New Third Lien Secured Note is to be purchased in part only, any notice of purchase that relates to such New Third Lien Secured Note will state the portion of the principal amount thereof that has been or is to be purchased.

(i) A new New Third Lien Secured Note in principal amount equal to the unpurchased portion of any New Third Lien Secured Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the New Third Lien Secured Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest will cease to accrue on the New Third Lien Secured Notes or portions thereof purchased.

Section 4.08 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $25,000,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in an arm’s length dealing with a Person who is not such Affiliate or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Subsidiary from a financial point of view when such transaction is taken in its entirety; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, the Company delivers to the Third Lien Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of the Company determined or resolved that such Affiliate Transaction complies with Section 4.08(a)(i).

(b) The provisions of Section 4.08(a) will not apply to:

(i) transactions between or among (a) the Company and any Subsidiary or (b) the Company and any Person that becomes a Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation);

(ii) transactions between or among the Company and any Subsidiary that involves shared overhead in the ordinary course of business;

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Company in good faith;

(iv) loans or advances to employees or consultants of the Company or any Subsidiary in accordance with clause (b) of the definition of “Permitted Investments;”

(v) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Company or any of the Subsidiary in the ordinary course of business;

(vi) the Exchange Offers and other transactions, agreements and arrangements in existence on the Issue Date, or any amendment thereto to the extent such amendment is not adverse to the Holders of the New Third Lien Secured Notes in any material respect;

(vii)

(1) any employment agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors; and

(3) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(viii) Restricted Payments permitted under Section 4.05 and Permitted Investments;

(ix) any purchase by the Company of Equity Interests in any Subsidiary;

(x) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and on arm’s length terms;

(xi) any transaction in respect of which the Company delivers to the Third Lien Trustee a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is in the good faith determination of the Company qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to Company or its Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(xii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiii) payments or loans (or cancellation of loans) to employees or consultants that are:

(1) approved by a majority of the disinterested directors of the Company in good faith;

(2) made in compliance with applicable law; and

(3) otherwise permitted under this Third Lien Indenture;

(xiv) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Third Lien Indenture that are fair to Company and the Subsidiaries; and

(xv) transactions pursuant to, and complying with Section 4.09(c) and Section 4.09(e).

Section 4.09 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) the Company is the surviving Person or the Person (if other than the Company) formed by or surviving any such consolidation, merger or winding up or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”) and, if such entity is not (x) a corporation, a co-obligor of the New Third Lien Secured Notes is a corporation organized or existing under such laws and (y) organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the New Third Lien Secured Notes is organized or existing under such laws;

(ii) the Successor Company (if other than the Company) expressly assumes all the Third Lien Obligations of the Company pursuant to a supplemental indenture or other documents or instruments;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default has occurred and is Continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2) the Interest Coverage Ratio for the Company (or, if applicable, the Successor Company thereto) and its Subsidiaries would be equal to or greater than such ratio for the Company and its Subsidiaries immediately prior to such transaction;

(v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person’s Third Lien Obligations; and

(vi) the Company will have delivered to the Third Lien Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Third Lien Indenture.

(b) The Successor Company will succeed to, and be substituted for, the Company under the Third Lien Indenture, the New Third Lien Secured Notes and the Third Lien Security Documents, and the Company will automatically be released and discharged from its Third Lien Obligations.

(c) Notwithstanding the provisions of Section 4.09(a)(iii) and Section 4.09(a)(iv):

(i) the Company or any Subsidiary Guarantor may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or a Subsidiary Guarantor;

(ii) the Company may merge with or consolidate into an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another state of the United States, the District of Columbia or any territory of the United States so long as the principal amount of Indebtedness of the Company and its Subsidiaries is not increased thereby;

(iii) any Subsidiary may merge with or consolidate into the Company or any Subsidiary Guarantor; provided that the Company or such Subsidiary Guarantor, as applicable, is the Successor Company in such merger; and

(iv) any Subsidiary that is not a Subsidiary Guarantor may dissolve or liquidate to the extent that the assets of such Subsidiary are transferred to the Company or another Subsidiary substantially contemporaneously with such dissolution or liquidation.

(d) Subject to Sections 4.09 and 10.02, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)

(1) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (including by way of liquidation or dissolution of the Subsidiary Guarantor) is a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States, Canada, any state, territory or province thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the Third Lien Obligations of such Subsidiary Guarantor, such Subsidiary Guarantor’s Subsidiary Guarantee and the Third Lien Security Documents pursuant to a supplemental indenture or other documents or instruments;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be Continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) will have delivered or caused to be delivered to the Third Lien Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Third Lien Indenture; and

(ii) such sale or disposition or consolidation or merger does not violate Section 4.07;

provided that, in the event of a Subsidiary Guarantor liquidating or dissolving, the Person which receives the assets of such Subsidiary Guarantor substantially contemporaneously with such liquidation or dissolution shall be considered the Successor Guarantor for purposes of the above.;

(e) Subject to Sections 4.09 and 10.02, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under each of this Third Lien Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Third Lien Security Documents, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Third Lien Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Third Lien Security Documents.

(f) Notwithstanding the provisions of this Section 4.09:

(i) a Subsidiary Guarantor may merge or consolidate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, Canada, any state, territory or province thereof or the District of Columbia, so long as the principal amount of Indebtedness of the Company and the Subsidiary Guarantors is not increased thereby;

(ii) a Subsidiary Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, the Company or Subsidiary Guarantor;

(iii) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of a jurisdiction in the United States or Canada; and

(iv) any Subsidiary Guarantor may merge with or consolidate into any Subsidiary Guarantor; provided that the surviving Person (x) is a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States or Canada, any state, territory or province thereof or the District of Columbia and (y) is or becomes a Subsidiary Guarantor upon the consummation of such merger or consolidation.

(g) For purposes of this Section 4.09, the sale, lease, conveyance, assignment, transfer or other Disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 4.10 Additional Amounts.

(a) All payments made by a Foreign Guarantor in respect of a Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the relevant Foreign Guarantor is then incorporated or organized or resident for tax purposes, any jurisdiction from or through which payment on behalf of such Foreign Guarantor is made or any political subdivision or governmental authority thereof or therein having power to tax (other than the United States) (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made by or on behalf of the relevant Foreign Guarantor under its Guarantee, the relevant Foreign Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i) any Taxes that would not have been so imposed but for the existence of any present or former connection between the Holder or the beneficial owner of the New Third Lien Secured Note or Guarantee (or between a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company, unlimited liability company or corporation) and the relevant Tax Jurisdiction, other than by the mere acquisition or holding of any New Third Lien Secured Note or the enforcement or receipt of payment under or in respect of any New Third Lien Secured Note or Guarantee;

(ii) any Taxes imposed or withheld as a result of the failure of the Holder or beneficial owner of any New Third Lien Secured Note or Guarantee to comply with any written request, made to that Holder or beneficial owner within a reasonable period before any such withholding or deduction would be payable, by the Company or a Foreign Guarantor to provide timely or accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirements (in each case, to the extent such Holder or beneficial owner is legally eligible to do so), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of such Taxes;

(iii) any Taxes that are imposed or withheld as a result of the presentation of any New Third Lien Secured Note or Guarantee for payment (where presentation is required) more than fifteen (15) days after the relevant payment is first made available for payment to the Holder or beneficial owner (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the New Third Lien Secured Note been presented on the last day of such fifteen (15) day period);

(iv) any estate, inheritance, gift, value added, sale, excise, transfer, personal property or similar tax or assessment;

(v) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to any New Third Lien Secured Note or Guarantee;

(vi) any Tax imposed on or with respect to any payment by a Foreign Guarantor to the Holder if such Holder is a fiduciary, partnership, limited liability company, unlimited liability company or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such New Third Lien Secured Note or Guarantee;

(vii) any Taxes that are imposed or withheld as a result of the presentation of any New Third Lien Secured Note or Guarantee for payment by or on behalf of a Holder or beneficial owner of such New Third Lien Secured Notes or Guarantee who would have been able to avoid such withholding or deduction by presenting the relevant New Third Lien Secured Note or Guarantee to, or otherwise accepting payment from, another paying agent;

(viii) any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(ix) any combination of the provisions in Section 4.10(a)(i) through Section 4.10(a)(viii) above.

(b) The relevant Foreign Guarantor will pay when due any present or future stamp, transfer, court or documentary Taxes or any other excise or property Taxes that arise in a Tax Jurisdiction with respect to the initial execution, delivery or registration of the Guarantees or any other document or instrument relating thereto (other than the New Third Lien Secured Notes).

(c) The relevant Foreign Guarantor will use reasonable efforts to furnish to the Holders, within a reasonable period of time after the due date for the payment of any Taxes so deducted or withheld pursuant to applicable law, either certified copies of tax receipts evidencing such payment by such Foreign Guarantor (in such form as provided in the ordinary course by the relevant Tax Jurisdiction and as is reasonably available to the Foreign Guarantor), or, if such receipts are not obtainable, other evidence of such payments by such Foreign Guarantor reasonably satisfactory to the Holders.

Section 4.11 Ratings. The Company shall use its commercially reasonable efforts to cause, within sixty (60) days after the end of the fiscal quarter in which the New Third Lien Secured Notes are issued, the New Third Lien Secured Notes to receive a rating, but no specific rating, from two of S&P, Moody’s or Fitch Ratings, Inc., or, if during such time none of such institutions shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency (as described in Rule 436 under the Securities Act).

Section 4.12 Impairment of Security Interest.

(a) The Company shall not, and shall not permit any Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Company), have the result of materially impairing the value of the security interests taken as a whole (including the lien priority with respect thereto) with respect to the Collateral for the benefit of the Collateral Agent, the Third Lien Trustee and the holders of the New Third Lien Secured Notes (including materially impairing the lien priority of the New Third Lien Secured Notes with respect thereto) (it being understood that any release described under Section 12.05 and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

(b) At the direction of the Company and without the consent of the Holders, but subject to compliance with Section 9.06, the Collateral Agent and the Third Lien Trustee (or its agent or designee) shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Third Lien Security Documents to, but subject in all cases to the First Lien/Second Lien/Third Lien Intercreditor Agreements:

(i) cure any ambiguity, omission, defect or inconsistency therein that does not adversely affect the interests of the Holders of the New Third Lien Secured Notes in any material respect;

(ii) add to the Collateral; or

(iii) make any other change thereto that does not adversely affect the Holders of the New Third Lien Secured Notes in any material respect.

Section 4.13 After-Pledged Property. With respect to After-Pledged Property of the Company or any Subsidiary Guarantor, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, financing change statements and certificates and opinions of counsel as shall be reasonably necessary to create a New Third Lien on such After-Pledged Property constituting Collateral securing the Third Lien Obligations as contemplated by the Third Lien Security Documents and perfect such New Third Liens to the extent required by the Third Lien Security Documents in favor of the Collateral Agent, and having a third lien priority, subject only to Permitted Liens, and thereupon all provisions of the Third Lien Indenture relating to the Collateral shall be deemed to apply to such After-Pledged Property to the same extent and with the same force and effect as the then-existing Collateral.

Section 4.14 Stay, Extension and Usury Laws. The Company and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Third Lien Indenture; and the Company and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Third Lien Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.15 Additional Subsidiary Guarantors

(a) Any Person that becomes an obligor under the ABL/FILO Facility and any Refinancing or replacement Credit Facilities in respect thereof, and that is not an Excluded Subsidiary shall provide a Subsidiary Guarantee.

(b) To the extent a Person is required to provide a subsidiary guarantee under Section 4.15(a), such Person shall execute and deliver a supplemental indenture to the Third Lien Trustee evidencing such Subsidiary Guarantee within ten (10) Business Days after the requirement to provide such Subsidiary Guarantee arises, together with such Opinions of Counsel and Officer’s Certificate consistent with the Opinions of Counsel and Officer’s Certificate delivered on the Issue Date, and a pledge of all assets held by such Person (other than Excluded Assets) as After-Pledged Property with a New Third Lien as provided under Section 4.13.

Section 4.16 Maintenance of Insurance. The Company and the Subsidiary Guarantors will maintain with insurance companies that the Company or the Subsidiary Guarantor, as applicable believes (in their respective good faith and judgment of the management of the Company or the Subsidiary Guarantors, as applicable) are financially sound and reputable insurance companies, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance which the Company or the Subsidiary Guarantor, as applicable, believes (in the good faith judgment of management of the Company or the Subsidiary Guarantor, as applicable) is reasonable and prudent in light of the size and nature of its business) as are customarily carried under similar circumstances by such other Persons and against at least such risks (and with such risk retentions) as the Company or the Subsidiary Guarantor, as applicable believes (in the good faith judgement or the management of the Company or the Subsidiary Guarantor, as applicable) are reasonable and prudent in light of the size and nature of its business.

Section 4.17 Compliance Certificate

(a) The Company will and will cause each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the TIA) to deliver to the Third Lien Trustee, within one hundred and twenty (120) days after the end of each fiscal year of the Company ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof, the Company is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Third Lien Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company (through its own action or omission or through the action or omission of any Subsidiary Guarantor as applicable) will be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. The individual signing any certificate given by any Person pursuant to this Section 4.17(a) will be the principal executive, financial or accounting officer of such Person or the direct or indirect parent of such Person, in compliance with TIA § 314(a)(4).

(b) So long as any of the New Third Lien Secured Notes are outstanding, the Company will deliver to the Third Lien Trustee, within thirty (30) days after the occurrence of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.18 Covenant Termination

(a) Following the first date after the Issue Date that (x) either (i) the New Second Lien Secured Notes have met the Ratings Threshold, (ii) for the last two consecutive four full fiscal quarters for which Required Financial Statements have been delivered immediately preceding the Covenant Termination Event, the Company shall have achieved on a Pro Forma Basis a Total Net Leverage Ratio of less than 2.50 to 1.00 or (iii) the Company has no outstanding Obligations secured by the Collateral on a first priority basis other than pursuant to any revolving Credit Facility (including the ABL/FILO Facility), and no Obligations secured by the Collateral on a second priority basis other than the New Second Lien Convertible Notes and any Obligations consisting of convertible notes secured equally and ratably therewith and (y) no Event of Default has occurred and is then Continuing, then upon delivery by the Company to the Third Lien Trustee of an Officers’ Certificate to the foregoing effect, the Company and the Subsidiaries will no longer be subject to the following covenants or restrictions (such occurrence, a “Covenant Termination Event”) of this Third Lien Indenture with respect to the New Third Lien Secured Notes:

(i) Section 1.01, clause (ad) of the definition of “Permitted Liens”, which shall be deleted in its entirety and replaced with the following sentence: “Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (i) $150,000,000 and (ii) 3.75% of Consolidated Total Assets”;

(ii) Section 4.04;

(iii) Section 4.05;

(iv) Section 4.07;

(v) Section 4.08; and

(vi) Section 4.09(iv).

No Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the terminated covenants after a Covenant Termination Event.

After the occurrence of a Covenant Termination Event, the terminated covenants shall not be reinstated at any time.

(b) No Third Lien Trustee nor any Agent shall have any obligation to (i) independently determine or verify if such events constituting a Covenant Termination Event have occurred or (ii) notify the holders of any Covenant Termination Event. No Third Lien Trustee nor any Agent shall have any obligation to notify the Holders of the occurrence or date of the termination of the foregoing covenants, but the Third Lien Trustee may provide a copy of such Officers’ Certificates to any Holder upon request.

ARTICLE V

SUCCESSORS

Section 5.01 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, in accordance with Section 4.09 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Third Lien Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company) and may exercise all rights and powers of, the Company under this Third Lien Indenture with the same effect as if such successor Person had been named as the company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The occurrence of each of the following events, with respect to the New Third Lien Secured Notes, for so long as such event is Continuing, is an “Event of Default” for the New Third Lien Secured Notes:

(a) a default in any payment of interest on the New Third Lien Secured Notes when due continued for thirty (30) Business Days;

(b) a default in the payment of principal or premium, if any, of any New Third Lien Secured Notes when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(c) the failure by the Company or any Subsidiary to comply for thirty (30) days after receipt of written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to Section 6.01(a) or Section 6.01(b)) contained in the applicable Third Lien Documents;

(d) the failure by the Company or any Significant Subsidiary to pay the principal amount of any Indebtedness for borrowed money within any applicable grace period upon the final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid at final maturity or acceleration exceeds $100,000,000 or its foreign currency equivalent; provide that this Section 6.01(d), shall not apply to any event of non-payment or acceleration occurring under the Old 2024 Notes, Old 2034 Notes or Old 2044 Notes;

(e) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) files a petition for relief, commences a voluntary case or commences proceedings to be adjudicated bankrupt or insolvent under any Bankruptcy Law;

(ii) consents to the entry of an order for relief against it in an involuntary case or to the institution of bankruptcy or insolvency proceedings against it;

(iii) files an answer, response or consent in an involuntary case seeking or consenting to reorganization, liquidation or other relief under applicable Bankruptcy Law;

(iv) consents to the appointment of a custodian of it or for any substantial part of its property; or

(v) makes a general assignment for the benefit of its creditors;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Subsidiary in an involuntary case, or adjudicates the Company or any Significant Subsidiary bankrupt or insolvent in any involuntary case, or any similar relief is granted under any foreign laws;

(ii) appoints a custodian of the Company or any Significant Subsidiary or for any substantial part of the Company’s or any of the Significant Subsidiary’s property, or any similar relief is granted under any domestic or foreign laws; or

(iii) orders the winding up or liquidation of an Company or any Significant Subsidiary, or any similar relief is granted under any domestic or foreign laws;

and in each of the foregoing cases, the order or decree remains unstayed, undismissed or undischarged and in effect for sixty (60) consecutive days;

(g) failure by the Company or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $100,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of sixty (60) consecutive days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(h) the Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Third Lien Indenture), or any Subsidiary Guarantor that is a Significant Subsidiary (or any Officer thereof with authority to act on behalf of such Subsidiary Guarantor with respect to such matters) denies in writing that it has any further liability under its Subsidiary Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Third Lien Indenture or the release of any such Subsidiary Guarantee in accordance with this Third Lien Indenture, and such Default continues for five (5) days;

(i) the New Third Liens created by the Third Lien Security Documents securing the New Third Lien Secured Notes or Guarantees shall at any time not constitute perfected Liens on any portion of the Collateral intended to be covered thereby (to the extent perfection is required by this Third Lien Indenture or such Third Lien Security Documents) other than in accordance with the terms of such relevant Third Lien Security Document and this Third Lien Indenture and other than the satisfaction in full of Third Lien Obligations or release or amendment of any such Lien in accordance with the terms of this Third Lien Indenture or such Third Lien Security Documents, or

(ii) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Third Lien Indenture and such relevant Third Lien Security Document, any such Third Lien Security Document shall for whatever reason be terminated or cease to be in full force and effect, if, in each case, such default occurs with respect to a portion of the Collateral exceeding $50,000,000 in Fair Market Value;

(i) the failure by the Company to comply with its obligation to convert the New Third Lien Secured Notes in accordance with this Third Lien Indenture upon exercise of a Holder’s conversion right and such failure continues for a period of three (3) Business Days; or

(j) the failure of the Company to give a Fundamental Change notice in the event such notice is required pursuant to Section 13.03(b) or notice of a specified corporate transaction in the event such notice is required pursuant to Section 13.01(b)(ii).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body; provided, however, that a default under Section 6.01(c) will not constitute an Event of Default until either the Third Lien Trustee notifies in writing the Company or the Holders of at least 25.0% in principal amount of outstanding New Third Lien Secured Notes notify in writing the Company and the Third Lien Trustee of the default and such default is not cured within the time specified in Section 6.01(c) after receipt of such notice.

Section 6.02 Acceleration

(a) If any Event of Default (other than of a type specified in Section 6.01(e) and Section 6.01(f) occurs and is Continuing under this Third Lien Indenture, the Third Lien Trustee by written notice to the Company or the Holders of at least 25% in aggregate principal amount of the then total outstanding New Third Lien Secured Notes by written notice to the Company and the Third Lien Trustee may declare the principal of and accrued and unpaid interest, if any, on all the then outstanding New Third Lien Secured Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and accrued and unpaid interest, if any, shall be due and payable immediately. Notwithstanding the foregoing, if an Event of Default arising under Sections 6.01(e) or 6.01(f) hereof occurs and is Continuing, all outstanding New Third Lien Secured Notes shall become due and payable without further action or notice.

(b) [Reserved].

(c)

(i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action; and

(ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Third Lien Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Third Lien Indenture.

(d) Notwithstanding anything in this Third Lien Indenture or in the New Third Lien Secured Notes to the contrary, to the extent the Company elects, in respect of the New Third Lien Secured Notes, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.03 shall, for the first one hundred and eighty (180) days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest (“Additional Interest”) on the New Third Lien Secured Notes at a rate equal to (i) 0.25% per annum of the principal amount of the New Third Lien Secured Notes outstanding for each day during the first ninety (90) calendar days on which such Event of Default is continuing (or, if earlier, the date on which such Event of Default is cured or waived as provided for in this Third Lien Indenture) beginning on, and including, the date on which such Event of Default first occurs and (ii) 0.50% per annum of the principal amount of the New Third Lien Secured Notes outstanding for each day from, and including, the 91st calendar day to, but excluding, the 180th calendar day after the occurrence of such an Event of Default during which such Event of Default is continuing (or, if earlier, the date on which such Event of Default is cured or waived as provided for in this Third Lien Indenture). If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as regular interest on the New Third Lien Secured Notes. On the one hundred and eighty first (181st) day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.03 is not cured or waived prior to such one hundred and eighty first (181st day)), the New Third Lien Secured Notes shall be immediately subject to acceleration as provided in this Section 6.02. The provisions of this paragraph will not affect the rights of Holders of New Third Lien Secured Notes in the event of the occurrence of any Event of Default other than the Company’s failure to comply with its obligations as set forth in Section 4.03. In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.02(d) or the Company elected to make such payment but does not pay the Additional Interest when due, the New Third Lien Secured Notes shall be immediately subject to acceleration as provided in this Section 6.02.

In order to elect to pay Additional Interest as the sole remedy during the first one hundred and eighty (180) days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Company must notify all Holders of the New Third Lien Secured Notes, the Third Lien Trustee and the Paying Agent in writing of such election prior to the beginning of such one hundred and eighty (180) day period. Upon the failure to timely give such notice, the New Third Lien Secured Notes shall be immediately subject to acceleration as provided in this Section 6.02.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is Continuing, the Third Lien Trustee may pursue any available remedy (including a lawsuit for breach of contract) to collect the payment of principal of or interest on the New Third Lien Secured Notes or to enforce the performance of any provision of the New Third Lien Secured Notes, this Third Lien Indenture (including sums owed to the Third Lien Trustee, the Agents and their agents and counsel) and the Guarantees.

(b) The Third Lien Trustee may maintain a proceeding even if it does not possess any of the New Third Lien Secured Notes or does not produce any of them in the proceeding. A delay or omission by the Third Lien Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding New Third Lien Secured Notes by written notice to the Third Lien Trustee may, on behalf of the Holders of all of the New Third Lien Secured Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences (including acceleration) under this Third Lien Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a Continuing Default or Event of Default in the payment of interest on, or the principal of, New Third Lien Secured Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration, or with respect to the failure to deliver the consideration due upon conversion). Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Third Lien Indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.01(d), such Event of Default and all consequences thereof (excluding, however, any payment default on the Third Lien Obligations resulting from acceleration of the New Third Lien Secured Notes) will be annulled, waived and rescinded, automatically and without any action by the Third Lien Trustee or the Holders of New Third Lien Secured Notes, if prior to twenty (20) days after such Event of Default arose, the Company delivers an Officer’s Certificate to the Third Lien Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

Section 6.05 Control by Majority.

(a) Except as provided for in Section 6.05(b), the Holders of a majority in principal amount of the then outstanding New Third Lien Secured Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Third Lien Trustee and the Collateral Agent or of exercising any trust or power conferred on the Third Lien Trustee and the Collateral Agent or of exercising any trust or power conferred on the Third Lien Trustee and the Collateral Agent.

(b) The Third Lien Trustee and the Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Third Lien Indenture or that the Third Lien Trustee and the Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder (it being understood that neither the Third Lien Trustee nor the Collateral Agent has an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that would involve the Third Lien Trustee or the Collateral Agent in personal liability unless such Holders have offered to the Third Lien Trustee and Collateral Agent security and indemnity satisfactory to it against any loss, liability or expense. Prior to taking any action under this Third Lien Indenture, the Third Lien Trustee and the Collateral Agent will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

Section 6.06 Limitation on Suits.

In case an Event of Default occurs and is Continuing, the Third Lien Trustee will be under no obligation to exercise any of the rights or powers under this Third Lien Indenture at the request or direction of any of the Holders unless such Holders have offered to the Third Lien Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder may pursue any remedy with respect to this Third Lien Indenture or the New Third Lien Secured Notes unless:

(a) such Holder has previously given the Third Lien Trustee written notice that an Event of Default is Continuing or will occur upon notice and/or passage of time;

(b) Holders of at least 25.0% in principal amount of the outstanding New Third Lien Secured Notes have requested (the “Requesting Holders”) in writing the Third Lien Trustee to pursue the remedy, which pursuit of the requested remedy may be conditioned upon the occurrence of an Event of Default in the future;

(c) such Requesting Holders have offered and if requested, provided the Third Lien Trustee security or indemnity in respect of any loss, liability or expense (which security or indemnity is reasonably acceptable to the Third Lien Trustee);

(d) the Third Lien Trustee has not complied with, or indicated in writing to the Requesting Holders that it will comply with, such request within ten (10) days after the receipt of the request and the offer (or provision) of security or indemnity; and

(e) the Holders of a majority in principal amount of the outstanding New Third Lien Secured Notes have not given the Third Lien Trustee a written direction inconsistent with such request within such 10-day period.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Third Lien Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on the New Third Lien Secured Notes held by such Holder, on or after the respective due dates expressed in the New Third Lien Secured Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is Continuing, the Third Lien Trustee may recover judgment in its own name and as the Third Lien Trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09 Third Lien Trustee May File Proofs of Claim.

The Third Lien Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Third Lien Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Third Lien Trustee, its agents and counsel), the Collateral Agent and the Holders of New Third Lien Secured Notes allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders of New Third Lien Secured Notes (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding New Third Lien Secured Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Third Lien Trustee and, in the event that the Third Lien Trustee will consent to the making of such payments directly to the Holders of New Third Lien Secured Notes, to pay to the Third Lien Trustee and the Collateral Agent any amount due it for the reasonable compensation, expenses, disbursements and advances of the Third Lien Trustee, the Collateral Agent and their agents and their counsel, and any other amounts due to the Third Lien Trustee and Collateral Agent under Section 7.07. Nothing herein contained will be deemed to authorize the Third Lien Trustee to authorize or consent to or accept or adopt on behalf of any Holder of New Third Lien Secured Notes any plan or reorganization, arrangement, adjustment or composition affecting the New Third Lien Secured Notes or the rights of any Holder thereof, or to authorize the Third Lien Trustee to vote in respect of the claim of any Holder in such proceeding.

Section 6.10 Priorities.

The Third Lien Trustee will pay out any money or property received by it in the following order:

First: to the Third Lien Trustee and the Agents for amounts due under Section 7.07;

Second: to Holders of New Third Lien Secured Notes for amounts due and unpaid on the New Third Lien Secured Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the New Third Lien Secured Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or, to the extent the Third Lien Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor as a court of competent jurisdiction will direct.

The Third Lien Trustee may fix a record date and payment date for any payment to Holders of New Third Lien Secured Notes pursuant to this Section. At least fifteen (15) days before such record date, the Company (or Third Lien Trustee) will deliver to each Holder of New Third Lien Secured Notes and the Third Lien Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Third Lien Indenture or in any suit against the Third Lien Trustee for any action taken or omitted by it as such Third Lien Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by wither Third Lien Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10.0% in outstanding principal amount of the New Third Lien Secured Notes.

Section 6.12 Notice.

If a Default occurs and is Continuing and is actually known to the Third Lien Trustee, such Third Lien Trustee shall provide to each Holder of New Third Lien Secured Notes notice of the Default within ninety (90) days after it is actually known to such Third Lien Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any New Third Lien Secured Note, the Third Lien Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice in the interest of the Holder of New Third Lien Secured Notes. In addition, the Company shall deliver to the Third Lien Trustee, within one hundred and twenty (120) days after the end of each fiscal year ending after the Issue Date, a certificate regarding compliance with the Third Lien Indenture. The Company also shall deliver to the Third Lien Trustee within thirty (30) days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action the Company is taking or proposes to take in respect thereof.

ARTICLE VII

THIRD LIEN TRUSTEE AND COLLATERAL AGENT

Section 7.01 Duties of Third Lien Trustee and Collateral Agent.

(a) If an Event of Default has occurred and is Continuing, the Third Lien Trustee shall exercise such of the rights and powers vested in it by this Third Lien Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) With respect to the Third Lien Trustee, except during the continuance of an Event of Default, and at all times with respect to the Collateral Agent (regardless of whether a Default or Event of Default has occurred and is Continuing):

(i) the duties of the Third Lien Trustee shall be determined solely by the express provisions of this Third Lien Indenture, the duties of the Collateral Agent shall be determined solely by the express provisions of this Third Lien Indenture and the Third Lien Security Agreements and the Third Lien Trustee and the Collateral Agent need perform only those duties that are specifically set forth in this Third Lien Indenture and the Third Lien Documents and no others, and no implied covenants or obligations shall be read into this Third Lien Indenture or any other Third Lien Document against the Third Lien Trustee and the Collateral Agent (it being agreed that the permissive right of the Third Lien Trustee and the Collateral Agent to do things enumerated in this Third Lien Indenture or the Third Lien Documents shall not be construed as a duty); and

(ii) in the absence of gross negligence or willful misconduct on their part, the Third Lien Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Third Lien Trustee and/or the Collateral Agent and conforming to the requirements of this Third Lien Indenture. The Third Lien Trustee and the Collateral Agent shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Third Lien Trustee and the Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Third Lien Indenture and the Third Lien Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Third Lien Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Third Lien Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Third Lien Trustee was negligent in ascertaining the pertinent facts; and

(iii) no Third Lien Trustee shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Third Lien Indenture and the Third Lien Documents, as applicable, that in any way relates to the Third Lien Trustee or the Collateral Agent is subject to paragraphs (a), (b), (c), (e) and (h) of this Section 7.01.

(e) No provision of this Third Lien Indenture shall require the Third Lien Trustee or the Collateral Agent to expend or risk its own funds or incur any liability. Neither the Third Lien Trustee nor the Collateral Agent shall be under any obligation to exercise any of its rights and powers under this Third Lien Indenture or the Third Lien Documents at the request of any Holders, unless such Holder shall have offered to the Third Lien Trustee or the Collateral Agent, as applicable, security or indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.

(f) Money held in trust by the Third Lien Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(g) Neither the Third Lien Trustee nor the Collateral Agent shall be liable for interest or investment income on any money received by it except as the Third Lien Trustee or the Collateral Agent may agree in writing with the Company.

(h) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it in connection with this Third Lien Indenture, the First Lien/Second Lien/Third Lien Intercreditor Agreements, and any Third Lien Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct. The Collateral Agent’s duties are ministerial and administrative in nature, and the Collateral Agent shall not have or be deemed to have any trust or other fiduciary relationship with the Third Lien Trustee, any Holder, the Company or any other the Grantor. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Third Lien Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.02 Certain Rights of the Third Lien Trustee and Collateral Agent.

(a) The Third Lien Trustee and the Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Third Lien Trustee nor the Collateral Agent need investigate any fact or matter stated in the document.

(b) Before the Third Lien Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Third Lien Trustee nor the Collateral Agent shall be liable for any action they take or omit to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Third Lien Trustee and the Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Third Lien Trustee and the Collateral Agent may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by them hereunder.

(d) Neither the Third Lien Trustee nor the Collateral Agent shall be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon them by this Third Lien Indenture or the Third Lien Documents.

(e) Unless otherwise specifically provided in this Third Lien Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) Neither the Third Lien Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in them by this Third Lien Indenture or the Third Lien Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Third Lien Trustee or the Collateral Agent, as applicable, security or indemnity satisfactory to the Third Lien Trustee or Collateral Agent, as applicable, against the costs, expenses and liabilities that might be incurred by them in compliance with such request or direction.

(g) Neither the Third Lien Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default under this Third Lien Indenture unless a Responsible Officer of the Third Lien Trustee or the Collateral Agent has actual knowledge thereof or unless written notice of such event is sent to the Third Lien Trustee or the Collateral Agent, as applicable, in accordance with Section 14.02 hereof, and such notice references the New Third Lien Secured Notes.

(h) No Third Lien Trustee and the Collateral Agent shall be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding New Third Lien Secured Notes as to the time, method and place of conducting any proceedings for any remedy available to the Third Lien Trustee or Collateral Agent or the exercising of any power conferred by this Third Lien Indenture.

(i) Any action taken, or omitted to be taken, by the Third Lien Trustee or the Collateral Agent in good faith pursuant to this Third Lien Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is a Holder shall be conclusive and binding upon future Holders and upon New Third Lien Secured Notes executed and delivered in exchange therefor or in place thereof.

(j) Neither the Third Lien Trustee nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the New Third Lien Secured Notes at the time outstanding.

(k) The rights, privileges, protections, immunities and benefits given to the Third Lien Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Third Lien Trustee and the Collateral Agent in each of its capacities hereunder, the Conversion Agent, each other Agent and to each officer, director, employee, agent and custodian of the Third Lien Trustee, the Collateral Agent, the Conversion Agent, each other Agent and any other Person employed by the Third Lien Trustee, the Collateral Agent, the Conversion Agent and each other Agent to act hereunder, and by such Persons when acting under any Third Lien Document.

(l) The Third Lien Trustee and the Collateral Agent may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Third Lien Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(m) In no event shall the Third Lien Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Third Lien Trustee or the Collateral Agent, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) Neither the Third Lien Trustee and the Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) Whenever in the administration of this Third Lien Indenture or the other Third Lien Documents, the Third Lien Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Third Lien Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, as determined by a nonappealable order of a court of competent jurisdiction, conclusively rely upon an Officer’s Certificate.

(p) Whenever in the administration of this Third Lien Indenture and the other Third Lien Documents, the Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action, making any determination or exercising any discretion hereunder or thereunder, the Collateral Agent may seek the direction of the Holders of a majority of principal amount of the New Third Lien Secured Notes and shall have no liability for acting or refraining from acting in accordance therewith or for any delay in acting pending receipt of such instruction.

(q) Neither the Third Lien Trustee nor the Collateral Agent shall be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Responsible Officer of such Third Lien Trustee or the Collateral Agent, as applicable. No Third Lien Trustee or Collateral Agent shall be deemed to have notice of any matter that any other Third Lien Trustee or Collateral Agent, as applicable, has knowledge of, notwithstanding that the institution serving as the Third Lien Trustee and Collateral Agent may be the same or related entities.

(r) The Third Lien Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Collateral Agent and the Collateral Agent shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Third Lien Trustee. No Third Lien Trustee shall be liable for any act, omission, breach, misconduct or liability whatsoever of any other Third Lien Trustee.

(s) No Third Lien Trustee nor the Collateral Agent shall have any obligation whatsoever to any other Third Lien Trustee, or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Third Lien Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, the value thereof, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Third Lien Indenture, any Third Lien Security Document or the First Lien/Second Lien/Third Lien Intercreditor Agreements.

(t) No Third Lien Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein. Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto (except as required under applicable law), and no Third Lien Trustee nor the Collateral Agent will be responsible for filing any financing or continuation statements or amendments thereto under the UCC, PPSA or otherwise or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Third Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

Section 7.03 Individual Rights of Third Lien Trustee and Collateral Agent.

Each of the Third Lien Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of New Third Lien Secured Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not a Third Lien Trustee or Collateral Agent. However, in the event that a Third Lien Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as a Third Lien Trustee or resign. Any Agent may do the same with like rights and duties. The Third Lien Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Disclaimer.

Neither the Third Lien Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Third Lien Indenture or the Third Lien Documents, it shall not be accountable for the Company’s use of the Proceeds from the New Third Lien Secured Notes or any money paid to the Company or upon the Company’s direction under any provision of this Third Lien Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent (other than itself when acting as Paying Agent), and it shall not be responsible for any statement or recital herein or any statement in the New Third Lien Secured Notes or any other document in connection with the offer or issuance of the New Third Lien Secured Notes or pursuant to this Third Lien Indenture other than its certificate of authentication. In accepting the trusts hereby created, the Third Lien Trustee acts solely as the Third Lien Trustee for the Holders of New Third Lien Secured Notes and not in its individual capacity and all persons, including without limitation the Holders of New Third Lien Secured Notes and the Company having any claim against the Third Lien Trustee arising from this Third Lien Indenture shall look only to the funds and accounts held by the Third Lien Trustee hereunder for payment.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is Continuing and if it is actually known to a Responsible Officer of the Third Lien Trustee, the Third Lien Trustee shall mail to Holders of the New Third Lien Secured Notes and the Collateral Agent a notice of the Default or Event of Default within ninety (90) days after it is actually known to a Responsible Officer of the Third Lien Trustee or written notice of it is received by the Third Lien Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any New Third Lien Secured Note, the Third Lien Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the New Third Lien Secured Notes.

Section 7.06 Reports by Third Lien Trustee to Holders of the New Third Lien Secured Notes.

(a) Within sixty (60) days after each November 1 beginning with the November 1 following the date hereof, and for so long as New Third Lien Secured Notes remain outstanding, the Third Lien Trustee shall mail to the Holders of the New Third Lien Secured Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Third Lien Trustee also shall comply with TIA § 313(b)(2). The Third Lien Trustee shall also transmit all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its transmission to the Holders of New Third Lien Secured Notes shall be transmitted to the Company and filed with the SEC and each stock exchange on which the New Third Lien Secured Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Third Lien Trustee in writing when the New Third Lien Secured Notes are listed on any stock exchange or any delisting thereof.

Section 7.07 Compensation and Indemnity.

(a) The Company shall pay to the Third Lien Trustee, the Collateral Agent and the Conversion Agent (in each case, acting in any capacity hereunder or under the Third Lien Documents) from time to time such compensation as shall be agreed in writing between the Company, the Third Lien Trustee, the Collateral Agent and the Conversion Agent for its acceptance of this Third Lien Indenture and the Third Lien Documents and services hereunder and thereunder. The Third Lien Trustee and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Third Lien Trustee, the Collateral Agent and the Conversion Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Third Lien Trustee’s, Collateral Agent’s and Conversion Agent’s agents and counsel.

(b) The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Third Lien Trustee, any predecessor Third Lien Trustee, the Collateral Agent and the Conversion Agent (in each case, acting in any capacity hereunder or under the Third Lien Documents), their officers, directors, employees and agents against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Third Lien Indenture or the Third Lien Documents, including the reasonable costs and expenses of enforcing this Third Lien Indenture or the Third Lien Documents against the Company and the Subsidiary Guarantors (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company or any Subsidiary Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its own gross negligence or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. The Third Lien Trustee, the Collateral Agent or the Conversion Agent, as applicable, shall notify the Company and the Subsidiary Guarantors promptly of any claim for which it may seek indemnity. Failure by the Third Lien Trustee or the Collateral Agent to so notify the Company and the Subsidiary Guarantors shall not relieve the Company or the Subsidiary Guarantors of their obligations hereunder. The Company shall defend the claim and the Third Lien Trustee and the Collateral Agent shall reasonably cooperate at the Company’s expense in the defense. The Third Lien Trustee and the Collateral Agent may have separate counsel and the Company and the Subsidiary Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Third Lien Indenture and the resignation or removal of the Third Lien Trustee or the Collateral Agent.

(d) To secure the Company’s payment obligations in this Section, the Third Lien Trustee shall have a Lien prior to the New Third Lien Secured Notes on all money or property held or collected by the Third Lien Trustee, except that held in trust to pay principal and interest on particular New Third Lien Secured Notes. Such Liens shall survive the satisfaction and discharge of this Third Lien Indenture, any termination or rejection of this Third Lien Indenture under any Bankruptcy Law and resignation or removal of the Third Lien Trustee or the Collateral Agent.

(e) When the Third Lien Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(e) or (f) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Third Lien Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Third Lien Trustee or Collateral Agent.

(a) A resignation or removal of the Third Lien Trustee and appointment of a successor Third Lien Trustee shall become effective only upon the successor Third Lien Trustee’s acceptance of appointment as provided in this Section 7.08. A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent shall become effective upon such successor’s acceptance as Collateral Agent

(b) The Third Lien Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding New Third Lien Secured Notes may remove its Third Lien Trustee by so notifying the Third Lien Trustee and the Company in writing. The Company may remove the Third Lien Trustee if:

(i) the Third Lien Trustee fails to comply with Section 7.10 hereof;

(ii) the Third Lien Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Third Lien Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Third Lien Trustee or its property; or

(iv) the Third Lien Trustee becomes incapable of acting.

(c) If the Third Lien Trustee resigns or is removed or if a vacancy exists in the office of the Third Lien Trustee for any reason, the Company shall promptly appoint a successor Third Lien Trustee. Within one year after the successor Third Lien Trustee takes office, the Holders of a majority in principal amount of the then outstanding New Third Lien Secured Notes may appoint a successor Third Lien Trustee to replace the successor Third Lien Trustee appointed by the Company.

(d) If a successor Third Lien Trustee does not take office within thirty (30) days after the retiring Third Lien Trustee resigns or is removed, the retiring Third Lien Trustee, the Company, or the Holders of New Third Lien Secured Notes of at least 10% in aggregate principal amount of the then outstanding New Third Lien Secured Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Third Lien Trustee.

(e) If the Third Lien Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Third Lien Trustee and the appointment of a successor Third Lien Trustee.

(f) A successor Third Lien Trustee shall deliver a written acceptance of its appointment to the retiring Third Lien Trustee and to the Company. Thereupon, the resignation or removal of the retiring Third Lien Trustee shall become effective, and the successor Third Lien Trustee shall have all the rights, powers and duties of the Third Lien Trustee under this Third Lien Indenture. The successor Third Lien Trustee shall mail a notice of its succession to Holders. The retiring Third Lien Trustee shall promptly transfer all property held by it as Third Lien Trustee to the successor Third Lien Trustee, provided all sums owing to the Third Lien Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Third Lien Trustee pursuant to this Section 7.08 or Section 7.09, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Third Lien Trustee.

(g) The Collateral Agent may resign at any time by thirty (30) days’ written notice to the Third Lien Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Third Lien Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Third Lien Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the New Third Lien Secured Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. Notwithstanding replacement of the Collateral Agent pursuant to this Section 7.08 or Section 7.09, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Collateral Agent.

Section 7.09 Successor by Merger, Etc.

If the Third Lien Trustee or Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another Person, the successor Person without any further act shall be the successor Third Lien Trustee or Collateral Agent, as applicable.

Section 7.10 Eligibility; Disqualification.

There shall at all times be Third Lien Trustee hereunder that is an entity or entities organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that are subject to supervision or examination by federal or state authorities and that have a combined capital and surplus of at least $150,000,000 as set forth in their most recent published annual report of condition.

This Third Lien Indenture shall always have a Third Lien Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Third Lien Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Company.

The Third Lien Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Third Lien Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein. The Third Lien Trustee hereby waives any right to set-off any claim that it may have against the Company in any capacity (other than as Third Lien Trustee, Collateral Agent, Conversion Agent, Paying Agent and Agent) against any of the assets of the Company held by the Third Lien Trustee; provided, however, that if the Third Lien Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the New Third Lien Secured Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12 Application for Instructions from the Company.

Any application by the Third Lien Trustee or the Collateral Agent for written instructions from the Company may, at the option of the Third Lien Trustee or the Collateral Agent, as applicable, set forth in writing any action proposed to be taken or omitted by the Third Lien Trustee or the Collateral Agent under this Third Lien Indenture or the Third Lien Documents and the date on and/or after which such action shall be taken or such omission shall be effective. Neither the Third Lien Trustee nor the Collateral Agent shall be liable for any action taken by, or omission of, the Third Lien Trustee or the Collateral Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Third Lien Trustee and the Collateral Agent, as applicable, shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DISCHARGE OF LIABILITY

Section 8.01 Discharge of Liability on Notes.

(a) This Third Lien Indenture will be discharged and will cease to be of further effect (except as to rights, indemnities and immunities of the Third Lien Trustee and to surviving rights of registration or transfer or exchange of New Third Lien Secured Notes, as expressly provided for in this Third Lien Indenture) as to all outstanding New Third Lien Secured Notes, and the Liens, if any, on the Collateral securing the New Third Lien Secured Notes and the related Guarantees will be released, in each case when (a) (i) all New Third Lien Secured Notes theretofore authenticated and delivered (other than (x) New Third Lien Secured Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06 and (y) New Third Lien Secured Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Third Lien Trustee for cancellation; or (ii) the Company has irrevocably deposited with the Third Lien Trustee or delivered to Holders, as applicable, after the New Third Lien Secured Notes have become due and payable, whether on the maturity date, any redemption date, any Fundamental Change

Payment Date, upon conversion or otherwise, cash or cash, shares of Common Stock or a combination thereof, as applicable, solely to satisfy the Company’s Conversion Obligation, sufficient to pay all of the outstanding New Third Lien Secured Notes and all other sums due and payable for the New Third Lien Secured Notes under this Third Lien Indenture by the Company; and (b) the Company has delivered to the Third Lien Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Third Lien Indenture relating to the satisfaction and discharge of this Third Lien Indenture in respect of the New Third Lien Secured Notes have been complied with. The Company’s obligations in Sections 7.07, 8.05 and 8.06 will survive such satisfaction and discharge.

(b) Upon satisfaction of the conditions set forth herein and upon request and at the expense of the Company, the Third Lien Trustee will acknowledge in writing the discharge of those obligations that the Company terminates.

Section 8.02 [Reserved].

Section 8.03 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the Proceeds thereof) deposited with the Third Lien Trustee pursuant to Section 8.04 hereof in respect of the outstanding New Third Lien Secured Notes shall be held in trust and applied by the Third Lien Trustee, in accordance with the provisions of such New Third Lien Secured Notes and this Third Lien Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Third Lien Trustee may determine, to the Holders of such New Third Lien Secured Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Third Lien Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding New Third Lien Secured Notes.

Section 8.04 Repayment to the Company.

Any money deposited with the Third Lien Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any New Third Lien Secured Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such New Third Lien Secured Notes shall thereafter look only to the Company for payment thereof, and all liability of the Third Lien Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.05 Reinstatement.

If the Third Lien Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Third Lien Indenture and the New Third Lien Secured Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as such Third Lien Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any New Third Lien Secured Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such New Third Lien Secured Notes to receive such payment from the money held by the Third Lien Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Third Lien Documents may be amended or supplemented by the Company, any Subsidiary Guarantor (with respect to this Third Lien Indenture or a Subsidiary Guarantee to which it is a party), the Third Lien Trustee and the Collateral Agent without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate of the Company, which states that such cure is a good faith attempt by the Company to reflect the intention of the parties to this Third Lien Indenture, delivered to the Third Lien Trustee and the Collateral Agent;

(ii) to conform the text of the Third Lien Documents (including any supplemental indenture or other instrument pursuant to which Additional New Third Lien Secured Notes are issued) to the “Description of New Third Lien Secured Notes” in the Prospectus;

(iii) to comply with Section 4.09;

(iv) to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under and in accordance with this Third Lien Indenture and the New Third Lien Secured Notes or Subsidiary Guarantee, as the case may be;

(v) to provide for uncertificated New Third Lien Secured Notes in addition to or in place of certificated New Third Lien Secured Notes; provided, however, that the uncertificated New Third Lien Secured Notes are issued in registered form for purposes of Section 163(f) of the Code;

(vi) to add or release Subsidiary Guarantees in accordance with the terms of the Third Lien Documents;

(vii) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Third Lien Trustee or the Collateral Agent for the benefit of the Holders of the New Third Lien Secured Notes, as additional security for the payment and performance of all or any portion of the Third Lien Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Third Lien Trustee or the Collateral Agent pursuant to the Third Lien Documents or otherwise;

(viii) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Subsidiary Guarantor;

(ix) to make any change that does not adversely affect the rights of any Holder of the New Third Lien Secured Notes upon delivery to the Third Lien Trustee of an Officer’s Certificate of the Company certifying the absence of such adverse effect;

(x) to comply with any requirement of the SEC in connection with the qualification of this Third Lien Indenture under the TIA;

(xi) to make any amendment to the provisions of the Third Lien Documents relating to the transfer and legending of New Third Lien Secured Notes as permitted by this Third Lien Indenture, including to facilitate the issuance and administration of the New Third Lien Secured Notes; provided, however, that (1) compliance with this Third Lien Indenture as so amended would not result in New Third Lien Secured Notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer the New Third Lien Secured Notes;

(xii) to evidence and provide for the acceptance of appointment by a successor Collateral Agent or successor Third Lien Trustee for the New Third Lien Secured Notes, provided that such successor Third Lien Trustee or Collateral Agent, as the case may be, is otherwise qualified and eligible to act as such under the terms of this Third Lien Indenture;

(xiii) to provide for or confirm the issuance of Additional New Third Lien Secured Notes in accordance with this Third Lien Indenture;

(xiv) to provide for the accession of any parties to the Third Lien Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreements, as applicable (and other amendments to such documents that in either case are administrative or ministerial in nature) in connection with an incurrence of additional Indebtedness to the extent permitted by the Third Lien Documents;

(xv) to provide for the release of the Collateral from the New Third Liens in accordance with the terms of this Third Lien Indenture;

(xvi) with respect to the New Third Lien Secured Notes, in connection with any event described in Section 13.07, provide that the New Third Lien Secured Notes are convertible into Reference Property, subject to the provisions hereof, and to make related changes to the terms of the New Third Lien Secured Notes and conversion rights of the Holders of the New Third Lien Secured Notes;

(xvii) with respect to the New Third Lien Secured Notes, elect or change an election in respect of settlement election or Specified Dollar Amount to be applicable to all future conversions, which may be irrevocable if so specified, or

(xviii) to enter into an Approved Intercreditor Agreement in connection with the incurrence of Junior Lien Indebtedness or Pari Passu Lien Indebtedness permitted by this Third Lien Indenture;

provided that, for the avoidance of doubt, no co-obligor or co-issuer may be added (directly or indirectly) to the New Third Lien Secured Notes without the consent of a majority in principal amount of the New Third Lien Secured Notes then outstanding.

Section 9.02 With Consent of Holders of the New Third Lien Secured Notes.

(a) This Third Lien Indenture and the Third Lien Documents, including the New Third Lien Secured Notes, the Guarantees and the Third Lien Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the New Third Lien Secured Notes then outstanding other than New Third Lien Secured Notes Beneficially Owned by the Company or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Third Lien Secured Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of New Third Lien Secured Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Third Lien Secured Notes). However, without the consent of each Holder of a New Third Lien Secured Note affected, no amendment, supplement or waiver may (with respect to any New Third Lien Secured Notes held by a non-consenting Holder of the New Third Lien Secured Notes):

(i) reduce the percentage of the aggregate principal amount of New Third Lien Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any New Third Lien Secured Note;

(iii) reduce the principal of or change the Stated Maturity of any New Third Lien Secured Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the New Third Lien Secured Notes, except a rescission of acceleration of the New Third Lien Secured Notes by the Holders of at least a majority in aggregate principal amount of the New Third Lien Secured Notes and a waiver of the payment default that resulted from such acceleration;

(v) reduce the amount payable upon the redemption of any New Third Lien Secured Note pursuant to a Fundamental Change or amend or modify in any manner adverse to the Holder of a New Third Lien Secured Note the Company’s obligation to make such payments, whether through an amendment or waiver or provisions in the covenants, definitions or otherwise;

(vi) make any New Third Lien Secured Note payable in money other than that stated in such New Third Lien Secured Note;

(vii) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s New Third Lien Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s New Third Lien Secured Notes;

(viii) make any adverse change to the conversion rights of any New Third Lien Secured Note;

(ix) make any change in the amendment or waiver provisions of this Third Lien Indenture that require each Holder’s consent, as described in clauses (i) through (xii);

(x) make any change in the provisions of this Third Lien Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the New Third Lien Secured Notes;

(xi) make any New Third Lien Secured Notes or any Guarantee of New Third Lien Secured Notes subordinated in right of payment or “waterfall” priority to, in either case, any other Obligations; or

(xii) release the Company or any Subsidiary Guarantor from its Obligations under the Third Lien Documents, except in accordance with the terms of the Third Lien Documents.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of the then outstanding New Third Lien Secured Notes, no amendment, supplement or waiver may modify any Third Lien Document that would have the effect of releasing all or substantially all of the Collateral from the Liens of the New Third Liens (except as permitted by the terms of this Third Lien Indenture or the Third Lien Security Documents) or changing or altering the priority of New Third Liens on the Collateral:

(b) The consent of the Holders of New Third Lien Secured Notes under this Section 9.02 is not necessary to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance thereof.

(c) Additional New Third Lien Secured Notes will be disregarded for purposes of any amendment or waiver relating to a Default or Event of Default that existed (disregarding any applicable notice, cure or grace periods) prior to the time of issuance of such Additional New Third Lien Secured Notes.

(d) After an amendment under this Section 9.02 becomes effective, the Company will (or will cause the Third Lien Trustee, at the expense of and at the written request of the Company, to deliver to the Holders affected thereby a notice briefly describing such amendment. The failure of the Company to deliver such notice, or any defect therein, will not in any way impair or affect the validity of an amendment under this Section 9.02.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Third Lien Indenture or the New Third Lien Secured Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a New Third Lien Secured Note is a continuing consent by the Holder of a New Third Lien Secured Note and every subsequent Holder of a New Third Lien Secured Note or portion of a New Third Lien Secured Note that evidences the same debt as the consenting Holder’s New Third Lien Secured Note, even if notation of the consent is not made on any New Third Lien Secured Note. However, any such Holder of a New Third Lien Secured Note or subsequent Holder of a New Third Lien Secured Note may revoke the consent as to its New Third Lien Secured Note if the Third Lien Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

(a) The Third Lien Trustee may place an appropriate notation about an amendment, supplement or waiver on any New Third Lien Secured Note thereafter authenticated. The Company in exchange for all New Third Lien Secured Notes may issue and the Third Lien Trustee shall, upon receipt of an Authentication Order, authenticate new New Third Lien Secured Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new New Third Lien Secured Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Third Lien Trustee and Collateral Agent to Sign Amendments, Etc.

The Third Lien Trustee and the Collateral Agent, as applicable, shall sign any amended or supplemental indenture, New Third Lien Secured Note or amendment or supplement to any Third Lien Document authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Third Lien Trustee or the Collateral Agent, as applicable. In executing any amended or supplemental indenture (other than a supplemental indenture adding an additional Note Guarantee pursuant to Section 4.15 hereof), New Third Lien Secured Note or amendment or supplement to any Third Lien Document, the Third Lien Trustee and the Collateral Agent shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to such Third Lien Document is authorized or permitted by this Third Lien Indenture and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that all conditions precedent to such execution have been met.

ARTICLE X

GUARANTEES

Section 10.01 Guarantees.

(a) Each of the Company’s Subsidiary Guarantors, jointly and severally, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreements, the prompt payment when due, whether at Stated Maturity, upon acceleration or otherwise, and at all times thereafter, all Obligations of the Company under this Third Lien Indenture and the New Third Lien Secured Notes and all reasonable fees and documented costs and expenses incurred by the Third Lien Trustee and the Collateral Agent in endeavoring to collect all of any part of the Obligations from, or in prosecuting any action against the Company or any Subsidiary Guarantor to the Holders, the Third Lien Trustee and the Collateral Agent (all such Obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each Subsidiary Guarantor agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

(b) Each Subsidiary Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Subsidiary Guarantor waives (to the extent lawful) notice of any default under the New Third Lien Secured Notes or the Guaranteed Obligations.

(c) Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(d) Except as set forth in Section 4.09. Section 10.02 and Article VIII, the obligations of each Subsidiary Guarantor hereunder will not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and will not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein will not (to the extent lawful) be discharged or impaired or otherwise affected by (i) the failure of any Holder or the Third Lien Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Third Lien Indenture, the New Third Lien Secured Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Third Lien Indenture, the New Third Lien Secured Notes, the Third Lien Security Agreements or any other Third Lien Documents; (iv) the release of any security held by any Holder, any Third Lien Trustee or the Collateral Agent for the Guaranteed Obligations or any of them; (v) the failure of any Holder, the Third Lien Trustee or the Collateral Agent to exercise any right or remedy against any other Subsidiary Guarantor; (vi) any change in the ownership of the Company; (vii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (viii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

(e) Each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein will remain in full force and effect until payment in full of all the Guaranteed Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee in compliance with Section 4.09, Section 10.02 and Article VIII. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder, the Third Lien Trustee or the Collateral Agent upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder, the Third Lien Trustee or the Collateral Agent has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same will become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Third Lien Trustee, forthwith pay, or cause to be paid, in cash, to the Third Lien Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed by this Guarantee may be accelerated as provided in this Third Lien Indenture for the purposes of its Subsidiary Guarantee in this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed by this Guarantee and (ii) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.

Section 10.02 Limitation on Subsidiary Guarantor Liability; Release and Discharge.

(a) Each Subsidiary Guarantor, and by its acceptance of New Third Lien Secured Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the laws of the jurisdiction of organization of such Subsidiary Guarantor to the extent applicable to such Note Guarantee. Any term or provision of this Third Lien Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Third Lien Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the laws of the jurisdiction of organization of such Subsidiary Guarantor and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Each Subsidiary Guarantee will be a continuing guarantee, and, except as provided for in Section 10.02(c), will:

(i) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(ii) be binding upon each such Subsidiary Guarantor and its successors and assigns; and

(iii) inure to the benefit of and be enforceable by the Third Lien Trustee, the Collateral Agent, the Holders and their successors, transferees and assigns.

(c) The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged:

(i) in connection with any disposition of:

(1) Equity Interests of such Subsidiary Guarantor; or

(2) all or substantially all of the assets of such Subsidiary Guarantor,

in each case, if (x) such disposition is permitted under the terms of this Third Lien Indenture, the New Third Lien Secured Notes and First Lien/Second Lien/Third Lien Intercreditor Agreements and (y) such disposition is not being made for the primary purpose of causing the release of the Subsidiary Guarantee;

(ii) if the Third Lien Obligations under this Third Lien Indenture are discharged in accordance with the terms of this Third Lien Indenture; or

(iii) if the Subsidiary Guarantor has been released from its First Lien Obligations.

(d) Upon delivery by the Company to the Third Lien Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one of the requirements of Section 10.02(c) has been satisfied and the conditions to the release of a Subsidiary Guarantor under this Section 10.02 have been met, each Third Lien Trustee shall execute such documents reasonably requested by the Company in order to evidence the release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, at the Company’s sole cost and expense.

(e) The release of a Subsidiary Guarantor from its Subsidiary Guarantee and its obligations under this Third Lien Indenture in accordance with the provisions of this Section 10.02 will not preclude the future application of Section 4.15 to such Person.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Third Lien Indenture shall be discharged and shall cease to be of further effect as to all New Third Lien Secured Notes issued thereunder, and the Collateral shall be released from the New Third Liens in favor of the Collateral Agent and no longer secure the obligations under this Third Lien Indenture, as applicable, when:

(i) either:

(1) all New Third Lien Secured Notes that have been authenticated, except lost, stolen or destroyed New Third Lien Secured Notes that have been replaced or paid and New Third Lien Secured Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Third Lien Trustee for cancellation; or

(2) all New Third Lien Secured Notes that have not been delivered to the Third Lien Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Third Lien Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof (or otherwise caused there to be delivered to Holders conversion consideration), in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New Third Lien Secured Notes not delivered to the Third Lien Trustee for cancellation for principal of, premium on, if any, and interest on (or delivered or caused there to be delivered to the Holders, conversion consideration necessary to satisfy any Conversion Obligation) the New Third Lien Secured Notes to the date of maturity or redemption;

(ii) with respect to Section 11.01(a)(i)(2), no Default or Event of Default with respect to the New Third Lien Secured Notes has occurred and is Continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a Default under, any other instrument to which the Company or any Subsidiary Guarantor is or are a party or by which the Company or any Subsidiary Guarantor is or are bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(iii) the Company or any Subsidiary Guarantor has or have paid or caused to be paid all sums payable by it or them hereunder; and

(iv) the Company has delivered irrevocable instructions to the Third Lien Trustee to apply the deposited money toward the payment of the New Third Lien Secured Notes at maturity or the redemption date, as the case may be.

(b) The Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Third Lien Trustee and the Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the satisfaction and discharge of this Third Lien Indenture, the obligations of the Company and the Subsidiary Guarantors under Section 7.07 shall survive. Upon request and at the sole cost and expense of the Company, the Third Lien Trustee shall execute such instruments reasonably requested by the Company to evidence the satisfaction and discharge of this Third Lien Indenture.

Section 11.02 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.04, all money and non-callable Government Securities (including the Proceeds thereof) deposited with the Third Lien Trustee pursuant to Section 11.01 hereof in respect of the outstanding New Third Lien Secured Notes shall be held in trust and applied by the Third Lien Trustee, in accordance with the provisions of the New Third Lien Secured Notes and this Third Lien Indenture, to the payment, either directly or through any paying agent, as the Third Lien Trustee may determine, to the Holders of the New Third Lien Secured Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money be segregated from other funds except to the extent required by law.

ARTICLE XII

COLLATERAL AND SECURITY

Section 12.01 Security.

(a) The due and punctual payment of the Third Lien Obligations, including payment of the principal of, premium on, if any, and interest on, the New Third Lien Secured Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption, conversion or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the New Third Lien Secured Notes, according to the terms hereunder or thereunder, are secured as provided in the Third Lien Security Documents which the Company and Subsidiary Guarantors have entered into simultaneously with the execution of this Third Lien Indenture, or, in certain circumstances, subsequent to the date hereof, and will be secured by any Third Lien Security Documents hereafter delivered as required by this Third Lien Indenture.

(b) Each Holder, by accepting a New Third Lien Secured Note, acknowledges and agrees to all of the terms and provisions of the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and the Third Lien Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral), as the same may be amended from time to time pursuant to the provisions of this Third Lien Indenture, the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and the other Third Lien Security Documents.

Section 12.02 2L/3L Intercreditor Agreement, ABL/Junior Intercreditor Agreement and any other Approved Intercreditor Agreement.

(a) Notwithstanding anything to the contrary contained herein, the Third Lien Trustee and each Holder, by its acceptance of the New Third Lien Secured Notes, hereby acknowledges that the Liens and security interests securing the Third Lien Obligations on the New Third Lien Secured Notes, the exercise of any right or remedy by the Collateral Agent under the Third Lien Security Documents or with respect thereto, and certain rights of the parties thereto are subject to the provisions of the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and any other applicable Approved Intercreditor Agreement that has been entered into by the Third Lien Trustee and/or the Collateral Agent pursuant to the terms hereof. In the event of any conflict between (x) the terms of the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement or any such Approved Intercreditor Agreement, on the one hand, and (y) the terms of this Third Lien Indenture or any Third Lien Security Document on the other hand, the terms of the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and any such applicable Approved Intercreditor Agreement shall govern and control, except with respect to the individual rights, privileges, immunities and indemnities of the Third Lien Trustee and the Collateral Agent, in which case, this Third Lien Indenture shall control.

(b) In furtherance of the foregoing, notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent are expressly subject and subordinate to the Liens and security interests granted in favor of the ABL/FILO Obligations and (ii) the exercise of any right or remedy by the Collateral Agent or any other secured party hereunder is subject to the limitations and provisions of the ABL/Junior Intercreditor Agreement. In the event of any conflict between the terms of the ABL/Junior Intercreditor Agreement and the terms this Third Lien Indenture, the terms of the ABL/Junior Intercreditor Agreement shall govern, except with respect to the individual rights, privileges, immunities and indemnities of the Third Lien Trustee and the Collateral Agent, in which case, this Third Lien Indenture shall control.

Section 12.03 The Collateral Agent and the Third Lien Trustee.

(a) The Third Lien Trustee and each Holder, by their acceptance of the New Third Lien Secured Notes, hereby acknowledge and agree that pursuant to the Third Lien Security Agreements, the Collateral Agent shall hold (directly or through co-trustees or agents) in trust for the benefit of all current and future Third Lien Secured Parties a security interest in the Collateral granted to the Collateral Agent pursuant to the applicable Third Lien Security Documents.

(b) Each Holder, by its acceptance of the New Third Lien Secured Notes (i) appoints Wilmington Trust, National Association to act on its behalf as Collateral Agent under the Third Lien Security Documents, (ii) authorizes and directs the Collateral Agent, and its respective Third Lien Trustee if applicable, to enter into the Third Lien Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, (iii) authorizes its respective Third Lien Trustee to direct the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Third Lien Security Documents, including for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Company and Subsidiary Guarantors thereunder to secure the Secured Indebtedness, together with such powers and discretion as are reasonably incidental thereto and (iv) authorizes the Collateral Agent to release or subordinate any Lien granted to or held by the Collateral Agent upon any Collateral as provided in this Third Lien Indenture, the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement, any other Approved Intercreditor Agreement or the Third Lien Security Documents. In the case of any Third Lien Security Documents or any other Approved Intercreditor Agreement (or any amendment or supplement thereof) to be entered into after the Issue Date, the Third Lien Trustee or the Collateral Agent, as applicable, shall execute and enter into such document in accordance with, and upon receipt of a Third Lien Security Document Order, as set forth in Section 12.03(f) hereof, in addition to any other requirements herein and therein. It is hereby expressly acknowledged and agreed that, in doing so, the Third Lien Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement, any other Approved Intercreditor Agreement or any other Third Lien Security Document, the Third Lien Trustee and the Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Third Lien Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(c) The Company hereby appoints Wilmington Trust, National Association (and any co-agents, sub-agents or attorneys-in-fact appointed by the Collateral Agent (and which shall be entitled to the benefit of the provisions of the 2L/3L Intercreditor Agreement and the ABL/Junior Intercreditor Agreement)) to serve as Collateral Agent on behalf of the Third Lien Secured Parties under the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and the Third Lien Security Documents as provided therein, with the privileges, powers and immunities as set forth therein and in the Third Lien Security Documents.

(d) None of the Company, the Subsidiary Guarantors or any of their respective Affiliates may serve as Collateral Agent.

(e) Each Holder, by its acceptance of the New Third Lien Secured Notes, (i) authorizes the Collateral Agent (and the Third Lien Trustee if applicable) to enter into any Approved Intercreditor Agreement (and, subject to Section 12.03(f) hereof, any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) and (ii) acknowledge that each Approved Intercreditor Agreement is (if entered into) binding upon them.

(f) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer of the Company (a “Third Lien Security Document Order”), in connection with actions permitted under this Third Lien Indenture, the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and any other applicable Approved Intercreditor Agreement, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into (without any obligation to review or negotiate the terms of such document), without the further consent of any Holder or the Third Lien Trustee, any Third Lien Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that (1) such Third Lien Security Document, amendment, or supplement is authorized and permitted under this Third Lien Indenture or any other Third Lien Document and (2) the Collateral Agent shall not be required to execute or enter into any such Third Lien Security Document which, in the Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Collateral Agent or that the Collateral Agent determines is reasonably likely to involve the Collateral Agent in personal liability. Such Third Lien Security Document Order (which may be included in the Officer’s Certificate referred to below) shall (A) state that it is being delivered to the Collateral Agent pursuant to, and is a Third Lien Security Document Order referred to in, this Section 12.03(f), (B) certify that the action and execution of documents being requested in such Third Lien Security Document Order is authorized and permitted under this Third Lien Indenture or any other Third Lien Document and (C) instruct the Collateral Agent to execute and enter into such Third Lien Security Document. Other than as set forth in this Third Lien Indenture, any such execution of a Third Lien Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that such Third Lien Security Document, amendment, or supplement is authorized and permitted under this Third Lien Indenture or any other Third Lien Document and that all conditions precedent to the execution and delivery of the Third Lien Security Document have been satisfied. The Holders, by their acceptance of the New Third Lien Secured Notes, hereby authorize and direct the Collateral Agent to execute such Third Lien Security Documents (subject to the first sentence of this Section 12.03(f)).

(g) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession. Should the Third Lien Trustee obtain possession of any such Collateral, the Third Lien Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instruction

(h) Notwithstanding anything to the contrary contained in this Third Lien Indenture or any other Third Lien Document, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has reasonably determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (h) if it no, security or undertaking from the Company or the Holders to be sufficient.

Section 12.04 Collateral Shared Equally and Ratably.

(a) Subject to the applicable provisions in the 2L/3L Intercreditor Agreement, the ABL/Junior Intercreditor Agreement and any other Approved Intercreditor Agreement, the payment and satisfaction of all of the Third Lien Obligations under the Third Lien Documents shall be secured equally and ratably by the Liens on the Company’s and the Subsidiary Guarantors’ right, title and interest in the Collateral established in favor of the Collateral Agent for the benefit of the Third Lien Secured Parties pursuant to the Third Lien Security Documents and any Approved Intercreditor Agreements and all such Liens will be enforceable by the Collateral Agent for the benefit of all Third Lien Secured Parties equally and ratably.

(b) Notwithstanding anything to the contrary herein, at the request and expense of the Company, the Collateral Agent is irrevocably authorized by the Third Lien Trustee and each Holder, by its acceptance of the New Third Lien Secured Notes, to:

(i) subordinate its Lien on any property in connection with the incurrence of any Indebtedness pursuant to clauses (iv) or (xx) of Section 4.04(b); and

(ii) subordinate its Lien on any property to the holder of any Lien on such property that is permitted by clause (c) of the definition of “Permitted Liens” or with respect to which an Act of Required Secured Parties has been obtained.

(c) Upon delivery of an Officer’s Certificate and Opinion of Counsel to the Collateral Agent and the Third Lien Trustee certifying that such subordination is authorized and permitted by this Third Lien Indenture and the other Third Lien Documents, the Collateral Agent and the Third Lien Trustee shall execute and deliver such evidence of subordination as may be reasonably requested by the Company, at the Company’s sole cost and expense.

Section 12.05 Release of Liens on Collateral.

(a) The Liens on the Collateral securing the New Third Lien Secured Notes will be released automatically and without the need for any further action by any Person under any one or more of the following circumstances:

(i) in whole, upon payment in full of the principal of, together with accrued and unpaid interest on, the New Third Lien Secured Notes and all other Third Lien Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid;

(ii) any of the Collateral shall be sold, transferred or otherwise disposed of by the Company or a Subsidiary Guarantor, as the case may be, in a transaction permitted by the Third Lien Indenture, the New Third Lien Secured Notes and the First Lien/Second Lien/Third Lien Intercreditor Agreements (except to the Company or another Subsidiary Guarantor), with respect to only such Collateral sold but not on any Proceeds thereof;

(iii) all or substantially all of the Equity Interests of the any Subsidiary Guarantor shall be sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor in a transaction permitted by the Amended Credit Agreement (except to the Company or a Subsidiary Guarantor), with respect only to the Collateral of the Company or such Subsidiary Guarantor, as the case may be;

(iv) if a Subsidiary Guarantor otherwise ceases to be a Grantor pursuant to the terms of the U.S. Security Agreement or Canadian Security Agreement, with respect to only the Collateral of the Company or such Subsidiary Guarantor but not on any Proceeds thereof;

(v) if a Subsidiary Guarantor otherwise ceases to be a Subsidiary Guarantor in accordance with the terms of this Third Lien Indenture, with respect to only the Collateral of such Subsidiary Guarantor but not on any Proceeds thereof;

(vi) upon such property or other asset being released from the Liens securing the First Lien Obligations (excluding in the case of the payment thereof);

(vii) as required by the terms of any applicable intercreditor agreement, including a full release of the Collateral upon the Discharge of First Lien Obligations; or

(viii) upon such property or asset becoming an Excluded Asset.

(b) Upon delivery of an Officer’s Certificate and Opinion of Counsel to the Collateral Agent and the Third Lien Trustee certifying that such release is authorized and permitted by this Third Lien Indenture, the Collateral Agent and the Third Lien Trustee shall execute and deliver such evidence of release as may be reasonably requested by the Company, at the Company’s sole cost and expense.

Section 12.06 Further Assurances.

Subject to the terms of the Third Lien Security Documents, the Company and each of the Subsidiary Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Third Lien Secured Parties, duly created and enforceable and perfected Liens (subject to Permitted Liens and the terms of this Third Lien Indenture, the 2L/3L Intercreditor Agreement and the ABL/Junior Intercreditor Agreement) upon the Company’s and each Subsidiary Guarantor’s right, title and interest in the Collateral (including any property or assets of the Company or Subsidiary Guarantors that are acquired or otherwise become Collateral after the New Third Lien Secured Notes are issued), in each case, as contemplated by, and in accordance with the Lien priority required under, this Third Lien Indenture and each of the Third Lien Security Documents.

Section 12.07 Filing, Recording and Opinions.

(a) The Company will comply with the provisions of Sections 314(b) and 314(d) of the TIA. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary herein, the Company and the Subsidiary Guarantors will not be required to comply with all or any portion of Section 314(d) of the TIA if they determine, in good faith, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

Any release of Collateral permitted by Section 12.05 and this Section 12.07 will be deemed not to impair the Liens under this Third Lien Indenture and the Third Lien Security Documents in contravention thereof and any Person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Third Lien Trustee and the Collateral Agent may, to the extent permitted by Section 7.01, 7.02 and 7.03 accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

(b) If any Collateral is released in accordance with this Third Lien Indenture or any Third Lien Security Document at a time when the Third Lien Trustee is not itself also the Collateral Agent of the New Third Lien Secured Notes and if the Company has delivered the certificates and documents required by the Third Lien Security Documents and Section 12.05, the Third Lien Trustee will deliver all documentation received by it in connection with such release to the Collateral Agent.

ARTICLE XIII

CONVERSION OF NEW THIRD LIEN SECURED NOTES

Section 13.01 Conversion Privilege. (a) Subject to and upon compliance with the provisions of this Article XIII, each Holder of a New Third Lien Secured Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is in denominations of $2,000 or in integral multiples of $1,000 in excess thereof) of such New Third Lien Secured Note (i) subject to satisfaction of the conditions set forth in Section 13.01(b), at any time prior to the Close of Business on the Business Day immediately preceding May 30, 2029 under the circumstances and during the periods set forth in Section 13.01(b), and (ii) regardless of the conditions set forth in Section 13.01(b), at any time on or after May 30, 2029 and prior to the Close of Business on the second Scheduled Trading Day immediately preceding the maturity date, in each case, at an initial conversion rate of 83.3333 shares of Common Stock (subject to adjustment as provided in this Article XIII, the “Conversion Rate”) per $1,000 principal amount of New Third Lien Secured Notes (subject to, and in accordance with, the settlement provisions of Section 13.02, the “Conversion Obligation”).

(b) (i) Prior to the Close of Business on the Business Day immediately preceding May 30, 2029, a Holder may surrender all or any portion of its New Third Lien Secured Notes for conversion at any time during the five consecutive Business Day period immediately following any five consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of New Third Lien Secured Notes, as determined following a request by a Holder of New Third Lien Secured Notes in accordance with this Section 13.01(b)(i), for each Trading Day of the Measurement Period was less than 98% of the product of the Last Reported Sale Price of the Common Stock on each such Trading Day and the Conversion Rate on each such Trading Day. The Trading Prices shall be determined by the Bid Solicitation Agent pursuant to this Section 13.01(b)(i) and the definition of Trading Price set forth in this Third Lien Indenture. The Bid Solicitation Agent (if other than the Company) shall have no obligation to determine the Trading Price per $1,000 principal amount of New Third Lien Secured Notes unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request (or, if the Company is acting as Bid Solicitation Agent, the Company shall have no obligation to determine the Trading Price) unless a Holder of at least $1,000,000 aggregate principal amount of New Third Lien Secured Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of New Third Lien Secured Notes would be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate, at which time the Company shall instruct the Bid Solicitation Agent to determine (or if the Company is acting as Bid Solicitation Agent, the Company shall determine) the Trading Price per $1,000 principal amount of New Third Lien Secured Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of New Third Lien Secured Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate. If (x) the Company is not acting as Bid Solicitation Agent, and the Company does not instruct the Bid Solicitation Agent to determine the Trading Price per $1,000 principal amount of New Third Lien Secured Notes when obligated as provided in the preceding sentence, or if the Company instructs the Bid Solicitation Agent to obtain bids and the Bid Solicitation Agent fails to make such determination, or (y) the Company is acting as Bid Solicitation Agent and the Company fails to make such determination when obligated as provided in the preceding sentence, then, in either case, the Trading Price per $1,000 principal amount of New Third Lien Secured Notes on any date shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate on each Trading Day of such failure. If the Trading Price condition set forth in this subsection (b)(i) has been met, the Company shall promptly so notify the Holders, the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) in writing. If, at any time after the Trading Price condition set forth in this subsection (b)(i) has been met, the Trading Price per $1,000 principal amount of New Third Lien Secured Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate for such date, the Company shall promptly so notify the Holders of the New Third Lien Secured Notes, the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) in writing. At such time as the Company directs the Bid Solicitation Agent in writing to solicit bid quotations, the Company shall provide the Bid Solicitation Agent (if other than the Company) with the names and contact details of the three independent nationally-recognized securities dealers selected by the Company, and the Company will direct those security dealers to provide bids to the Bid Solicitation Agent. The Company shall act as initial Bid Solicitation Agent but may appoint another Person (including one of the Company’s Affiliates) as Bid Solicitation Agent from time to time without prior notice to the Holders of the New Third Lien Secured Notes.

(ii) If, prior to the Close of Business on the Business Day immediately preceding May 30, 2029, the Company elects to:

(1) issue to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than forty-five (45) calendar days after the announcement of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance; or

(2) distribute to all or substantially all holders of the Common Stock the Company’s assets, securities or rights to purchase securities of the Company, which distribution has a per share value, as reasonably determined in good faith by the Company, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement for such distribution, then, in either case, the Company shall notify all Holders of the New Third Lien Secured Notes, with a copy to the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee), at least forty-five (45) Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Once the Company has given such notice, a Holder may surrender all or any portion of its New Third Lien Secured Notes for conversion at any time until the earlier of (1) the Close of Business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the New Third Lien Secured Notes are not otherwise convertible at such time.

(iii) If (i) a transaction or event that constitutes a Fundamental Change occurs prior to the Close of Business on the Business Day immediately preceding May 30, 2029, regardless of whether a Holder has the right to require the Company to repurchase the New Third Lien Secured Notes pursuant to Section 3.12, or (ii) if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its consolidated assets, prior to the Close of Business on the Business Day immediately preceding May 30, 2029, pursuant to which the Common Stock would be converted into cash, securities or other assets, then, in each case, all or any portion of a Holder’s New Third Lien Secured Notes may be surrendered for conversion at any time from or after the anticipated effective date of such transaction or event (or, if later, the Business Day after the Company gives notice of such transaction or event pursuant to the succeeding sentence) until thirty-five (35) Trading Days after the effective date of such transaction or, if such transaction or event also constitutes a Fundamental Change, until the related Fundamental Change Payment Date. The Company shall notify Holders, the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) (x) as promptly as practicable following the date the Company publicly announces such transaction or event and in no event later than the actual effective date of such transaction or event.

(iv) Prior to the Close of Business on the Business Day immediately preceding May 30, 2029, a Holder may surrender all or any portion of its New Third Lien Secured Notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2022 (and only during such calendar quarter), if the Last Reported Sale Price of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) during the period of thirty (30) consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter has been at least 130% of the Conversion Price on each applicable Trading Day. The Company shall determine at the beginning of each calendar quarter commencing after December 31, 2022 whether the New Third Lien Secured Notes may be surrendered for conversion in accordance with this clause (iv) and shall notify the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) if the New Third Lien Secured Notes become convertible in accordance with this clause (iv).

(v) If the Company calls any or all of the New Third Lien Secured Notes for redemption pursuant to Section 3.07 prior to the Close of Business on the Business Day immediately preceding May 30, 2029, then a Holder may surrender all or any portion of its New Third Lien Secured Notes that have been called (or deemed called) for redemption for conversion at any time during the Redemption Period, even if the New Third Lien Secured Notes are not otherwise convertible at such time. After that time, the right to convert pursuant to this subsection (b)(v) shall expire, unless the Company defaults in the payment of the Redemption Price, in which case a Holder of New Third Lien Secured Notes may convert all or any portion of its New Third Lien Secured Notes until the Redemption Price has been paid or duly provided for. If the Company elects to redeem less than all of the outstanding New Third Lien Secured Notes and the Holder of any New Third Lien Secured Note (or any owner of a beneficial interest in any Global Note) is reasonably not able to determine, before the Close of Business on the 44th Scheduled Trading Day immediately before the relevant redemption date, whether such New Third Lien Secured Note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such Holder or owner, as applicable, will be entitled to convert such New Third Lien Secured Note or beneficial interest, as applicable, at any time during the Redemption Period. If only a portion of a New Third Lien Secured Note is subject to redemption and that New Third Lien Secured Note is converted in part, then the converted portion of that New Third Lien Secured Note will be deemed to be from the portion of that New Third Lien Secured Note that was subject to redemption.

Section 13.02 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to this Section 13.02 and Section 13.07(a), upon conversion of any New Third Lien Secured Note, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of New Third Lien Secured Notes being converted, cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 13.02 (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 13.02 (“Combination Settlement”), at its election, as set forth in this Section 13.02.

(i) All conversions for which the relevant Conversion Date occurs after the Company’s issuance of a notice of redemption with respect to the New Third Lien Secured Notes and prior to the related redemption date, and all conversions for which the relevant Conversion Date occurs on or after May 30, 2029 shall be settled using the same Settlement Method.

(ii) Except for any conversions for which the relevant Conversion Date occurs after the Company’s issuance of a notice of redemption with respect to the New Third Lien Secured Notes but prior to the related redemption date, and any conversions for which the relevant Conversion Date occurs on or after May 30, 2029, the Company shall use the same Settlement Method for all conversions occurring on the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

(iii) If, in respect of any Conversion Date (or any conversions for which the relevant Conversion Date occurs (x) during a Redemption Period, in such notice of redemption or (y) on or after May 30, 2029), the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company, with a copy to the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee), shall deliver such Settlement Notice to converting Holders no later than the Close of Business on the Trading Day immediately following the relevant Conversion Date

(or, in the case of any conversions for which the relevant Conversion Date occurs (x) during a Redemption Period, in such notice of redemption or (y) on or after May 30, 2029, no later than the Close of Business on the Scheduled Trading Day immediately preceding May 30, 2029). If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Combination Settlement with respect to such conversion or during such period and the Company shall be deemed to have elected Physical Settlement in respect of its Conversion Obligation. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Physical Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of New Third Lien Secured Notes. If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of New Third Lien Secured Notes in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of New Third Lien Secured Notes shall be deemed to be $1,000.

(iv) The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of New Third Lien Secured Notes (the “Settlement Amount”) shall be computed as follows:

(1) if the Company elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of New Third Lien Secured Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date;

(2) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of New Third Lien Secured Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the forty (40) consecutive Trading Days during the related Observation Period; and

(3) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each $1,000 principal amount of New Third Lien Secured Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the forty (40) consecutive Trading Days during the related Observation Period.

(v) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock. The Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) shall have no responsibility for any such determination.

(b) Subject to Section 13.02(e), before any Holder of a New Third Lien Secured Note shall be entitled to convert a New Third Lien Secured Note as set forth herein, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(h) and (ii) in the case of a Definitive Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile or electronic transmission thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of New Third Lien Secured Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates or book-entry statements for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such New Third Lien Secured Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(h). The Third Lien Trustee (and, if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article XIII on the Conversion Date for such conversion. No Notice of Conversion with respect to any New Third Lien Secured Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change repurchase notice to the Company in respect of such New Third Lien Secured Notes and has not validly withdrawn such Fundamental Change repurchase notice in accordance with Section 3.12.

If more than one New Third Lien Secured Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such New Third Lien Secured Notes shall be computed on the basis of the aggregate principal amount of the New Third Lien Secured Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A New Third Lien Secured Note shall be deemed to have been converted immediately prior to the Close of Business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 13.07(a), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement (provided that, with respect to any Conversion Date following the regular record date immediately preceding the maturity date where Physical Settlement applies to the related conversion, the Company shall settle any such conversion on the maturity date), or on the second Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method. If any shares of Common Stock are due to converting Holders, the Company shall issue or cause to be issued, and deliver to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Company’s Conversion Obligation.

(d) In case any New Third Lien Secured Note shall be surrendered for partial conversion, the Company shall execute and the Third Lien Trustee shall authenticate and deliver to or upon the written order of the Holder of the New Third Lien Secured Note so surrendered a new New Third Lien Secured Note or New Third Lien Secured Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered New Third Lien Secured Note, without payment of any service charge by the converting Holder but, if required by the Company or Third Lien Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new New Third Lien Secured Notes issued upon such conversion being different from the name of the Holder of the old New Third Lien Secured Notes surrendered for such conversion.

(e) If a Holder submits a New Third Lien Secured Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver or refuse to instruct the stock transfer agent to deliver the certificates or book-entry statements representing the shares of Common Stock being issued in a name other than the Holder’s name until the Third Lien Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 13.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any New Third Lien Secured Note as provided in this Article XIII.

(g) Upon the conversion of an interest in a Global Note, the Third Lien Trustee, or the Custodian at the direction of the Third Lien Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Third Lien Trustee in writing of any conversion of New Third Lien Secured Notes effected through any Conversion Agent other than the Third Lien Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the New Third Lien Secured Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than canceled, extinguished or forfeited. Upon a conversion of New Third Lien Secured Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if New Third Lien Secured Notes are converted after the Close of Business on a regular record date and prior to the Open of Business on the corresponding Interest Payment Date, Holders of such New Third Lien Secured Notes as of the Close of Business on such regular record date will receive the full amount of interest payable on such New Third Lien Secured Notes on the corresponding Interest Payment Date notwithstanding the conversion. New Third Lien Secured Notes surrendered for conversion during the period from the Close of Business on any regular record date to the Open of Business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the New Third Lien Secured Notes so converted; provided that no such payment shall be required (1) for conversions following the regular record date immediately preceding the maturity date or any redemption date; (2) if the Company has specified a redemption date that is after a regular record date and on or prior to the second Business Day immediately following the corresponding Interest Payment Date; (3) if the Company has specified a Fundamental Change Payment Date that is after a regular record date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of conversion with respect to such New Third Lien Secured Note. Therefore, for the avoidance of doubt, all Holders of record on the regular record date immediately preceding the maturity date, any redemption date or any Fundamental Change Payment Date as described in the immediately preceding sentence shall receive the full interest payment due on the maturity date or other applicable Interest Payment Date regardless of whether their New Third Lien Secured Notes have been converted following such regular record date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the Close of Business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of New Third Lien Secured Notes, such Person shall no longer be a Holder of such New Third Lien Secured Notes surrendered for conversion.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the New Third Lien Secured Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each New Third Lien Secured Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Section 13.03 [Reserved].

Section 13.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the New Third Lien Secured Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the New Third Lien Secured Notes, in any of the transactions described in this Section 13.04, without having to convert their New Third Lien Secured Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of New Third Lien Secured Notes held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0

=   the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1	= the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as the case may be;

OS0	= the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date, as the case may be; and

OS1	= the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this Section 13.04(a) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than forty-five (45) calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	= the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1	= the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0	= the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y

=   the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of the issuance of such rights, options or warrants.

Any increase made under this Section 13.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 13.04(b) and Section 13.01(b)(ii)(A), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Company.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities of the Company, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 13.04(a) or Section 13.04(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 13.04(d), (iii) distributions of Reference Property in exchange for Common Stock in a transaction described in Section 13.07, (iv) rights issued pursuant to a stockholder rights plan of the Company (other than pursuant to Section 13.11 pursuant to which an adjustment was effected) and (v) Spin-Offs as to which the provisions set forth below in this Section 13.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	= the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1	= the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0

=   the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV

=   the fair market value (as determined in good faith by the Company) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 13.04(c) above shall become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a New Third Lien Secured Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company determines the “FMV” (as defined above) of any distribution for purposes of this Section 13.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 13.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	= the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	= the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0

=   the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	= the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase in the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that in respect of any conversion of New Third Lien Secured Notes during the Valuation Period, references in the portion of this Section 13.04(c) related to Spin-Offs with respect to ten (10) Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and the Conversion Date in determining the Conversion Rate. If the Ex-Dividend Date of the Spin-Off is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of New Third Lien Secured Notes, references in the portion of this Section 13.04(c) related to Spin-Offs to ten (10) Trading Days will be deemed to be replaced, solely in respect of that conversion of New Third Lien Secured Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period. If any dividend or distribution that constitutes a Spin-Off is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 13.04(c) (and subject in all respect to Section 13.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this

Section 13.04(c) (and no adjustment to the Conversion Rate under this Section 13.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Third Lien Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.04(a), Section 13.04(b) and this Section 13.04(c), if any dividend or distribution to which this Section 13.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 13.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 13.04(a) and Section 13.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date” within the meaning of Section 13.04(a) or “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 13.04(b).

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	= the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	= the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	= the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	= the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 13.04(d) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a New Third Lien Secured Note shall receive, for each $1,000 principal amount of New Third Lien Secured Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0

=   the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1

=   the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	= the aggregate value of all cash and any other consideration (as determined in good faith by the Company) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0

=   the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1

=   the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1

=   the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase in the Conversion Rate under this Section 13.04(e) shall occur at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of New Third Lien Secured Notes within the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires, references in this Section 13.04(e) with respect to ten (10) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of New Third Lien Secured Notes, references in this Section 13.04(e) to ten (10) Trading Days shall be deemed to be replaced, solely in respect of that conversion of New Third Lien Secured Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day of such Observation Period.

In the event that the Company or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer described in this clause (e) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or any such purchase is rescinded, the applicable Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had not been made only in respect of the purchases that have been effected.

(f) Notwithstanding this Section 13.04 or any other provision of this Third Lien Indenture or the New Third Lien Secured Notes, if the Company has elected Physical Settlement in respect of a conversion and a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its New Third Lien Secured Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 13.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 13.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities. If the application of the formulas set forth in clauses (b), (c), (d) and (e) of this Section 13.04 would result in a decrease in the Conversion Rate, no such adjustment shall be made.

(h) If (i) the Company elects (or is deemed to elect) Combination Settlement and shares of Common Stock are deliverable to settle the Daily Settlement Amount for a given Trading Day within the applicable Observation Period; (ii) any distribution or transaction described in clauses (a), (b), (c), (d) or (e) of this Section 13.04 has not yet resulted in an adjustment to the applicable Conversion Rate on the Trading Day in question; and (iii) the shares of Common Stock deliverable in respect of such Trading Day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then the Company shall adjust the number of shares of Common Stock that it delivers in respect of the relevant Trading Day to reflect the relevant distribution or transaction.

(i) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 13.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Company determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall mail to the Holder of each New Third Lien Secured Note at its last address appearing on the Note Register (with a copy to the Third Lien Trustee and the Conversion Agent, if other than the Third Lien Trustee) a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(j) Notwithstanding anything to the contrary in this Article XIII, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the New Third Lien Secured Notes were first issued;

(iv) upon the issuance of guarantees issued in respect of outstanding securities of the Company;

(v) solely for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid interest, if any.

(k) All calculations and other determinations under this Article XIII (including any adjusted Conversion Rate) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share, with five one-hundred-thousandths rounded upward.

(l) If an adjustment to the Conversion Rate otherwise required by this Section 13.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate, (ii) on the Conversion Date for any New Third Lien Secured Notes (in the case of Physical Settlement), (iii) on each Trading Day of any Observation Period related to any conversion of New Third Lien Secured Notes (in the case of Cash Settlement or Combination Settlement) and (iv) on the effective date of any Fundamental Change, in each case, unless the adjustment has already been made.

(m) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Third Lien Trustee (and the Conversion Agent if not the Third Lien Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Third Lien Trustee shall have received such Officer’s Certificate, the Third Lien Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at its last address appearing on the Note Register of this Third Lien Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(n) For purposes of this Section 13.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(o) The Company shall not take any action that would cause the Conversion Price applicable to the New Third Lien Secured Notes to fall below the par value of the Common Stock.

Section 13.05 Adjustments of Prices. Whenever any provision of this Third Lien Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period), the Company shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

The Company shall make all calculations called for under the New Third Lien Secured Notes. The calculations shall include, but not be limited to, determinations of the stock price, the Last Reported Sale Prices, the Daily Conversion Values, the Daily Settlement Amounts, accrued interest payable on the New Third Lien Secured Notes and the conversation rate of the New Third Lien Secured Notes. The Company shall make the calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on each Holder. The Company shall provide a schedule of the calculations to each of the Third Lien Trustee and the Conversion Agent, and each of the Third Lien Trustee and the Conversion Agent shall be entitled to rely conclusively upon the accuracy of the calculations without independent verification. The Company shall forward the calculations to any Holder upon the request of that Holder.

Section 13.06 Shares to Be Fully Paid. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the New Third Lien Secured Notes from time to time as such New Third Lien Secured Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such New Third Lien Secured Notes would be converted by a single Holder and that Physical Settlement is applicable).

Section 13.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or changes in par value or to no par value),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of New Third Lien Secured Notes shall be changed into a right to convert such principal amount of New Third Lien Secured Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Third Lien Trustee a supplemental indenture permitted under Section 9.01(p) providing for such change in the right to convert each $1,000 principal amount of New Third Lien Secured Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of New Third Lien Secured Notes in accordance with Section 13.02 and (B) (I) any amount payable in cash upon conversion of the New Third Lien Secured Notes in accordance with Section 13.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the New Third Lien Secured Notes in accordance with Section 13.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the New Third Lien Secured Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of New Third Lien Secured Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article XIII. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the New Third Lien Secured Notes as the Company shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Section 3.12.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 13.07, the Company shall promptly deliver to the Third Lien Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder, at its address appearing on the Note Register provided for in this Third Lien Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 13.07. None of the foregoing provisions shall affect the right of a Holder of New Third Lien Secured Notes to convert its New Third Lien Secured Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 13.01 and Section 13.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

Section 13.08 Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of New Third Lien Secured Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of New Third Lien Secured Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be.

(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the New Third Lien Secured Notes.

Section 13.09 Responsibility of Third Lien Trustee. The Third Lien Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Third Lien Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any New Third Lien Secured Note; and the Third Lien Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Third Lien Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any New Third Lien Secured Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Third Lien Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 13.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their New Third Lien Secured Notes after any event referred to in such Section 13.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officer’s Certificate (which the Company shall be obligated to file with the Third Lien Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Third Lien Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 13.01(b) has occurred that makes the New Third Lien Secured Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Third Lien Trustee and the Conversion Agent the notices referred to in Section 13.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Third Lien Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Third Lien Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 13.01(b).

Section 13.10 Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 13.04 or Section 13.11;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Third Lien Indenture), the Company shall cause to be filed with the Third Lien Trustee and the Conversion Agent (if other than the Third Lien Trustee) and to be delivered to each Holder at its address appearing on the Note Register, as promptly as possible but in any event at least twenty (20) days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up. For the avoidance of doubt, no failure to comply with this Section 13.10 shall be an Event of Default unless the 30-day period provided for in Section 6.01(c) has run and such Event of Default shall not have been cured prior to the expiration of such 30-day period.

Section 13.11 Stockholder Rights Plans. To the extent the Company has a stockholder rights plan in effect upon conversion of the New Third Lien Secured Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates and book-entry statements representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of New Third Lien Secured Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon conversion of the New Third Lien Secured Notes, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 13.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 13.12 Limit on Company Actions that Increases the Conversion Rate. Notwithstanding anything to the contrary in this Third Lien Indenture, the Company will not take any action that would result in an increase in the Conversion Rate by an amount in excess of limitations imposed by any shareholder approval rules or listing standards of any national or regional securities exchange that are applicable to the Company, without previously obtaining shareholder approval of such action.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

This Third Lien Indenture is subject to, and shall be governed by, the provisions of the TIA that required to be part of and to govern indentures qualified under the TIA. If any provision of this Third Lien Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 14.02 Notices.

(a) Any notice or communication by the Company or any Subsidiary Guarantor, on the one hand, or the Third Lien Trustee or the Collateral Agent on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: David Lopez

If to the Third Lien Trustee :

Wilmington Trust, National Association, as Third Lien Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Bed Bath and Beyond Notes Administrator

If to the Collateral Agent:

Wilmington Trust, National Association, as Collateral Agent

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Bed Bath and Beyond Notes Administrator

(b) The Company, the Subsidiary Guarantors, if any, the Third Lien Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) Except as otherwise provided herein, any notice or communication to a Holder shall be electronically delivered as permitted by this Third Lien Indenture or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. Notwithstanding the foregoing, notices to the Third Lien Trustee or the Collateral Agent shall be deemed to be effective only when actually received by the Third Lien Trustee’s or the Collateral Agent’s, as applicable, designated office.

(f) If the Company mails a notice or communication to Holders, it shall mail a copy to the Third Lien Trustee and the Collateral Agent and each agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to its rights under this Third Lien Indenture or the New Third Lien Secured Notes. The Company, the Third Lien Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Third Lien Trustee or the Collateral Agent, as applicable, to take any action under this Third Lien Indenture, the Company shall furnish to the Third Lien Trustee or the Collateral Agent, as applicable:

(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Third Lien Trustee or the Collateral Agent, as applicable, (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Third Lien Indenture relating to the proposed action have been satisfied; and

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Third Lien Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel (who may rely upon the Officer’s Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Third Lien Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Third Lien Trustee or the Collateral Agent may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Conversion Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Managers, Employees, Stockholders, Members and Partners.

No director, officer, manager, employee, incorporator, stockholder, member or partner of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or of the Subsidiary Guarantors under the New Third Lien Secured Notes, this Third Lien Indenture, the Guarantees, the Third Lien Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Third Lien Secured Notes by accepting a New Third Lien Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Third Lien Secured Notes.

Section 14.08 Governing Law.

THIS THIRD LIEN INDENTURE AND THE NEW THIRD LIEN SECURED NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 14.09 Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Third Lien Indenture or the transactions contemplated hereby may be instituted in the federal courts sitting in the Southern District of New York in the State of New York, or if such federal courts do not have jurisdiction, then to the Commercial Division of the state courts residing in the County of New York in the State of New York, and appellate courts of any of the foregoing (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (as to which such jurisdiction is non-exclusive)) of such courts in any such suit, action or proceeding.

Service of any process, summons, notice or document by mail to such party’s (other than the Third Lien Trustee and the Collateral Agent) address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 14.10 No Adverse Interpretation of Other Agreements.

This Third Lien Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Third Lien Indenture.

Section 14.11 Successors.

All agreements of the Company in this Third Lien Indenture and the New Third Lien Secured Notes shall bind its successors. All agreements of the Third Lien Trustee and the Collateral Agent in this Third Lien Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Third Lien Indenture shall bind its successors.

Section 14.12 Severability.

In case any provision in this Third Lien Indenture or the New Third Lien Secured Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.13 Counterpart Originals.

The parties may sign any number of copies of this Third Lien Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Lien Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Lien Indenture as to the parties hereto and may be used in lieu of the original Third Lien Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 14.14 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Third Lien Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Third Lien Trustee and, where it is hereby expressly required, to the

Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Third Lien Indenture and conclusive in favor of the Third Lien Trustee and the Company if made in the manner provided in this Section 14.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Third Lien Trustee deems sufficient.

(c) Notwithstanding anything to the contrary contained in this Section 14.14, the principal amount and serial numbers of New Third Lien Secured Notes held by any Holder, and the date of holding the same, shall be proved by the register of the New Third Lien Secured Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d) If the Company shall solicit from the Holders of the New Third Lien Secured Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Notwithstanding TIA § 316(c), such record date shall not be earlier than the date thirty (30) days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Third Lien Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the Close of Business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding New Third Lien Secured Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding New Third Lien Secured Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Third Lien Indenture not later than ninety (90) days after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any New Third Lien Secured Note shall bind every future Holder of the same New Third Lien Secured Note and the Holder of every New Third Lien Secured Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Third Lien Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such New Third Lien Secured Note.

(f) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular New Third Lien Secured Note may do so itself with regard to all or any part of the principal amount of such New Third Lien Secured Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 14.15 Benefit of Indenture.

Nothing, in this Third Lien Indenture or in the New Third Lien Secured Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar, any Conversion Agent and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Lien Indenture.

Section 14.16 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Third Lien Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Lien Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.17 Waiver of Jury Trial.

EACH OF THE COMPANY AND THE SUBSIDIARY GUARANTORS, THE THIRD LIEN TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD LIEN INDENTURE, THE NEW THIRD LIEN SECURED NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.18 Force Majeure.

In no event shall the Third Lien Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics and pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services and the unavailability of the Federal Reserve Bank wire or other wire transfer facility; it being understood that the Third Lien Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 14.19 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Third Lien Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Third Lien Trustee or the Collateral Agent. The parties to this Third Lien Indenture agree that they will provide the Third Lien Trustee and the Collateral Agent with such information as it may request in order for the Third Lien Trustee and the Collateral Agent to satisfy the requirements of the U.S.A. Patriot Act.

Section 14.20 Legal Holidays

If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Third Lien Indenture to be duly executed, as of the date set forth above.

COMPANY:

BED BATH & BEYOND INC.

By: [•]

Name: [•]

Title: [•]

SUBSIDIARY GUARANTORS:

[•]

By: [•]

Name: [•]

Title: [•]

[•]

By: [•]

Name: [•]

Title: [•]

THIRD LIEN TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Third Lien Trustee and Conversion Agent

By: [•]

Name: [•]

Title: [•]

COLLATERAL AGENT

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Agent

By: [•]

Name: [•]

Title: [•]

EXHIBIT A

FORM OF NEW THIRD LIEN SECURED NOTE

[Face of New Third Lien Secured Note]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE THIRD LIEN INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR US FEDERAL INCOME TAX PURPOSES. BED BATH & BEYOND INC. WILL PROMPTLY PROVIDE, UPON WRITTEN REQUEST, THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO BED BATH & BEYOND INC. AT THE FOLLOWING ADDRESS: 650 LIBERTY AVENUE, UNION, NEW JERSEY 07083 ATTENTION: CHIEF FINANCIAL OFFICER.]2

CUSIP ________________

No. R-____	$___________________________

BED BATH & BEYOND INC.

12.000% SENIOR THIRD LIEN SECURED CONVERTIBLE NOTES DUE 2029

Issue Date: _____________________

Bed Bath & Beyond Inc., a New York Corporation (the “Company”, which term includes any successor under the Third Lien Indenture hereinafter referred to), for value received, promises to pay to___________________, or its registered assigns, the principal sum of _________________________ [(as may be increased or decreased on the Schedule of Increases and Decreases in Global Note attached hereto)]3 on November 30, 2029.

Interest Payment Dates: May 30 and November 30, commencing on ___________________

Record Dates: May 15 and November 15.

[1]	Include for Global Notes.
[2]	Include for New Third Lien Secured Notes that are issued with OID for U.S. federal income tax purposes.
[3]	Include for Global Notes.

Reference is hereby made to the further provisions of this New Third Lien Secured Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this New Third Lien Secured Note the right to convert this New Third Lien Secured Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, on the terms and subject to the limitations set forth in the Third Lien Indenture. Such further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this New Third Lien Secured Note to be signed manually, by facsimile or by other electronic means by one of its duly authorized officers.

BED BATH & BEYOND INC.

By:

Name:

Title:

(Third Lien Trustee’s Certificate of Authentication)

This is one of the 12.000% Senior Third Lien Secured Convertible Notes due 2029 described in the within-mentioned Third Lien Indenture.

Dated:

___________________, as Trustee

By:

Authorized Signatory

[Reverse Side of New Third Lien Secured Note]

BED BATH & BEYOND INC.

12.000% SENIOR THIRD LIEN SECURED CONVERTIBLE NOTES DUE 2029

Capitalized terms used herein shall have the meanings assigned to them in the Third Lien Indenture referred to below unless otherwise indicated.

1.

Interest. The Company promises to pay interest on the principal amount of this New Third Lien Secured Note at 12.000% per annum from the date hereof until maturity. The Company shall pay interest, if any, semi-annually in arrears on May 30 and November 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the New Third Lien Secured Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this New Third Lien Secured Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be as set forth on the face hereof. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.

Method of Payment. The Company shall pay interest on the New Third Lien Secured Notes (except defaulted interest), if any, to the Persons who are registered Holders of New Third Lien Secured Notes at the Close of Business on the record date set forth on the face hereof immediately preceding the Interest Payment Date, even if such New Third Lien Secured Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Third Lien Indenture with respect to defaulted interest. The New Third Lien Secured Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar maintained for such purpose, or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other New Third Lien Secured Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.

Paying Agent and Registrar. Initially, Wilmington Trust, National Association, the Third Lien Trustee under the Third Lien Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.

Third Lien Indenture. The Company issued the New Third Lien Secured Notes under the Third Lien Indenture dated as of [•] among the Company, the Subsidiary Guarantors, the Third Lien Trustee and the Collateral Agent. The terms of the New Third Lien Secured Notes include those stated in the Third Lien Indenture and those made part of the Third Lien Indenture by reference to the Trust Indenture Act of 1939, as amended. The New Third Lien Secured Notes are subject to all such terms, and Holders are referred to the Third Lien Indenture and the TIA for a statement of such terms. To the extent any provision of this New Third Lien Secured Note conflicts with the express provisions of the Third Lien Indenture, the provisions of the Third Lien Indenture shall govern and be controlling.

5.

Optional Redemption. On or after the one year anniversary of the Issue Date, the Company may, at its option, redeem all or a part of the New Third Lien Secured Notes upon not less than forty-five (45) nor more than sixty-five (65) days’ notice, if the Last Reported Sale Price of the Common Stock has been at least 130% of the Conversion Price then in effect for at least twenty (20) Trading Days (whether or not consecutive) during any thirty (30) consecutive Trading Day period (including the last Trading Day of such period) ending on, and including the Trading Day immediately preceding the date on which the Company provides notice of redemption, at the Redemption Price equal to 100% of the principal amount of the New Third Lien Secured Notes to be redeemed, plus accrued and unpaid interest, if any, on the New Third Lien Secured Notes redeemed, to, but not including, the applicable redemption date, unless the redemption date falls after a regular record date but on or prior to the immediately succeeding Interest Payment Date, in which case we will pay the full amount of accrued and unpaid interest to the Holder of record as of the Close of Business on such regular record date, and the Redemption Price will be equal to 100% of the principal amount of the New Third Lien Secured Notes to be redeemed.

6.	Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Third Lien Secured Notes.

7.

Required Repurchase. Upon the occurrence of a Fundamental Change, the Company shall make a Fundamental Change Offer in accordance with Sections 3.12 and 3.13 of the Third Lien Indenture. In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.07 of the Third Lien Indenture.

8.

Selection and Notice of Redemption. If less than all of the New Third Lien Secured Notes are to be redeemed or purchased in an offer to purchase at any time, the Third Lien Trustee shall select the New Third Lien Secured Notes for redemption or purchase as follows: if the New Third Lien Secured Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the New Third Lien Secured Notes are listed as certified to the Third Lien Trustee by the Company, and in compliance with the requirements of DTC or, if the New Third Lien Secured Notes are not listed on any national securities exchange, on a pro rata basis (based on amounts tendered), by lot or by such method as the Third Lien Trustee deems fair and appropriate in accordance with DTC procedures subject to adjustments so that no New Third Lien Secured Note in any unauthorized denomination remains outstanding after such redemption. No New Third Lien Secured Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail or electronically or otherwise in accordance with DTC procedures at least forty-five (45) but not more than sixty-five (65) days before the redemption date to each Holder of New Third Lien Secured Notes to be redeemed at its registered address, except that redemption notices may be sent more than sixty-five (65) days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Third Lien Indenture As long as the New Third Lien Secured Notes are issued in global form, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. Any notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If any New Third Lien Secured Note is to be redeemed in part only, the notice of redemption that relates to that New Third Lien Secured Note will state the portion of the principal amount thereof to be redeemed. A new New Third Lien Secured Note in principal amount equal to the unredeemed portion of the original New Third Lien Secured Note will be issued (or cause to be transferred by book entry) in the name of the Holder thereof upon cancellation of the original New Third Lien Secured Note. New Third Lien Secured Notes called for redemption become due on the date fixed for redemption. Subject to Section 3.05 of the Third Lien Indenture, on and after the redemption date, interest, if any, ceases to accrue on New Third Lien Secured Notes or portions of New Third Lien Secured Notes called for redemption.

9.

Denominations, Transfer, Exchange. The New Third Lien Secured Notes are in registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of New Third Lien Secured Notes may be registered and New Third Lien Secured Notes may be exchanged as provided in the Third Lien Indenture. The Registrar and the Third Lien Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Third Lien Indenture. The Company is not required to transfer or exchange any New Third Lien Secured Note selected for redemption. Also, the Company is not required to transfer or exchange any New Third Lien Secured Note prior to a selection of a New Third Lien Secured Note to be redeemed or tendered and not withdrawn in connection with a Fundamental Change Offer or an Asset Sale Offer, as applicable, or between a record date and the next succeeding Interest Payment Date or a special record date and the next succeeding special payment date.

10.	Persons Deemed Owners. The registered Holder of a New Third Lien Secured Note will be treated as its owner for all purposes.

11.

Amendment, Supplement and Waiver. The Third Lien Indenture, the New Third Lien Secured Notes, the applicable Guarantees, the other Third Lien Documents, the First Lien/Second Lien/Third Lien Intercreditor Agreements and any other Approved Intercreditor Agreement may be amended or supplemented as provided in the Third Lien Indenture, subject to the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreements and any other Approved Intercreditor Agreement, as applicable.

12.

Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of the Subsidiaries that are a Significant Subsidiary, all outstanding New Third Lien Secured Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is Continuing, the Third Lien Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding New Third Lien Secured Notes may declare all the New Third Lien Secured Notes to be due and payable immediately by notice in writing to the Company (and in the case of the Holders, to the Third Lien Trustee and the Company) specifying the Event of Default. Holders of the New Third Lien Secured Notes may not enforce the Third Lien Indenture or the New Third Lien Secured Notes except as provided in the Third Lien Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding New Third Lien Secured Notes may direct the Third Lien Trustee in its exercise of any trust or power. The Third Lien Trustee may withhold from Holders of the New Third Lien Secured Notes notice of any Continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the New Third Lien Secured Notes then outstanding by notice to the Third Lien Trustee may on behalf of the Holders of all of the New Third Lien Secured Notes waive any existing Default or Event of Default and its consequences under the Third Lien Indenture except a Continuing Default or Event of Default in the payment of interest on, or the principal of, the New Third Lien Secured Notes.

13.

Third Lien Trustee Dealings with Company. The Third Lien Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Third Lien Trustee.

14.

No Recourse Against Others. No director, officer, manager, employee, incorporator, stockholder, member or partner of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or of the Subsidiary Guarantors under the New Third Lien Secured Notes, the Third Lien Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Third Lien Secured Notes by accepting a New Third Lien Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Third Lien Secured Notes.

15.	Authentication. This New Third Lien Secured Note shall not be valid until authenticated by the manual signature of the Third Lien Trustee or an authenticating agent.

16.

CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the New Third Lien Secured Notes and the Third Lien Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the New Third Lien Secured Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.

Conversion of New Third Lien Secured Notes. Subject to the provisions of the Third Lien Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Third Lien Indenture, prior to the Close of Business on the second Scheduled Trading Day immediately preceding the maturity date, to convert any New Third Lien Secured Notes or portion thereof that is in minimum denominations of $2,000 or in integral multiples of $1,000 in excess thereof, into, at the Company’s election, cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in the Third Lien Indenture at the Conversion Rate specified in the Third Lien Indenture and as adjusted from time to time as provided in the Third Lien Indenture.

18.

Intercreditor Agreement. Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced hereby and the exercise of certain rights or remedies with respect thereto are subject to the provisions of the ABL/Junior Intercreditor Agreement, dated as of [•], 2022 (as amended, restated, supplemented, or otherwise modified from time to time, the “ABL/Junior Intercreditor Agreement”), by and among JPMorgan Chase Bank, N.A., as Senior Agent, Wilmington Trust, National Association, as Second Lien Collateral Agent and Wilmington Trust, National Association, as Third Lien Collateral Agent. In the event of any conflict between the terms of the ABL/Junior Intercreditor Agreement and this note, the terms of the ABL/Junior Intercreditor Agreement shall govern and control.

The Company shall furnish to any Holder upon written request and without charge a copy of the Third Lien Indenture and/or the Third Lien Documents. Requests may be made to:

Bed Bath & Beyond Inc.

650 LIBERTY AVENUE,

UNION, NEW JERSEY 07083

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this New Third Lien Secured Note, fill in the form below:

(I) or (we) assign and transfer this New Third Lien Secured Note to:

(Insert assignee’s legal name) (Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)and irrevocably appoint to transfer this New Third Lien Secured Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this New Third Lien Secured Note)

Signature:

Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Third Lien Trustee).

135.1

SCHEDULE OF INCREASES OR DECREASES OF INTERESTS IN THE GLOBAL NOTE

The initial principal amount of this Global Note is set forth on the face hereof. The following increases or decreases of interests in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Third Lien Trustee or New Third Lien Secured Note Custodian

ATTACHMENT 1

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To: Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

To: Wilmington Trust, National Association, as Third Lien Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Bed Bath and Beyond Notes Administrator

The undersigned registered owner of this New Third Lien Secured Note hereby acknowledges receipt of a notice from Bed Bath & Beyond Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Payment Date and requests and instructs the Company to pay to the registered Holder hereof in accordance with Section 3.12 of the Third Lien Indenture referred to in this New Third Lien Secured Note (1) the entire principal amount of this New Third Lien Secured Note, or the portion thereof (that is $2,000 principal amount or integral multiples of $1,000 in excess thereof) below designated, and (2) if such Fundamental Change Payment Date does not fall during the period after a regular record date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Payment Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Third Lien Indenture.

In the case of Definitive Notes, the certificate numbers of the New Third Lien Secured Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all): $ _____,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the New Third Lien Secured Notes in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 2

[FORM OF NOTICE OF CONVERSION]

To: Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

To: Wilmington Trust, National Association, as Third Lien Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Bed Bath and Beyond Notes Administrator

The undersigned registered owner of this New Third Lien Secured Note hereby exercises the option to convert this New Third Lien Secured Note, or the portion hereof (that is $2,000 principal amount or integral multiples of $1,000 in excess thereof) below designated, into, at the Company’s election, cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, in accordance with the terms of the Third Lien Indenture referred to in this New Third Lien Secured Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any New Third Lien Secured Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this New Third Lien Secured Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any, in accordance with Section 13.02(d) and Section 13.02(e) of the Third Lien Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this New Third Lien Secured Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Third Lien Indenture.

Dated:

Signature(s)

Signature Guarantee
Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or New Third Lien Secured Notes are to be delivered, other than to and in the name of the registered holder.